UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Host Hotels & Resorts, Inc.

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HOST HOTELS & RESORTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND 2020 PROXY STATEMENT

HOST
HOTELS & RESORTS®

HOST HOTELS & RESORTS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND 2019 PROXY STATEMENT

Value Creation Through Sustainability Leadership

We are committed to enhancing the value and profitability of our hotels through sustainable business practices. Our strategic framework follows three themes to inform the integration of sustainability into our business and guide engagement with our corporate responsibility stakeholders.

Responsible Investment	Environmental Stewardship	Corporate Citizenship
Evaluate opportunities to address climate change risks, invest in proven sustainability practices and enhance asset value while improving environmental performance.	Set environmental targets, monitor the performance of our responsible investments and measure our progress toward improving the environmental footprint of our properties.	Strengthen our local communities through financial support, community engagement and volunteer service.

$175M	600+	$25M	200+	160+
Engineering projects with sustainability benefits 2015-18	Projects with sustainability attributes completed 2015-18	Expected annual utility savings from combined investments 2015-18	Charities supported 2019	Employee-selected community investments 2019

New 2025 Environmental Targets

GHG	Energy	Renewable Energy	Water	Waste

55%	25%	30%	25%	75%
Reduction Per Square Foot[1]	Reduction Per Square Foot[1]	Electricity Use from Renewable Energy	Reduction Per Occupied Room[1]	Major renovations with waste diversion
[1] Reduction against 2008 baseline year

2019 Accomplishments & Recognition

DJSI World & North America Listed	#1 Hotels & Green Star (7th consecutive year)	Lodging/Resorts Leader in the Light Winner (2014, 2015, 2017 - 2019)	A List (A score for the fifth year)

Leadership recognition	Eight LEED certified properties	94% of U.S. hotels distinguished by the Trip Advisor® GreenLeaders Program	1st Hospitality company to have its greenhouse gas emissions verified

For more information on our corporate responsibility program, visit our website at www.hosthotels.com. Please also refer to our 2019 Corporate Responsibility Report, which follows the Global Reporting Initiative (GRI) disclosure framework.

April 3, 2020

Dear Fellow Stockholder:

I am pleased to invite you to our 2020 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., which will be held at 11:00 a.m. on Friday, May 15, 2020, at the Grand Hyatt Washington in Washington, D.C. The doors will open at 10:30 a.m. Our directors and management team will be available to answer questions. At the annual meeting we will ask you to elect our Board of Directors, ratify the selection of KPMG LLP as our independent registered public accountants, vote to approve executive compensation, and vote to approve the Company’s 2020 Comprehensive Stock and Cash Incentive Plan. These proposals are described in detail in the attached Notice of 2020 Annual Meeting of Stockholders and Proxy Statement. Our 2019 Annual Report is also enclosed, which we encourage you to read.

Host Hotels Delivered Another Year of Strong Performance in 2019

In 2019, we delivered strong operating performance at the high end of our guidance and successfully executed on our long-term strategic vision. On the transaction front, the Company acquired the iconic 1 Hotel South Beach in Miami for $610 million in February 2019. We also capitalized on favorable market conditions and sold 14 non-core hotels with high capital expenditure needs for a total of $1.3 billion. Our goal is to drive stockholder value by combining our operational expertise and exceptional portfolio with disciplined and opportunistic investments. Your Board of Directors is committed to achieving this goal through its continued active oversight and remains focused on generating long-term value for stockholders.

Underpinning our Performance is our Commitment to Corporate Responsibility Initiatives

Our commitment to environmental, social and governance initiatives is central to our business and corporate philosophy and serves as the foundation of Host Hotels’ sustainable long-term growth and success. Set forth on the inside front cover is more information on the themes of our corporate responsibility program, our targets and some of our initiatives. The leadership demonstrated by our corporate responsibility program has been confirmed by the recognition we have received, including being named to Newsweek’s inaugural list of America’s Most Responsible Companies. We invite you to learn more about our program through the corporate responsibility section of our website or by reading our 2019 Corporate Responsibility report, which communicates our approach and activities on environmental, social and governance matters in greater detail.

Your Vote is Important

The attendance of stockholders at our annual meeting helps maintain communication and can improve stockholders’ understanding of our business. We hope you will be able to join us. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, by Internet, or by completing, signing, dating and returning your proxy card. Instructions for these convenient ways to vote are set forth on the enclosed materials.

Thank you for your continued interest in Host Hotels & Resorts, and we look forward to seeing you at the meeting.

Sincerely,

Richard E. Marriott

Chairman of the Board

4747 Bethesda Ave., Suite 1300 Bethesda, Maryland 20814

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

We cordially invite you to attend the 2020 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., a Maryland corporation, and any postponements or adjournments of the meeting.

Meeting Date:	Friday, May 15, 2020
Meeting Time:	11:00 a.m., Doors open at 10:30 a.m.
Location:	The Grand Hyatt Washington 1000 H Street, N.W., Washington, D.C. 20001

At the 2020 Annual Meeting, stockholders as of the record date will be asked to consider and vote upon the matters listed below, as more fully described in the Proxy Statement. Due to the emerging public health impact of the global coronavirus (COVID-19) outbreak, we are planning for the possibility that the Company’s 2020 Annual Meeting of Stockholders may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by the Company and available at www.hosthotels.com.

Agenda

1.	Election of ten directors;

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for 2020;

3.	An advisory resolution to approve executive compensation;

4.	Approval of the Company’s 2020 Comprehensive Stock and Cash Incentive Plan; and

5.	Transaction of any other business that may be properly brought before the annual meeting.

Record Date

You may vote if you were a holder of record of our common stock at the close of business on March 19, 2020, the record date.

By Order of the Board of Directors

Julie P. Aslaksen

Secretary

April 3, 2020

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Go to the website address shown on your Notice of Internet Availability of Proxy Materials (the “Notice”) and vote via the Internet	BY MAIL Mark, sign, date and return a proxy card which can be requested by following the instructions shown on your Notice

BY TELEPHONE Registered holders can use the toll-free number shown on your Notice (this call is toll-free if made in the United States or Canada)	IN PERSON Attend the Annual Meeting in Washington, D.C.

PROXY STATEMENT

i

Proxy Statement. The Board of Directors of Host Hotels & Resorts, Inc. is soliciting proxies to be voted at our 2020 Annual Meeting of Stockholders on May 15, 2020 and at any postponements or adjournments of the meeting. We expect that this Proxy Statement will be mailed and made available to stockholders beginning on or about April 3, 2020.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 15, 2020. The Company’s Proxy Statement for the 2020 Annual Meeting and our Annual Report to Stockholders for 2019 are both available free of charge at https://www.proxydocs.com/HST. References in this Proxy Statement and accompanying materials to Internet web sites are for the convenience of readers. Information available at or through these websites is not incorporated by reference in this Proxy Statement.

ii

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING OF STOCKHOLDERS

VOTING MATTERS

Matter	Board Recommendation	Page Reference (for more detail)

Election of Directors	For each director nominee	6

Ratification of Appointment of KPMG LLP	For	26

Advisory Resolution to Approve Executive Compensation	For	30

Approval of 2020 Comprehensive Stock and Cash Incentive Plan	For	31

BOARD NOMINEES

The following table provides summary information about each director nominee. Directors are elected annually by a majority of votes cast.

			Committee Memberships*
Name, Age	Director Since	Principal Occupation	A	C	NCG	Other U.S. Public Company Boards

Mary L. Baglivo, 62	2013	Chief Executive Officer The Baglivo Group				PVH Corp. Ruth’s Hospitality Group

Sheila C. Bair, 66	2012	Former President of Washington College	(F)			Thomson Reuters (1) Bunge Limited Fannie Mae

Richard E. Marriott, 81	1993	Chairman of the Board

Sandeep L. Mathrani, 57	2016	Chief Executive Officer of WeWork	(F)

John B. Morse, Jr., 73	2003	Retired Vice President and CFO of The Washington Post Company	(F)			AES Corporation

Mary Hogan Preusse, 51	2017	Founder and Principal of Sturgis Partners LLC	(F)			Digital Realty Trust Kimco Realty VEREIT

Walter C. Rakowich, 62	2012	Retired Chief Executive Officer of Prologis	(F)			Iron Mountain Inc. Ventas, Inc.

James F. Risoleo, 64	2017	President and Chief Executive Officer				Cole Office & Industrial REIT

Gordon H. Smith, 67 Independent Lead Director	2009	President & CEO of the National Association of Broadcasters

A. William Stein, 66	2017	Chief Executive Officer of Digital Realty Trust	(F)			Digital Realty Trust

* A	Audit Committee	C	Compensation Policy Committee

	Chair of the Committee	NCG	Nominating and Corporate Governance Committee

(F)	Audit Committee Financial Expert

(1)	Ms. Bair will not be seeking re-election to Thomson Reuters when her term expires in June 2020.

PROXY SUMMARY

Snapshot of Director Diversity and Experience

The Company is committed to having a Board that consists of directors who bring the optimal mix of skills, expertise and diversity that ensures effective oversight of the execution of our business strategy. The Nominating and Corporate Governance Committee and the Board believe it is important for the Board to be “refreshed” by adding directors from time to time, and two new independent directors joined the Board in 2017. The Committee and the Board also believe that long-serving directors bring critical skills and historical perspective to the Board which are valuable in a cyclical business such as the lodging industry. The Committee and Board seek a balanced mix of both new and experienced directors and believe this balance is achieved with the current nominees.

Board Nominee Skills

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values are conducive to strong performance and the creation of long-term stockholder value. Our governance framework gives our highly experienced independent directors the structure necessary to provide oversight, advice and counsel to the Company. This framework is described in more detail in our Corporate Governance Guidelines and code of conduct, which can be found in the governance section of our website.

Board Independence	8 out of 10 of our director nominees are independent. Our Chairman and CEO are the only management directors.
Board Composition

   30% of our director nominees are women.

   Annual self-assessment to review Board’s effectiveness.

   Thoughtful Board refreshment led by the Nominating and Corporate Governance Committee, with four new directors added since 2016.

PROXY SUMMARY

Board Committees	Three fully-independent Board committees – Audit, Nominating and Corporate Governance, and Compensation Policy. All Audit Committee members are “financial experts”.
Leadership Structure

   Chairman of the Board separate from CEO.

   An Independent Lead Director with a robust set of responsibilities is selected by the Board and provides additional independent oversight of senior management and Board matters.

Risk Oversight	Strong Board oversight of risk with committees having particular oversight of certain key risks facing the Company.
Open Communication	We encourage open communication and strong working relationships among the Independent Lead Director, Chairman, CEO and other directors. Our directors have access to management and employees.
Director Stock Ownership

   Our independent directors are required to own common stock in an amount equal to five times the annual cash base retainer. Our management directors (CEO and Chairman) are required to own common stock in an amount equal to six times their annual salary.

   Comprehensive insider trading policy.

   Prohibitions on hedging, derivatives trading and pledging of our common stock.

Accountability to Stockholders

   Majority voting in uncontested director elections, coupled with a director resignation policy

   Fully non-classified board with annual election of directors

   Adopted proxy access rights

   No stockholder rights plan

   Annual advisory vote on executive compensation

   Opted out of the Maryland Control Share Acquisition Act, which provides certain takeover defenses

   Opted out of the provisions of the Maryland Unsolicited Takeovers Act, which permits a board of directors to classify itself without a stockholder vote

   Stockholder power to amend the Bylaws

   Stockholder power to call special meeting upon 25% of the votes entitled to be cast.

Management Succession Planning	The Board actively monitors our succession planning and employee development and receives regular updates on employee engagement, diversity and retention matters.
Sustainability and Corporate Responsibility	The Nominating and Corporate Governance Committee monitors our programs and initiatives on sustainability, environmental matters and social responsibility.

PROXY SUMMARY

COMPENSATION PROGRAM

Our executive compensation programs are designed to:

•	Link pay to performance;

•	Attract and retain talented executive officers and key employees;

•	Emphasize performance-based compensation to motivate key executives;

•	Reward individual performance; and

•	Encourage long-term commitment to the Company and align the interests of executives with stockholders.

We meet these objectives through an appropriate mix of compensation, including for 2019:

Component	Form	Description & Objective

Long-Term Incentive (Performance-Based)	Equity

•  Represents 60% of total long-term incentive award

•  Restricted stock units that are solely performance based and vest after a one-year period based on achievement of corporate objectives or following a three-year period based on relative total stockholder return

•  Aligns executive officers’ compensation with returns delivered to Company stockholders and motivates performance against key corporate objectives

Long-Term Incentive (Time-Based)

•  Represents 40% of total long-term incentive award

•  Restricted stock units that vest in equal annual installments over three years

•  Aligns the interests of the executives with long-term stockholder value

Annual Incentive	Cash

•  At-risk compensation with payments based on the Company’s achievement of key financial measures (adjusted funds from operations per share and return on invested capital) and individual performance based on each officer’s contributions towards predetermined business objectives as set forth in the Company’s annual business plan

•  Formulaic with limited discretion and a cap on the maximum amount that can be earned

Base Salary		• Provides market-competitive pay reflective of an executive’s role, experience and individual performance • Only component of compensation that is fixed

PROXY SUMMARY

In recent years, we’ve made several key enhancements to our compensation programs to continue to enhance the link between compensation and the Company’s business and strategy as well as the long-term interests of stockholders.

✓ Approximately 96% of the votes cast on our 2019 say-on-pay proposal were in favor of our executive compensation program and policies

See “Compensation Discussion and Analysis – Our Compensation Program & Role of the Compensation Committee” for a further discussion of the Company’s compensation programs.

2019 PERFORMANCE HIGHLIGHTS

2019 was a year of continued growth for the Company. The Company’s comparable hotel total revenue per available room increased 1.0%. RevPAR and Total RevPAR are commonly used measures within the hotel industry to evaluate hotel operations. For more information on these measures and our 2019 results, see the Company’s Annual Report on Form 10-K.

We undertook a number of initiatives in 2019 to better position the Company for long-term, sustainable growth and continued to execute on our strategy to improve the overall quality of our portfolio by recycling out of low RevPAR hotels and into high RevPAR hotels. We also achieved the strongest balance sheet (in terms of leverage and interest coverage) in the Company’s history while maintaining our investment grade bond rating.

Refocused the Company with targeted dispositions of:	2019 investment activity:	Total one year stockholder return:	Returned value to stockholders in 2019:	Current annualized dividend yield:
$1.3 Billion	$610 Million	16.6%	$1.1 Billion	5.7%

(including recycling out of lower RevPAR and higher capital expenditure need properties at attractive prices).	Acquired the iconic 1 Hotel South Beach.	Based on increase in stock price from December 31, 2018 to December 31, 2019 and reinvestment of dividends into Company stock.	Represents $0.85 in dividends authorized to stockholders in 2019 and 2019 stock repurchases.	Based on $0.85 per share quarterly dividend authorized in 2019 and the Company’s closing stock price of $14.97 as of March 2, 2020.

PROPOSAL 1 – ELECTION OF 10 DIRECTORS

Our Board of Directors has nominated 10 directors for election at this Annual Meeting to hold office until the next Annual Meeting and the election of their successors. All the nominees are currently directors. In February 2020, Ms. Ann McLaughlin Korologos expressed her intention to retire from the Board at the conclusion of her current term and, accordingly, her term will end at the conclusion of the 2020 Annual Meeting. The Board determined that, effective at the conclusion of the 2020 Annual Meeting, the size of the Board will be decreased from eleven to ten directors. The Board is currently actively recruiting a new director as part of its ongoing refreshment efforts.

Each nominee has consented to serve if elected, but if any director nominee is unavailable to serve (an event which our Board does not now anticipate), the proxies named on your proxy card will vote for a substitute nominee recommended by the Board. Alternatively, should such circumstances arise, the Board may decide to reduce the size of the Board and the number of nominees.

Board Skills, Qualifications, Diversity and Tenure

The Nominating and Corporate Governance Committee reviews the composition of the Board in light of the Company’s changing requirements and its annual assessment of the Board’s performance. The Committee and Board seek a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board confronts.

There are general qualifications that all Directors must have, which are described in the Committee’s charter and the Company’s Corporate Governance Guidelines, including integrity and high ethical standards, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business, and a commitment to full participation on the Board and its committees. The Committee also considers other criteria, including: experience in running a major enterprise, sound business acumen, experience as a board member of another publicly held company, academic expertise in an area of the Company’s operations, and a reputation, both personal and professional, consistent with the image and reputation of the Company.

The Board and the Committee are also committed to a diversified membership, in terms of both the individuals involved and their experience. As stated in the Committee’s charter, the Committee may take into account the overall diversity of the Board, including professional background, experience, thought, perspective, age, tenure, gender, and ethnicity.

The Board and the Nominating and Corporate Governance Committee believe it is important for the Board to be “refreshed” by adding new directors from time to time. However, the Committee and the Board also believe that long-serving directors bring critical skills and knowledge to the Board. Among other things, senior directors bring a historical perspective to the Board, which is highly relevant in a cyclical business such as the lodging industry. In addition, the Committee and the Board believe that long-serving directors have acquired extensive knowledge of the business that tends to make them less dependent upon management for information and perspectives. Accordingly, while the Committee considers tenure as a factor in determining the nominee slate, it is not a primary driver of decisions.

BOARD REFRESHMENT SINCE 2016

PROPOSAL 1 – ELECTION OF 10 DIRECTORS

Director Nominees

The Committee believes that each of the nominees possesses the key attributes that are important to an effective Board. Each director nominee holds or has held senior executive positions in large organizations or the government and has experience relevant to the Company’s business. Our directors also serve on the boards of other public and private companies and have an understanding of corporate governance practices and trends. The Committee has also taken into account diversity considerations in determining the slate of directors and believes that, as a group, the nominees bring a broad range of perspectives to Board deliberations.

The director nominees have served on our Board for an average of approximately 9 years, just slightly above the S&P 500 average. The median tenure of our director nominees is 7 years. Three of the director nominees, or 30% of the Board, have served for three years or less, and four directors were added since 2016.

The Committee also considered the specific experiences described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

INDEPENDENCE TENURE

Below each nominee’s biography, we have included an assessment of the skills and experience of such nominee. We have also included a chart that provides a skills assessment for the full Board.

DIVERSITY OF BACKGROUND

Voting Standard

Each director nominee stands for election every year. Except in a contested election, each director will be elected only if he or she receives more votes “for” than votes “against.” As set forth in the Company’s Corporate Governance Guidelines, any director nominee who is not elected by the vote required and who is an incumbent director must promptly tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended. The Board will act on the tendered resignation within 90 days and will promptly disclose its decision and rationale as to whether to accept the resignation or the reasons for rejecting the resignation. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and is not an incumbent director, the Board may fill the resulting vacancy or decrease the size of the Board.

PROPOSAL 1 – ELECTION OF 10 DIRECTORS

NOMINEES FOR DIRECTOR

MARY L. BAGLIVO

Ms. Baglivo is the Chief Executive Officer of the Baglivo Group, a strategy consulting company. Previously, she was the Vice Chancellor of Communications and Marketing for Rutgers University from 2017 to 2018 and was the Vice President for Global Marketing and Chief Marketing Officer for Northwestern University from 2013 to 2017. Before that, she was a partner with Brand Value Advisors, a strategic brand and digital marketing advisory firm. She also previously served as Chair and Chief Executive Officer, the Americas at Saatchi & Saatchi Worldwide from 2008 to 2013, and Chief Executive Officer, New York from 2004 to 2008. Prior to joining Saatchi & Saatchi, she was President of Arnold Worldwide from 2002 to 2004 and Chief Executive Officer of Panoramic Communications from 2001 to 2002. She currently serves on the board of directors of PVH Corp., where she is a member of its corporate responsibility committee, and Ruth’s Hospitality Group, where she is a member of its compensation and nominating and corporate governance committees.

Skills and Expertise:

•  in depth global marketing, advertising and consumer branding experience

•  strategic planning expertise

•  extensive business and leadership experience of large complex companies, including as Chair and CEO of the Americas at Saatchi & Saatchi Worldwide

•  understanding of growth strategies in worldwide branded businesses

Age: 62 Director since: 2013 Independent
Committees: Compensation (Chair) Nominating and Corporate Governance
Public Boards: PVH Corp. Ruth’s Hospitality Group

SHEILA C. BAIR

Ms. Bair is the former President of Washington College from 2015 to 2017. She is also the former Chair of the Federal Deposit Insurance Corporation, where she served in that capacity from 2006 to 2011. She was a senior advisor to the Pew Charitable Trusts from 2011 to 2015. From 2002 to 2006 she was the Dean’s Professor of Financial Regulatory Policy for the Isenberg School of Management at the University of Massachusetts-Amherst. She also served as Assistant Secretary for Financial Institutions at the U.S. Department of the Treasury (2001 to 2002), Senior Vice President for Government Relations of the New York Stock Exchange (1995 to 2000), Commissioner of the Commodity Futures Trading Commission (1991 to 1995), and as counsel to Kansas Republican Senate Majority Leader Bob Dole (1981 to 1988). She continues her work on financial policy issues as Chair Emeritus of the Systemic Risk Council, a public interest group which monitors progress on the implementation of financial reforms. She is also an accomplished author and has written several books on financial issues, including educational writings on money and finance for children. She is on the board of the Thomson Reuters Corporation, where she is a member of its audit committee and Chair of its risk committee; Bunge Limited, where she serves on the audit and finance and risk policy committees; and Fannie Mae, where she serves on the nominating and corporate governance, compensation and risk policy and capital committees. In addition, she serves on the boards of the Volcker Alliance, a non-profit organization, and Paxos Trust Company, a fintech startup. Ms. Bair has indicated she will not be seeking re-election to Thomson Reuters when her term expires in June 2020.

Skills and Expertise:

•  extensive expertise in banking and finance as a result of her services as Chair of the FDIC

•  recognized leader and author on financial policy issues

•  broad government and regulatory experience both from her service at the FDIC as well as prior service in senior positions at the NYSE, CFTC and the U.S. Department of the Treasury

•  audit committee financial expert

•  familiarity with managing and providing leadership to complex business organizations

•  familiarity and experience with global financial systems as a former independent director for China’s largest bank, an advisor to the China Bank and Insurance Regulatory Commission, and as a former board member and current advisor to Grupo Santander, one of Europe’s largest banks

Age: 66 Director since: 2012 Independent
Committees: Audit Nominating and Corporate Governance
Public Boards: Thomson Reuters Bunge Limited Fannie Mae

PROPOSAL 1 – ELECTION OF 10 DIRECTORS

MARY HOGAN PREUSSE

Ms. Hogan Preusse is the founder and principal of Sturgis Partners, an advisory firm. She was formerly at APG Asset Management US, the New York subsidiary of the Netherlands-based firm from 2000 to 2017. At APG she served as the Managing Director and co-head of Americas Real Estate where she was responsible for managing all of APG’s public real estate investments in North and South America. She also served on the Executive Board of APG Asset Management US from 2008 to 2017. Prior to joining APG in 2000, she spent eight years as a sell side analyst covering the REIT sector, and began her career at Merrill Lynch as an investment banking analyst. Her industry memberships include the International Council of Shopping Centers and NAREIT, where she serves as a member of the Advisory Board of Governors. She is also a member of the board of directors of Digital Realty Trust, where she is a member of its nominating and corporate governance and compensation committees; Kimco Realty, where she is a member of its audit, executive compensation and nominating and corporate governance committees and lead independent director; and VEREIT, where she is a member of its nominating and corporate governance and compensation committees. Ms. Hogan Preusse is a member of the Bowdoin College Board of Trustees and a member of the Real Estate and Infrastructure Advisory Board of the Carey Business School at Johns Hopkins University.

Skills and Expertise:

•  over 25 years of real estate experience, including managing a $13 billion portfolio in real estate investment trusts and other public real estate securities

•  brings valuable investment focus to the Board

•  recognized expertise and leadership in the real estate sector and in 2015 received NAREIT’s E. Lawrence Miller Industry Achievement Award for her contributions to the industry

•  board oversight expertise, serving on the boards of three other public real estate companies

•  audit committee financial expert

Age: 51 Director since: 2017 Independent
Committees: Audit Nominating and Corporate Governance
Public Boards: Digital Realty Trust Kimco Realty VEREIT

SANDEEP L. MATHRANI

Mr. Mathrani is currently the Chief Executive Officer of WeWork. He was formerly the Chief Executive Officer of Brookfield Properties’ retail group and Vice Chairman of Brookfield Properties from 2018 to 2019. Prior to its merger with Brookfield Properties, Mr. Mathrani served as Chief Executive Officer and director of GGP Inc. from 2010 to 2018. Prior to GGP, he served as the President of Retail at Vornado Realty Trust from 2002 to 2010 and was responsible for all retail real estate activities in the United States and India. Prior to Vornado, he served as an Executive Vice President at Forest City Ratner Companies, LLC from 1994 to 2002 and was responsible for its retail development and related leasing in the New York City metropolitan area. Mr. Mathrani is an Executive Board member of the National Association of Real Estate Investment Trusts and served as Chair in 2019. He is also a member of the Real Estate Roundtable, and a member of the Executive Board and Board of Trustees of the International Council of Shopping Centers.

Skills and Expertise:

•  significant experience as CEO and a director of GGP, a large real estate investment trust focused on retail real estate

•  real estate industry veteran with almost 30 years of experience

•  extensive familiarity with all aspects of managing and providing leadership to a complex business organization

Age: 57 Director since: 2016 Independent
Committees: Audit Compensation

PROPOSAL 1 – ELECTION OF 10 DIRECTORS

RICHARD E. MARRIOTT

Mr. Marriott is our Chairman of the Board. He is Chairman of the Board of First Media Corporation, the Chairman and a director of the J. Willard Marriott and Alice S. Marriott Foundation and a director of the Richard E. and Nancy P. Marriott Foundation. Mr. Marriott also serves on the Federal City Council and the National Advisory Council of Brigham Young University. He previously served on the Board of Marriott International, Inc. and is a past President of the National Restaurant Association and a past director of the Polynesian Cultural Center. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities.

Skills and Expertise:

•  comprehensive knowledge of the Company and unique perspective and insight into the hospitality industry based on a 54-year history with the Company and Marriott International

•  during his tenure, Mr. Marriott has served in various executive capacities and has served as our Chairman since 1993

•  long history of successful management of the Company

Chairman of the Board
Age: 81 Director since: 1993

JOHN B. MORSE, JR.

Mr. Morse served as Senior Vice President, Finance and Chief Financial Officer of The Washington Post Company (now Graham Holdings Company) from November 1989 until his retirement in December 2008. He also served as President of Washington Post Telecommunications, Inc. and Washington Post Productions Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers LLP. Mr. Morse is the Chairman and lead independent director of AES Corporation, where he also previously served as Chairman of the financial audit committee. He previously served on the board of HSN, Inc., where he was Chairman of both the compensation and audit committees. He is a former Trustee and President Emeritus of the College Foundation of the University of Virginia and a former director and Treasurer of Greater Naples Leadership.

Skills and Expertise:

•  substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies

•  in-depth understanding of accounting principles and financial reporting rules and regulations acquired in the course of serving as the CFO of The Washington Post Company and his years as a partner at PricewaterhouseCoopers LLP

•  board oversight expertise as an audit committee financial expert and a member of the audit committees of other public company boards

Age: 73 Director since: 2003 Independent
Committees: Audit
Public Boards: AES Corporation

PROPOSAL 1 – ELECTION OF 10 DIRECTORS

WALTER C. RAKOWICH

Mr. Rakowich is the former Chief Executive Officer of Prologis, where he worked for 18 years before retiring in December 2012. Mr. Rakowich served as CEO of Prologis from November 2008 through June 2011, when Prologis merged with AMB Property Corporation. He then assumed the role of Co-CEO and served as a member of the Prologis board of directors up until December 2012 to manage the integration of the two companies. Prior to his service as CEO, Mr. Rakowich held a number of senior management positions while at Prologis, including as President and Chief Operating Officer from 2005 to 2008, and Managing Director and Chief Financial Officer from 1998 to 2005. Prior to joining Prologis, Mr. Rakowich was a partner with real estate provider Trammell Crow Company, where he worked for nine years; before that he was a senior audit and tax consultant for Pricewaterhouse. Mr. Rakowich is also a director of Iron Mountain Incorporated where he is the Chairperson of its audit committee and a member of its finance and nominating and governance committees, and is a director of Ventas, Inc. where he is a member of its audit and compliance committee. He is also on the board of trustees of The Pennsylvania State University and is the Chairman of its audit and risk committee and is on the board of Colorado UpLift.

Skills and Expertise:

•  significant real estate and financial experience, including extensive knowledge of the issues facing large international real estate investment trusts

•  from 1998 to 2012, Mr. Rakowich served, over time, as chief financial officer, chief operating officer and chief executive officer of Prologis, a real estate investment trust focused on industrial real estate with extensive international operations

•  brings valuable experience to the Board on issues facing the Company’s international portfolio, risk assessment and leadership development

•  extensive experience in accounting through his years at Pricewaterhouse

•  audit committee financial expert

Age: 62 Director since: 2012 Independent
Committees: Audit (Chair) Nominating and Corporate Governance
Public Boards: Iron Mountain Incorporated Ventas, Inc.

JAMES F. RISOLEO

Mr. Risoleo became our President and Chief Executive Officer in January 2017. He joined our Company in 1996 as Senior Vice President for Acquisitions and Development, and was appointed Executive Vice President and Chief Investment Officer in 2000. In 2012, he became Executive Vice President and Managing Director of the Company’s European business activities and, in 2015, Mr. Risoleo assumed leadership for all of the Company’s West Coast investment activities in addition to Europe. Prior to joining our Company, Mr. Risoleo was Vice President, Development at Interstate Hotels Corporation and a Senior Vice President, Commercial Real Estate at Westinghouse Electric Corporation. Mr. Risoleo serves as a director of Cole Office & Industrial REIT, a public non-listed REIT and is a member of its audit committee and Chairman of its valuation and compensation committee. He also previously served as the non-executive Chairman of Cole Office & Industrial REIT from 2015 to 2018. He serves as Treasurer and as an Executive Board member of NAREIT, an Executive Committee member of the American Hotel & Lodging Association, a member of the U.S. Travel Association CEO Roundtable, and as a member of the Real Estate Roundtable. Mr. Risoleo is also a member of the Bar of the State of Pennsylvania.

Skills and Expertise:

•  extensive business, leadership and strategic planning experience

•  significant expertise in finance, equity and capital development, real estate and the hospitality industry

•  over 25 years of domestic and international hotel experience in investment, dispositions, capital budgets and asset management

•  extensive knowledge of the Company as a member of senior management for over 20 years, serving in various roles within the Company and culminating in his current service as CEO

President and Chief Executive Officer
Age: 64 Director since: 2017
Public Boards: Cole Office & Industrial REIT

PROPOSAL 1 – ELECTION OF 10 DIRECTORS

GORDON H. SMITH

Senator Smith is President and Chief Executive Officer of the National Association of Broadcasters. From March to October 2009 he was a senior advisor and resident at the Washington, D.C. office of Covington & Burling LLP as a member of the Government Affairs and International Trade practice groups. In 2008, Senator Smith completed his second term as a United States Senator from the State of Oregon, where he served on the Commerce, Science and Transportation Committee; the Energy and Natural Resources Committee; the Finance Committee; and the Indian Affairs Committee. In addition, he was a ranking member of the Senate Finance Subcommittee on International Trade and Global Competitiveness and for six years chaired the Senate Foreign Relations Subcommittee on European Affairs. Prior to his election to the United States Senate, he directed the operations of Smith Frozen Foods, his family’s frozen food processing business and is currently Chairman of the Board of Smith Frozen Foods, which is privately held. In 1992, he was elected to the Oregon State Senate, of which he became President in 1995. He also previously practiced law in the states of New Mexico and Arizona.

Skills and Expertise:

•  high-level U.S. government experience and leadership as a United States Senator

•  extensive knowledge of public policy, international affairs and trade and law

•  significant business experience and knowledge of finance, accounting and marketing obtained through his management of Smith Frozen Foods, a leading producer of frozen foods

Age: 67 Director since: 2009
Lead Independent Director
Committees: Nominating and Corporate Governance (Chair)

A. WILLIAM STEIN

Mr. Stein is the Chief Executive Officer and a director of Digital Realty Trust. Prior to being named CEO in 2014, he served as Chief Financial Officer and Chief Investment Officer. Before joining Digital Realty in 2004, Mr. Stein was with GI Partners, a private equity fund of which Digital Realty was a portfolio company. Past positions include serving as Co-Head of VentureBank@PNC and Media and Communications Finance at The PNC Financial Services Group; President and Chief Operating Officer of TriNet Corporate Realty Trust (acquired by iStar Financial) and a variety of senior investment and financial management positions with Westinghouse Electric, Westinghouse Financial Services and Duquesne Light Company. In addition, Mr. Stein practiced law for eight years, specializing in financial transactions and litigation. Mr. Stein serves as Chair of the Executive Board of NAREIT and is a member of the Fisher Center for Real Estate & Urban Economics Policy Advisory Board. He is also a member of the University of Pittsburgh Chancellor’s Global Advisory Council and the Real Estate Roundtable, and is on the advisory board of AllofUs, a private fintech company. Mr. Stein is also a member of the Bar of the States of Pennsylvania and Florida.

Skills and Expertise:

•  over 30 years of investment, financial and operating management experience

•  in-depth understanding of the real estate industry and the issues facing real estate investment trusts

•  extensive leadership experience including as CEO of Digital Realty Trust, a real estate investment trust focused on data centers, and has overseen a doubling of the company’s total enterprise value, as well as its inclusion in the S&P 500 Index

•  audit committee financial expert

Age: 66 Director since: 2017 Independent
Committees: Audit Compensation
Public Boards: Digital Realty Trust

PROPOSAL 1 – ELECTION OF 10 DIRECTORS

RETIRING DIRECTOR

Ms. Korologos has expressed her intention to not stand for re-election to the Board at the 2020 annual meeting. Ms. Korologos’ retirement comes after 27 years of distinguished service as a director. We wish to express our deep appreciation to Ms. Korologos for her many years of service to the Company.

ANN MCLAUGHLIN KOROLOGOS

Ms. Korologos served as the Chair of the Board of Trustees of the RAND Corporation, an international public policy research organization from April 2004 to April 2009. She is currently Chair of the Board of the Middle East Investment Initiative and is the former Chair of the Board of the Anderson Ranch Arts Center. She was a member of the Board of Cristo Rey Network from 2012 to 2017. From October 1996 to December 2005 she served as Senior Advisor to Benedetto, Gartland & Company, Inc., a private investment banking firm in New York. She formerly served as President of the Federal City Council from 1990 until 1995 and as Chairman of the Aspen Institute from 1996 until 2000. Ms. Korologos has served in several United States Administrations in such positions as Secretary of Labor from 1987 to 1989 and Under Secretary of the Department of the Interior from 1984 to 1987. She also serves as a director of Capri Holdings Limited (formerly Michael Kors), where she is a member of the compensation and talent committee and Chair of the governance, nominating and corporate social responsibility committee. She previously served on the boards of AMR Corporation (and its subsidiary, American Airlines), Kellogg Company, Harman International Industries, Inc. and Vulcan Materials Company.

Age: 78 Director since: 1993 Independent

PROPOSAL 1 – ELECTION OF 10 DIRECTORS

Summary of 2020 Director Qualifications and Experience

The Nominating and Corporate Governance Committee and the full Board believe a complementary mix of diverse skills, attributes and experiences will best serve the Company and its stockholders. The director skills summary that appears below, and the related narrative for each director nominee, highlights the specific experience, qualifications, attributes and skills for each director that the Board considers important in determining that each nominee should serve on the Board in light of the Company’s business, structure, and strategic direction. The absence of a “•” for a particular skill does not mean the director in question is unable to contribute to the decision-making process in that area.

CORPORATE GOVERNANCE AND BOARD MATTERS

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance and Code of Business Conduct and Ethics

Our Board of Directors oversees the management of the Company and its business for the benefit of our stockholders in order to enhance stockholder value over the long-term. The Board has adopted Corporate Governance Guidelines, which are reviewed annually and periodically amended as the Board enhances the Company’s corporate governance practices. The Board has also adopted a code of business conduct and ethics that applies to all directors, officers and employees of the Company. The purpose of the code of conduct is to promote honest and ethical conduct; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers, employees and directors. The Corporate Governance Guidelines, code of conduct and other documents describing the Company’s corporate governance practices can be accessed in the “Governance” section of the Company’s website at www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request.

Governance is a continuing focus of the Company. Over the years, the Board has implemented numerous corporate governance enhancements to strengthen the rights of stockholders and to serve the long-term interests of stockholders. These have included:

▶   added proxy access;

▶   adopted Charter amendment providing stockholders concurrent power to amend the Company’s Bylaws;

▶   adopted Charter amendment reducing threshold needed for stockholders to call a special meeting;

▶   adopted a majority vote standard for uncontested director elections, coupled with a director resignation policy;

▶   declassified the Board so that all directors are elected annually;

▶   allowed the Company’s rights plan to expire;

▶   opted out of the Maryland Control Share Acquisition Act;

▶   opted out of the provisions of the Maryland Unsolicited Takeovers Act that permit the Board to classify itself without a stockholder vote;

▶   supermajority of independent directors;

▶   executive sessions of the Board without management present;

▶   proactive and productive stockholder engagement policy;

▶   independent lead director (selected by the directors); and

▶   annual self-assessment to review the Board’s effectiveness.

Independence of Directors

It is the Board’s policy that a majority of the directors of the Company be independent. To be considered independent, a director must not have a material relationship with the Company that could interfere with a director’s independent judgment. To be considered independent, directors must also be “independent” within the meaning of the New York Stock Exchange’s requirements. To assist the Board in determining whether a director is independent, the Board has adopted standards for independence set forth in the Company’s Corporate Governance Guidelines.

In determining the independence of our directors, the Board considers all relevant facts and circumstances, including, but not limited to, whether the director receives any compensation or other fees from the Company, other than the fees described under “Director Compensation”, whether the director, or an organization with which the director is affiliated or their immediate family members, has entered into any commercial, consulting, or similar contracts with the Company, and any charitable contributions the Company made to non-profit organizations with which director nominees or their immediate family members are associated. Consistent with these considerations, the Nominating and Corporate Governance Committee reviewed directors’ responses to a questionnaire asking about their relationships with the Company, as well as those of their immediate family members, and other potential conflicts of interest. The Committee determined that each of the directors currently serving on the Board and each director nominee other than Mr. Marriott and Mr. Risoleo are independent and recommended to the Board that

CORPORATE GOVERNANCE AND BOARD MATTERS

Messrs. Mathrani, Morse, Rakowich, Smith and Stein and Mmes. Baglivo, Bair, Hogan Preusse and Korologos have been determined to be independent. The Board approved the determination that each of the directors currently serving on the Board and each director nominees is independent other than Mr. Marriott and Mr. Risoleo. Messrs. Marriott and Risoleo are not independent because they are Company employees.

Board Leadership

Our governance framework provides the Board with the flexibility to select the appropriate leadership structure for the Company. This will be driven by the needs of the Company as well as the particular makeup of the Board at any point in time. We have historically had a leadership structure that includes a Chairman of the Board, who is annually elected, a separate Chief Executive Officer, and an independent director serving as Lead Director. The CEO is responsible for setting the strategic direction of the Company and for the day-to-day leadership and management of the Company, while the Chairman of the Board provides guidance to the CEO, directs the agenda for Board meetings, presides over meetings of the full Board and participates in stakeholder outreach. This structure reflects the continued strong leadership, industry experience and energy brought to the Board by Richard E. Marriott, who has been elected and has led the Company as Chair since its split with Marriott International in 1993. His over 50-year career at the Company uniquely provides him with a perspective and wealth of knowledge that is invaluable to the Board.

The Board also has the position of Lead Director who provides additional independent oversight of senior management and board matters in our current structure where the Chairman and CEO are not independent directors. The role of a Lead Director is meant to facilitate communication among the directors or between any of them and the Chairman and CEO. In addition, directors are encouraged to continue to communicate among themselves and directly with the Chairman and CEO, and under our Corporate Governance Guidelines each independent director may call an executive session. Upon recommendation of the Nominating and Corporate Governance Committee, our Lead Director is elected annually from among the independent directors. Gordon H. Smith currently serves as Lead Director.

The duties of the Lead Director include:

•	presiding at executive sessions of the Board, and briefing the Chairman and CEO, as needed, following such sessions;

•	presiding at meetings of the Board where the Chairman is not present;

•	convening and acting as chair of meetings of the independent directors;

•	providing input on Board agendas and meeting schedules;

•	providing feedback to and consulting with the Chairman and CEO on any concerns of the Board; and

•	serving as the director to whom correspondence may be directed on behalf of the non-management directors as a group, as described below under “Communications with Directors.”

Another component of our leadership structure is the active role played by our independent directors in overseeing the Company’s business, both at the Board and Committee level. Eight of ten of our director nominees are independent within the meaning of the rules of the New York Stock Exchange. Under our Corporate Governance Guidelines, non-management directors meet in executive session without the presence of the CEO, the Chairman of the Board or other executive officers. The purpose of these sessions is to promote open discussions among the independent directors concerning the business and affairs of the Company as well as matters concerning management, without any member of management present.

The Board believes that the separate roles of Chairman and CEO, coupled with an independent Lead Director, the use of regular executive sessions of the non-management directors, and the substantial majority of independent directors comprising the Board, allows the Board to maintain effective oversight of the Company.

At least annually, the Nominating and Corporate Governance Committee discusses the structure and composition of the Board of Directors and reviews the current leadership structure. This is discussed with the full Board as part of the Board’s annual evaluation to assess its effectiveness and takes into account our current business plans and long-term strategy as well as the particular makeup of the Board at that time.

CORPORATE GOVERNANCE AND BOARD MATTERS

Communications With Directors

The Company invites stockholders and other interested parties to communicate any concerns they may have about the Company directly and confidentially with any of the full Board of Directors, the Lead Director or the non-management directors as a group by writing to:

Host Hotels & Resorts, Inc.
Attention: Secretary
4747 Bethesda Avenue, Suite 1300
Bethesda, MD 20814

The Secretary will review and forward all stockholder communications to the intended recipient except those unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys, new business suggestions, business solicitations or advertisements. In addition, material that is hostile, threatening, illegal or similarly unsuitable or outside the scope of Board matters or duplicative of other communications previously forwarded to the recipient will also be excluded.

Stockholder Outreach and Engagement

Why We Engage

Our relationship with our stockholders is an important part of our corporate governance program. Engaging with our stockholders helps us:

Determine which issues are important to our stockholders and share our views on those issues	Provide transparency into our business, governance practices and compensation, and set expectations for our performance	Identify emerging issues that may affect our strategies, governance, compensation practices or operations.

How We Engage

Our stockholder and investor outreach generally includes investor road shows, analyst meetings, investor days, and investor conferences and meetings. In the last several years we have expanded our stockholder outreach by engaging stockholders directly and seeking their views on governance and other matters. We have historically concentrated our efforts on our largest stockholders, however, we intend to expand the breadth of our governance-focused engagement in fall 2020. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases, correspondence, and our website. Our conference calls for quarterly earnings releases are open to all. These calls are available in real time and as archived webcasts on our website for a period of time.

CORPORATE GOVERNANCE AND BOARD MATTERS

In 2019, Management met with over 200 members of the investment community, reaching holders of approximately 73% of the Company’s actively managed shares (i.e., excluding holdings of passive investors such as index funds).

What We Heard	How We Responded
Greater transparency into our business	In 2018 we overhauled our investor presentation and enhanced our supplemental financial information to provide property level results for our top hotels for the first time.
Accelerate the monetization of lower quality assets

We executed $1.3 billion of strategic asset sales by capitalizing on a favorable transaction market to sell 14 properties with relatively lower total RevPAR and higher capital expenditure requirements.

Acquire high-quality assets judiciously

We acquired the iconic 1 Hotel South Beach in Miami Florida for $610 million. The iconic resort ranks among the top three in the Company’s portfolio in terms of RevPAR, Total RevPAR and profitability per key.

Repurchase stock when trading at a significant discount to Net Asset Value

We repurchased approximately $482 million of stock in 2019 and $127 million of stock through February 2020, totaling nearly 5% of our weighted average shares outstanding since we began repurchasing shares in the second quarter of 2019.

Issue an annual sustainability report	We continue to further enhance our ESG reporting and, starting in 2018, began issuing an annual Corporate Responsibility report, available on our website at www.hosthotels.com.
Address human capital management

Our 2018 Corporate Responsibility report focused on the Company’s environmental stewardship, responsible investment practices and corporate citizenship. Through discussion and engagement with investors, we expanded our 2019 report to cover human capital management; in addition, in 2019 the Company adopted a Human Rights Policy and Supplier Code of Conduct.

Enhance CEO pay ratio disclosure	This proxy statement includes supplemental workforce information and context around the Company’s CEO pay ratio disclosure.
Greater stockholder protections

In recent years we have adopted various corporate governance reforms to be responsive to trends and developments:

•  added proxy access

•  provided stockholders concurrent power to amend the bylaws

•  reduced the threshold for calling a special meeting

•  opted out of Maryland Unsolicited Takeovers Act.

The Board’s Role in Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Reviews of certain areas are conducted by the relevant committees that report on their deliberations to the Board. Risks are considered in almost all business decisions and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, appropriate risk-taking is essential for the Company to be competitive and to achieve its business objectives. The chart below summarizes the primary areas of risk oversight for the Board and its committees.

CORPORATE GOVERNANCE AND BOARD MATTERS

Risk Oversight

Board/Committee	Primary Areas of Risk Oversight
Full Board

Strategic, financial and execution risks and exposures associated with the annual business plan and strategic plan; major litigation and regulatory exposures, environmental and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; risks associated with investments, acquisitions and divestitures, capital market and joint ventures; and senior management succession planning.

Audit Committee	Discusses guidelines and policies with respect to the Company’s risk assessment and risk management processes. Responsible for oversight of risks associated with financial matters, particularly the Company’s financial statements, tax, accounting, and disclosure; cybersecurity related risks; risks associated with derivatives and hedging strategy; risks associated with the independence, qualifications and performance of the Company’s outside auditor and internal auditors; and the Company’s compliance with legal and regulatory requirements.

Compensation Policy Committee	Exposures associated with compensation of the Company’s officers, stock ownership and incentive-compensation plans, executive retention, succession planning and employment related matters. As discussed in more detail in the Compensation Discussion & Analysis, the Committee reviews and approves compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of compensation.

Nominating and Corporate Governance Committee	Risks and exposures relating to the identification of qualified candidates to become Board members; continuing oversight of Board composition; reviews of the structure, membership and charters of the Board committees; reviews the compensation for independent directors; oversight of the evaluation of the Board and management; and oversight of the Company’s policies, programs and practices on corporate responsibility and sustainability, including environmental, social, human capital and other matters.

The Board and its committees implement their oversight responsibilities through management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, operating, financial, legal, compliance and reputational risk. Management communicates routinely with the Board, its committees and individual directors on the significant risks identified through this process and how they are being managed.

Succession Planning

The Board is actively engaged in executive talent management and succession planning. The Board reviews the Company’s “people strategy” in support of its business strategy at least annually and receives regular updates on employee engagement, diversity and retention matters. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior officer level. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events.

Under the oversight of the Board, the Company’s CEO successions have been successfully managed and implemented. When seeking a successor CEO, the Board has historically focused on internal candidates, drawing on the Company’s deep bench strength. The Company’s past three CEO’s, over a span of almost 20 years, have all come from within the organization. In late 2016, Mr. W. Edward Walters stepped down as CEO after ten years in that position. In the same press release announcing Mr. Walter’s departure, the Company announced that Mr. James Risoleo, then Executive Vice President and Managing Director of Investments, West Coast and Europe, was appointed CEO by the Board of Directors effective January 1, 2017 in a seamless management transition.

Political Contributions Policy and Trade Association Memberships

Under the Company’s longstanding policy, Company funds may not be used to contribute to candidates, political party committees, or political action committees. Company funds also may not be used to make direct independent expenditures to support or oppose political campaigns, to contribute to “social welfare” organizations organized under

CORPORATE GOVERNANCE AND BOARD MATTERS

Section 501(c)(4) of the U.S. Internal Revenue Code or organizations organized under Section 527 of the Internal Revenue Code, or to support ballot measure committees. The Company does not have a political action committee.

The Company believes that participation in the public policy process is an important and essential means of enhancing stockholder value. To help us achieve this objective, the Company belongs to a number of trade associations (organized under Section 501(c)(6) of the Internal Revenue Code), which allows us to network, build business skills, advance our public agenda and related business goals and monitor industry policies and trends. Company participation in trade associations, including membership on a trade association board, does not mean that the Company agrees with every position a trade association takes on an issue. In fact, from time to time our positions may differ from those of the trade associations of which we are members.

The Company makes payments to these associations, including membership fees and dues. Pursuant to the Company’s code of business conduct and ethics, the Company’s legal department oversees compliance with the Company’s policy on political contributions. The Nominating and Corporate Governance Committee discusses the Company’s political spending policies and disclosures. The chart below lists organizations receiving dues and other contributions from the Company totaling $25,000 or more between 2019 and 2015. Based on each organization’s records, we have listed below the portion of Company dues and other amounts that are used by each organization for lobbying.

Trade Association Memberships

	2019			2018				2017
U.S. Trade Association	Company Dues and Contributions	Lobbying % (1)	Company Dues Allocated to Lobbying	Company Dues and Contributions		Lobbying % (1)	Company Dues Allocated to Lobbying	Company Dues and Contributions		Lobbying % (1)	Company Dues Allocated to Lobbying

National Association of Real Estate Investment Trusts	$139,928	20	$27,986	$144,867		20	$28,973	$130,572		20	$26,114

US Travel Association	77,805	36	28,010	74,300		20	14,860	72,500		27	19,575

Real Estate Roundtable	35,000	65	22,750	35,000		65	22,750	30,000		65	22,750

The Real Estate Board of New York	0	0	0	29,000	(2)	9	2,520	29,000	(2)	9	2,520

American Hotel & Lodging Association (3)	80,570	18	14,503	75,608		18	13,609	74,072		36	26,665

Federal City Council	25,000	0	0	25,000		0	0	50,000		0	0

	2016					2015
U.S. Trade Association	Company Dues and Contributions		Lobbying % (1)	Company Dues Allocated to Lobbying		Company Dues and Contributions		Lobbying % (1)	Company Dues Allocated to Lobbying

National Association of Real Estate Investment Trusts	$126,740		25	$31,685		$127,652		25	$31,913

US Travel Association	70,850		27	19,130		104,286		38	39,629

Real Estate Roundtable	30,000		65	19,250		45,000		65	29,250

The Real Estate Board of New York	29,000	(2)	7	1,960		29,000	(2)	7	1,960

American Hotel & Lodging Association (3)	198,085		36	24,881	(4)	164,266		34	32,299	(5)

Federal City Council	50,000		0	0		50,000		0	0

(1)	Lobbying percentages obtained from the respective trade association.

(2)	Of this amount, $28,000 was paid in dues and $1,000 was paid in contributions (no contributions were used for lobbying).

(3)	In addition to these totals, certain hotels owned by the Company also contribute to the AH&LA.

(4)	AH&LA only used dues (and not contributions) to fund its lobbying activities. The Company paid AH&LA $69,115 in dues in 2016.

(5)	AH&LA only uses dues (and not contributions) to fund its lobbying activities. The Company paid AH&LA $94,996 in dues in 2015.

CORPORATE GOVERNANCE AND BOARD MATTERS

Meetings and Committees of the Board

The Board met five times in 2019. Each director attended at least 75% of the meetings of the Board and of the committees on which the director served. Under the Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, and all directors attended the annual meeting in 2019. Under our Corporate Governance Guidelines, our independent directors meet in executive session without management and did so after each regularly scheduled Board meeting in 2019. Mr. Smith, the Lead Director, presided over the executive sessions of the non-management directors.

Host’s Board of Directors 2019 by the Numbers
meetings held by the Board of Directors (4 regularly scheduled and 1 special meeting)

times the independent directors met in Executive Session

total Board and Committee meetings

of Board members attended the Annual Meeting held on May 16, 2019

The Board has three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Policy Committee, and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee, all of which are available on the Company’s website (www.hosthotels.com). Copies of these charters are also available in print to stockholders upon request. See “Attendance and Voting Matters—How can I obtain copies of documents referenced in this proxy statement?” Each committee consists entirely of independent directors in accordance with New York Stock Exchange rules. The composition of each committee, including the designation of committee chairs, is determined annually by the Board, based on recommendations from the Nominating and Corporate Governance Committee. Assignments to committees are made based on a combination of factors, including each individual Board member’s expertise and the needs of the Company. The Board and the Nominating and Corporate Governance Committee consider rotating chair and committee assignments every three to five years, taking into account, among other considerations, the benefits of continuity and experience, the desirability of new perspectives and continual education and engagement for directors, the applicable regulatory and stock exchange requirements, and the appropriate distribution of work. The Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board.

Audit

Members & Meetings	Committee Functions

Walter C. Rakowich (Chair) Sheila C. Bair Sandeep L. Mathrani John B. Morse, Jr. Mary Hogan Preusse A. William Stein Number of Meetings in 2019: 7

•  Appoints and oversees the independent auditors;

•  Approves the scope of audits and other services to be performed by the independent and internal auditors;

•  Interviews, discusses and approves the selection of the lead audit partner of the independent auditor;

•  Reviews and approves in advance the engagement fees of the outside auditor and all non-audit services and related fees, and assesses whether the performance of non-audit services could impair the independence of the independent auditors;

•  Reviews the work and findings, if any, of the internal auditors;

•  Reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

•  Meets with the independent auditors, management representatives and internal auditors;

•  Reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the SEC;

•  Reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the SEC; and

•  Reviews risk exposures and management policies.

CORPORATE GOVERNANCE AND BOARD MATTERS

Each member of the Audit Committee, in the business judgment of the Board, meets the qualifications (including independence) and expertise requirements of the New York Stock Exchange and qualifies as an “audit committee financial expert” within the meaning of SEC rules. Our independent and internal auditors have unrestricted access to the Audit Committee. The Report of the Audit Committee appears later in this proxy statement.

Nominating and Corporate Governance

Members & Meetings	Committee Functions

Gordon H. Smith (Chair) Mary L. Baglivo Sheila C. Bair Mary Hogan Preusse Walter C. Rakowich Number of Meetings in 2019: 4

•  Makes recommendations to the Board on corporate governance matters and is responsible for keeping abreast of corporate governance developments;

•  Oversees the annual evaluation of the Board, its committees and, in conjunction with the Compensation Policy Committee, management;

•  Reviews periodically the compensation and benefits of non-employee directors and makes recommendations to the Board or the Compensation Policy Committee of any modifications;

•  Reviews the composition—in terms of independence, experience, expertise, skills, diversity and special knowledge—and tenure of the Board and recommends nomination of Board members and addition of new members, as appropriate;

•  Ensures that the Board maintains its diversity;

•  Oversees the Company’s policies, programs and strategies related to environmental stewardship, responsible investment, corporate citizenship, human rights, human capital management and other social and public matters of significance to the Company;

•  Fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:

—   selection and rotation of committee chairs and committee assignments; and

—   implementation, compliance and enhancements to the Company’s code of conduct and Corporate Governance Guidelines.

CORPORATE GOVERNANCE AND BOARD MATTERS

Compensation Policy

Members & Meetings	Committee Functions

Mary L. Baglivo (Chair) Ann McLaughlin Korologos Sandeep L. Mathrani A. William Stein Number of Meetings in 2019: 5

•  Oversees compensation policies, plans and benefits for the Company’s employees;

•  Approves the goals, objectives and total target compensation of all executive officers of the Company and approves compensation for department heads and any employee earning more than $500,000 in annual target cash compensation;

•  Advises our Board on the adoption of policies that govern the Company’s annual compensation and stock ownership plans;

•  Reviews and approves the Company’s goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;

•  Reviews and advises the Company on compensation trends and peer group practices;

•  Reviews the Company’s succession plans relating to the CEO and other senior management and discusses with the full Board;

•  Reviews periodic reports from management on matters relating to the Company’s personnel appointments and practices;

•  Directs preparation of a report on executive compensation for inclusion in the Company’s annual proxy statement; and

•  Reviews the demographics of the Company’s workforce as it relates to diversity

Role of the Compensation Consultant

Pursuant to its charter, the Compensation Policy Committee is authorized to engage, retain and terminate any consultant, as well as approve the consultant’s fees, scope of work and other terms of retention. Starting in 2010, the Committee retained Pay Governance LLC as its advisor. Pay Governance advises and consults with the Committee on compensation issues, compensation design and trends, and keeps the Committee apprised of regulatory, legislative, and accounting developments and competitive practices related to executive compensation. Pay Governance assisted the Committee in the design, structure and implementation of the current executive compensation program, and reviews, at the direction of the Committee, compensation levels, trends and practices annually. Pay Governance does not determine the exact amount or form of executive compensation for any executive officers. See “Compensation Discussion and Analysis—Our Compensation Program.” Pay Governance reports directly to the Committee, and representatives of Pay Governance, when requested, attend meetings of the Committee, are available to participate in executive sessions and communicate directly with the Committee Chair or its members outside of meetings. Pay Governance also served as a consultant retained by the Nominating and Corporate Governance Committee to assist the Committee with its review of the compensation of independent directors. Pay Governance is retained by, and conducts its work at the direction and request of, the Board committees. It is not retained by, and does no work directly for, the Company.

In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Pay Governance addressed each of the six independence factors established by the SEC with the Compensation Policy Committee. Its responses affirmed the independence of Pay Governance on executive compensation matters. Based on this assessment, the Committee determined that the engagement of Pay Governance does not raise any conflicts of interest or similar concerns. The Committee also evaluated the independence of other outside advisors to the Committee, including outside legal counsel, considering the same independence factors and concluded that their work for the Committee does not raise any conflicts of interest.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Compensation Policy Committee may delegate any or all of its responsibilities to a subcommittee but did not do so in 2019. The Compensation Policy Committee’s Report on Executive Compensation appears later in this proxy statement.

Compensation-Related Risks

The Compensation Policy Committee oversees all of our compensation policies and practices. Management, at the request of the Committee, has assessed the Company’s compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. This risk assessment process included a review of all material compensation policies and practices, which were discussed with the Committee. The compensation programs of the Company are all centrally designed and centrally administered. The elements of compensation for senior management and upper middle management are also the same: base salary, annual cash incentive awards and long-term incentives. The performance measures for the annual cash incentive awards are (i) Company financial metrics that are based on an annual business plan and budget reviewed and approved by the Board and (ii) personal performance in support of the annual business plan and budget and Company strategic plan, which tie to measures of long-term success of the Company. The business plan and budget are reviewed at each Board meeting, and the strategic plan is addressed annually. Performance measures for long-term incentives are strategic goals of the Company, established annually and are tied to the business plan and budget, and total stockholder return measured over a three-year period. The total achievable compensation for the year is capped at the beginning of the performance year throughout our compensation programs. The Compensation Policy Committee reviews the compensation of executives, department heads and that of any employee earning more than $500,000 in annual target cash compensation, which includes salary and bonus. Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or excessive risk-taking.

Compensation Policy Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee that served during 2019 is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related person. During 2019, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity that had one or more of its executive officers serving on the Company’s Board or its Compensation Policy Committee.

CORPORATE GOVERNANCE AND BOARD MATTERS

Process for Selecting Directors

The Nominating and Corporate Governance Committee screens candidates and recommends candidates for nomination by the full Board. The Company’s Charter and Bylaws provide that the size of the Board may range from three to thirteen. The Board currently believes that an appropriate size is nine to eleven members, allowing, however, for changing circumstances that may warrant a higher or lower number. The Committee considers director candidates suggested by members of the Committee, other directors, stockholders (as discussed below) and management, and has engaged the services of third party firms to assist in identifying and evaluating director candidates.

We had three new directors in 2017, two of whom are independent. Mr. Risoleo, our CEO, became a Board member on January 1, 2017. Ms. Mary Hogan Preusse was identified as a candidate by Mr. Risoleo and elected to the Board effective in June 2017 on the recommendation of the Committee. Mr. Stein was identified as a candidate by Ferguson Partners Ltd. and elected to the Board in July 2017 on the recommendation of the Committee.

Stockholder Nominations and Recommendation of Director Candidates

The Committee considers any written suggestions of stockholders for director nominees. The recommendation must include the name and address of the candidate, a brief biographical description and a description of the person’s qualifications. Recommendations should be mailed to: Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, MD 20814, Attn: Secretary.

In addition, we amended our Bylaws in 2016 to permit a stockholder (or group of up to 20 stockholders) who has owned at least 3% of our outstanding common stock continuously for at least three years to submit director nominees for the greater of two individuals or 20% of the Board for inclusion in our proxy statement if the stockholder(s) and nominee(s) meet the requirements of the Bylaws.

Stockholders who would like to nominate a candidate for director for inclusion in the Company’s proxy statement, or who would like to nominate a director candidate that is not intended to be included in the Company’s proxy statement must in each case comply with the requirements described in this proxy statement and the Company’s Bylaws. See “Stockholder Proposals for our Next Annual Meeting.”

HOW WE BUILD A BOARD THAT IS RIGHT FOR HOST

The Board continuously identifies potential director candidates in anticipation of retirements, resignations, or the need for additional capabilities. The graphic below describes the ongoing Nominating and Corporate Governance Committee process to identify highly qualified candidates for Board service.

Consider current Board skill sets and needs	Ensure Board is strong in core competencies of strategic oversight, corporate governance, stockholder advocacy and leadership and has diversity of expertise and perspective
Consider qualified candidates	Looking for exceptional candidates that possess integrity, independent judgement, broad business experience, diversity and a skill set to meet existing or future business needs
Check conflicts of interest and references	All candidates are screened for conflicts of interest, and all directors are independent, except the CEO and Chairman
Nominating and Corporate Governance Committee	Considers shortlisted candidates; after deliberations, Committee recommends candidates for election to the Board
Full Board of Directors	Dialogue and decision with a commitment to refreshment and diversity

Outcome • Added four highly qualified directors since 2016 that bring the following skills and traits to our Board:

— Public company CEO — Financial and accounting expertise — Executive leadership	— Real estate and REIT knowledge — Governance experience — Financial and capital markets expertise

• Four of the last six Board members added are either women or otherwise bring diversity to the Board

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountants retained to audit the Company’s financial statements. The Audit Committee has unanimously approved and voted to recommend that the stockholders ratify the appointment of KPMG LLP as independent registered public accountants of the Company for 2020.

KPMG LLP has been retained as the Company’s independent registered public accountant since 2002. In determining whether to reappoint the independent accountant, the Audit Committee considers several factors including:

•	the length of time the firm has been engaged;

•	the firm’s independence and integrity;

•	the quality of the discussions with the independent accountant and its annual assessment of the past performance of both the lead audit partner and KPMG;

•	data relating to audit quality and performance; and

•	the appropriateness of KPMG’s fees.

In 2018, the Audit Committee conducted a comprehensive review of the independent auditor relationship and solicited proposals and interviewed prospective engagement teams from other major audit firms. After the interview process and review of proposals, the members of the Audit Committee and the Board determined that retaining KPMG to serve as the Company’s independent registered public accounting firm was in the best interests of the Company. Among the factors considered by the Committee were the designation of a new and very senior lead audit partner with significant experience in the lodging and REIT industry and national exposure, and a renegotiation of the annual fee arrangements. A new lead audit partner is designated at least every five years as required by the SEC to ensure continued independence, and to provide a fresh perspective. The Audit Committee and its Chair were directly involved in the selection of the new lead audit partner. The Audit Committee is also responsible for the negotiation of audit fees associated with the Company’s retention of KPMG LLP and set forth below are KPMG’s fees for 2019 and 2018. Other factors leading to the retention of KPMG included its strong capability and expertise within our industry and the benefits gained from KPMG’s institutional knowledge and deep expertise regarding the Company’s complex operations, accounting policies and practices, and internal control over financial reporting. In addition, the Audit Committee reviewed and discussed the results of the firm’s reports on its quality controls and external assessments, including the results of inspections conducted by the Public Company Accounting Oversight Board (PCAOB).

The Audit Committee also has a long-standing policy regarding its pre-approval of all audit and permissible non-audit services provided by the independent registered public accountant, which is summarized below, as part of the controls and processes that help ensure KPMG’s continued independence.

Although ratification is not required by our Bylaws, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. Representatives of KPMG LLP will be at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to questions.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as independent registered public accountants of the Company for 2020.

Principal Accountant Fees and Services

The Company was billed the following amounts for professional services by KPMG LLP, its independent registered public accountants, for 2019 and 2018:

	2019	2018
Audit fees (1)	$3,092,000	$2,534,000
Audit-related fees (2)	92,000	22,000

Audit and audit-related fees	3,184,000	2,556,000
Tax fees	—	—
All other fees	—	—
Total Fees	$3,184,000	$2,556,000

(1)

Audit fees consisted of fees for the audits of the Company’s and Host Hotels & Resorts, L.P.’s annual consolidated financial statements, the audit of the Company’s internal control over financial reporting, reviews of the Company’s and Host Hotels & Resorts, L.P.’s quarterly condensed consolidated financial statements, audits of certain subsidiaries, reviews of SEC registration statements and other filings, comfort letters and consents, audit procedures related to acquisitions and dispositions, and accounting and reporting consultations.

(2)	Audit-related fees consisted of fees for the audits of financial statements of our employee benefit plan and attestation regarding the Company’s issuance of a green bond.

The Audit Committee concluded that the provision of audit-related services is compatible with maintaining the independence of KPMG LLP. The Company does not engage KPMG LLP for any tax services unrelated to audit services or tax compliance.

Pre-Approval Policy for Services of Independent Registered Public Accountants

All services performed by KPMG LLP were pre-approved by the Audit Committee in accordance with its 2019 pre-approval policy. The policy describes the audit, audit-related, tax and other services permitted to be performed by the independent registered public accountants, subject to the Audit Committee’s prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services (and corresponding cost levels) that may be provided by the independent registered public accountants under this general pre-approval without obtaining specific pre-approval from the Audit Committee. Services performed under this annual approval are communicated on a timely basis to the Audit Committee. If a type of service to be provided has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the Committee.

The Audit Committee has designated the Corporate Controller to monitor the performance of all services provided by the independent registered public accountants and to determine whether such services are in compliance with the pre-approval policy.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Policy for Hiring Members of the Audit Engagement Team

The Audit Committee adopted a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of the audit engagement team accept employment with the Company. Under the policy, the Company may not hire into a financial reporting oversight role any individuals who were members of the Company’s audit engagement team for the prior year. Exceptions to the one-year “cooling off” period include, among others, persons who provided less than 10 hours of audit services and individuals whose employment resulted from an emergency or other unusual situation. In all such cases, the Audit Committee must determine that the relationship is in the best interests of the Company. In addition, the Company may not appoint a director who is affiliated with or employed by a present or former auditor of the Company until three years after the affiliation or auditing relationship has ended.

Other Company Accountants and Auditors

The Company has engaged Ernst & Young LLP for tax consultation and tax compliance services and PricewaterhouseCoopers LLP as the Company’s internal auditors. PricewaterhouseCoopers LLP reports to the Audit Committee and the purpose of the internal audit program is to provide the Audit Committee and Company management with ongoing assessments of the Company’s risk management processes and to review the effectiveness and design of internal controls at our properties and the Company’s corporate office.

REPORT OF THE AUDIT COMMITTEE

Report of the Audit Committee

To Our Stockholders:

The following six directors serve on the Audit Committee: Walter C. Rakowich (Chair), Sheila C. Bair, Sandeep L. Mathrani, John B. Morse, Jr., Mary Hogan Preusse and A. William Stein. None of these directors are officers or employees of Host Hotels & Resorts, Inc. (the “Company”), and all meet the independence requirements of the New York Stock Exchange and Rule 10A-3 of the Exchange Act. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission in Item 407(d) of Regulation S-K. The Audit Committee operates under a written charter adopted by the Board of Directors that outlines its responsibilities and the practices it follows. You can view the charter on the Company’s website, www.hosthotels.com, by clicking on “Our Company” and then “Governance.” The Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the Board of Directors to reflect the evolving role of the Audit Committee. The Audit Committee held seven meetings in 2019.

The Audit Committee serves as the representative of the Board of Directors of the Company for general oversight of the Company’s financial accounting and reporting, system of internal control and audit processes. Management of the Company has responsibility for preparing the Company’s financial statements, as well as for the Company’s financial reporting process and internal controls. KPMG LLP, acting as independent registered public accounting firm, is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting and for expressing an opinion on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. PricewaterhouseCoopers, LLP, acting as non-independent registered public accountants in its performance as the Company’s internal auditor, is responsible for assisting the Company’s review and the effectiveness of its internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.

In order to assure continuing external auditor independence, the Audit Committee periodically considers whether there should be a rotation of the audit firm. Further, in conjunction with the mandated rotation of the external audit firm’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of KPMG LLP’s lead engagement partner. The Audit Committee believes that the continued retention of KPMG LLP to serve as the Company’s independent registered public accountants is in the best interests of the Company and its stockholders. Among the factors considered by the Audit Committee in reaching this recommendation are the following: the quality of KPMG LLP’s staff, work and quality control; its expertise in the real estate investment trust and hospitality industries; its independence from the Company; the quality and candor of its communications with the Company and the Audit Committee; and the benefits of its tenure as auditor, including enhanced audit quality and competitive fees.

The Audit Committee members are not professional accountants or auditors, and the Audit Committee’s functions are not intended to duplicate or certify the activities of management and the independent registered public accounting firm. In this context, the Audit Committee has:

•  reviewed and discussed with management the audited financial statements for each of the Company and Host Hotels & Resorts, L.P. for the year ended December 31, 2019, including discussions of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements;

•  discussed with both the Company’s internal and independent registered public accounting firm the overall scope for their respective audits and the results of their examinations, the evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting;

•  discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board;

•  received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•  discussed with KPMG LLP their independence from the Company and its management, including the compatibility of non-audit services, if any, with maintaining their independence.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K of the Company and Host Hotels & Resorts, L.P. for the year ended December 31, 2019. The Annual Report on Form 10-K was filed with the Securities and Exchange Commission on February 25, 2020.

The Audit Committee

Walter C. Rakowich, Chair

Sheila C. Bair

Sandeep L. Mathrani

John B. Morse, Jr.

Mary Hogan Preusse

A. William Stein

PROPOSAL 3 – ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company seek a non-binding advisory vote from its stockholders to approve executive compensation. Since the required vote is advisory, the result of the vote is not binding upon the Company or the Board.

We urge stockholders to read the “Compensation Discussion and Analysis”, which describes how our executive compensation policies operate and how they are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative which provide detailed information on the compensation of our named executive officers. Our executive compensation program is designed to provide the opportunity to earn a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance stockholder value. Highlights of the Company’s compensation programs include the following:

•	As an executive officer’s responsibility and ability to affect the financial results of the Company increases, the portion of his or her total compensation “at-risk” increases.

•

Annual cash incentive program is 100% performance based and tied to achievement of predetermined corporate financial measures and individual performance in support of the Company’s annual business plan.

•

Long term incentive program that is predominately performance based and tied to the achievement of corporate financial, operating and strategic objectives as well as relative stockholder return. Certain of these performance goals were not met for 2019 and a significant portion of each award was subsequently forfeited.

•

CEO pay ratio of 48 to 1 as compared to our median employee. The Company’s CEO pay ratio ranks within the lowest 10% among S&P 500 companies and is over 3.5x lower than the median ratio for S&P 500 companies (173:1), based on a study conducted by a third-party compensation consultant.

•

The Compensation Policy Committee regularly assesses the Company’s individual and total compensation programs against peer companies, the general marketplace and other industry data, and the Compensation Policy Committee engages an independent consultant to independently review key aspects of our executive compensation programs annually.

The Compensation Policy Committee and the Board believe that these policies are effective in implementing our compensation philosophy, in achieving its goals, and have been effective at incenting the achievement of the Company’s strong financial performance.

For the reasons stated above, the Board of Directors unanimously recommends a vote “FOR” approval of the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Effect of Proposal

This advisory resolution to approve named executive officer compensation, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. The approval or disapproval of this proposal by stockholders will not require the Board, the Compensation Policy Committee or the Company to take any action regarding the Company’s executive compensation practices. Although non-binding, the Board and the Compensation Policy Committee will carefully review and consider the voting results when evaluating our future executive compensation program.

PROPOSAL 4 – APPROVAL OF HOST HOTELS & RESORTS 2020 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

The Board is submitting for stockholder approval the Host Hotels & Resorts 2020 Comprehensive Stock and Cash Incentive Plan (the “2020 Plan”). The 2020 Plan was adopted as a means of providing equity compensation to employees and directors in order to maintain competitive compensation practices and to align the interests of our employees and directors with our stockholders. The Board and the Compensation Policy Committee of the Board (the “Compensation Committee”) approved and adopted the 2020 Plan on March 4, 2020, subject to and effective upon approval of the 2020 Plan by the stockholders at the annual meeting. The 2020 Plan is an amendment and restatement of the Host Hotels & Resorts 2009 Comprehensive Stock and Cash Incentive Plan (the “2009 Plan”), which expired during 2019. Therefore, unless the 2020 Plan is approved, we will not be able to continue making equity compensation grants to our employees or directors.

If approved by our stockholders, the 2020 Plan would, among other things:

1)	Extend the term of the 2009 Plan to March 4, 2030;

2)	Impose annual limits on the value of awards granted to non-employee members of the Board for their service on the Board; and

3)

Remove certain provisions which were otherwise required for awards to qualify as performance-based compensation under an exception to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) prior to its repeal.

If the stockholders approve the 2020 Plan, the 2020 Plan will become effective on May 15, 2020, the date of the annual meeting of stockholders.

In March 2020, the Compensation Committee approved the grant of awards under the 2020 Plan to certain executives and employees and the conversion of cash-settled restricted stock units to stock-based awards, in each case, effective on the date of approval of the 2020 Plan by our stockholders at the annual meeting. In addition, effective at the annual meeting, our non-employee directors are eligible to receive an annual director stock award for 2020 pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan and phantom stock awards granted to certain non-employee directors in 2019 will be converted to stock-based awards. We refer to these awards to our executives, employees and non-employee directors that are effective at the annual meeting as “Conditional Awards.” If the stockholders do not approve the 2020 Plan, no Conditional Awards shall be granted to our executive officers and all Conditional Awards granted to our other employees or non-employee directors will automatically convert to cash-settled awards. If the stockholders do not approve the 2020 Plan, no awards will be made under the 2020 Plan, and we will not be able to continue making equity compensation grants to our employees and directors. We believe that providing equity grants creates long-term participation in the Company, helps us retain talent and aligns the interests of our employees and directors with the interests of our stockholders. Accordingly, we are recommending approval of the 2020 Plan in order to continue providing equity-based compensation to our employees and directors.

PROPOSAL 4 – APPROVAL OF HOST HOTELS & RESORTS 2020 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

Material Amendments Included in the 2020 Plan

Extension of Termination Date

Unless terminated earlier pursuant to the terms of the 2020 Plan, the 2020 Plan will expire on March 4, 2030. Upon termination, the 2020 Plan will continue to govern outstanding awards.

Director Compensation Limit

The sum of any cash compensation, other compensation and the grant date fair value as determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (or any successor thereto) of awards granted to any non-employee director for services as a director pursuant to the 2020 Plan during any fiscal year may not exceed $750,000.

Other Amendments Included in the 2020 Plan

Removal of Provisions Relating to Section 162(m) of the Internal Revenue Code

Prior to the enactment of the Tax Cuts and Jobs Act (the “TCJ Act”), an exception to Code Section 162(m) allowed performance-based compensation that met certain requirements to be tax deductible without regard to the deduction limits imposed by Code Section 162(m). This performance-based compensation exception was repealed as part of the TCJ Act. The 2020 Plan removes certain provisions which were otherwise required for awards to qualify as performance-based compensation under this exception prior to its repeal.

Withholding Rate

We may withhold (or allow the surrender of) shares to satisfy applicable federal, state, local and foreign taxes arising under the 2020 Plan based on the maximum statutory withholding rates.

Dividend Payments

The 2020 Plan clarifies our existing practice that no dividend or dividend equivalent will be paid to a holder of an outstanding award under the 2020 Plan unless and until the award to which such dividend or dividend equivalent relates vests.

Transferability of Awards

Without the approval of our stockholders, no action of the Compensation Committee may permit the transfer of awards under the 2020 Plan to a third-party financial institution.

No Repricing without Stockholder Approval

The 2020 Plan expands upon our prohibition on repricing to specifically provide that the Compensation Committee may not, without stockholder approval, (i) reduce the exercise price per share of any outstanding options or stock appreciation rights (“SARs”) or (ii) cancel any options or SARs in exchange for cash, another award or an option or SAR with a price per share that is less than the price per share of the original option or SAR.

Summary of the Material Terms of the 2020 Plan

The use of equity-based long-term incentives assists us in attracting and retaining, highly qualified employees and directors. Providing equity grants creates long-term participation in the Company and aligns the interests of our employees and directors with the interests of our stockholders.

PROPOSAL 4 – APPROVAL OF HOST HOTELS & RESORTS 2020 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

The 2020 Plan provides the Compensation Committee with the flexibility to effectively use the shares under the 2020 Plan to provide incentives to our employees and directors. The 2020 Plan contains provisions we believe are consistent with best practices in equity compensation and which we believe further protect the interests of our stockholders. These include:

•	No Discounted Options or Stock Appreciation Rights. Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•

No Repricing Without Stockholder Approval. Other than in connection with certain corporate transactions, we may not reduce the exercise price of an option or SAR, or cancel an option or SAR in exchange for cash, a new award or an option or SAR with an exercise price that is less than the exercise price of the original option or SAR, in each case, unless such action is approved by the stockholders.

•

No Liberal Share Recycling. Shares used to pay the grant or exercise price of an award or the withholding taxes related to an outstanding award do not become available for issuance for future awards under the 2020 Plan.

•

No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee and, without the approval of the stockholders, the Compensation Committee may not permit the transfer of Awards to a third-party financial institution.

•	No Evergreen Provision. The 2020 Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance can be automatically replenished.

•	No Automatic Grants. The 2020 Plan does not provide for automatic grants to any individual.

•	No Tax Gross-Ups. The 2020 Plan does not provide for any tax gross-ups.

The principal features of the 2020 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2020 Plan itself, which is included as Appendix A.

The 2020 Plan provides for the grant of incentive stock options (“ISOs”), as defined in Code Section 422, nonstatutory stock options, restricted stock, restricted stock units, SARs, dividend equivalent rights, profits interests in Host Hotels & Resorts, L.P., our operating partnership (the “Partnership”), performance awards, stock payments and other incentive awards (collectively referred to as “Awards”) to our employees and directors.

Shares Subject to the 2020 Plan

Under the 2020 Plan, the aggregate number of shares of common stock that may be issued is 25,537,350, which is inclusive of shares of common stock issued or transferred pursuant to Awards under the 2009 Plan. This reflects the 25,000,000 shares approved by stockholders in connection with the adoption of the 2009 Plan and a proportionate adjustment of 537,350 shares to reflect the Company’s 2009 stock dividend. No additional shares are requested by the Company for issuance under the 2020 Plan.

The shares subject to the 2020 Plan, the limitations on the number of shares that may be awarded under the 2020 Plan, and shares and option prices subject to Awards outstanding under the 2020 Plan, will be adjusted as the administrator of the 2020 Plan deems appropriate to reflect stock dividends, stock splits, combinations or exchanges of shares, or merger, consolidation, spin-off, recapitalization or other similar transactions.

Shares subject to Awards that have expired, been forfeited or settled in cash, or otherwise terminated without having been exercised may be subject to new Awards under the 2020 Plan. Shares which are used to pay the exercise price for an Award and shares withheld to pay taxes will count against the number of shares available under the 2020 Plan and will not be added back to the number of shares available for grant under the 2020 Plan. Shares issued under the 2020 Plan may be previously authorized but unissued shares, or reacquired shares bought on the open market or otherwise. Each share subject to a SAR shall be counted as one share issued under the 2020 Plan for purposes of counting the number of shares available for grant under the 2020 Plan.

PROPOSAL 4 – APPROVAL OF HOST HOTELS & RESORTS 2020 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

The following table sets forth the number of shares available for issuance pursuant to outstanding awards and future awards under the 2009 Plan as of March 1, 2020:

Shares subject to outstanding stock options (1)	331,270
Shares subject to outstanding stock awards (2)	672,917
Shares available for future awards	0

(1)	As of March 1, 2020, options outstanding under the 2009 Plan had a weighted average per share exercise price of $19.0855 and a weighted average remaining term of 4.65 years.

(2)

Represents shares subject to time-based restricted stock units and performance-based restricted stock units at target. As of March 1, 2020, the weighted average remaining vesting term for restricted stock units was 1.19 years.

As of March 2, 2020, the closing price of a share of our common stock on the New York Stock Exchange was $14.97.

Award Limits

The 2020 Plan provides that no more than 2,500,000 shares may be granted as Awards to any one individual during any fiscal year and the maximum dollar value of a cash based performance award determined at the date of grant will not exceed $10,000,000.

In addition, the sum of any cash compensation, other compensation, and the grant date fair value as determined in accordance with FASB ASC Topic 718 (or any successor thereto), of awards granted to any non-employee director for services as a director pursuant to the 2020 Plan during any fiscal year may not exceed $750,000. The Board or an authorized committee may, however, make exceptions to such limits on director compensation in extraordinary circumstances, subject to the limitations in the 2020 Plan.

Administration

Generally, the Compensation Committee will administer the 2020 Plan. The Compensation Committee will consist of at least two members of the Board who are “non-employee” directors for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “independent directors” under the rules of the New York Stock Exchange. The Compensation Committee has the authority to:

•	select the individuals who will receive Awards;

•	determine the type or types of Awards to be granted;

•	determine the number of Awards to be granted and the number of shares to which the Award relates;

•	determine the terms and conditions of any Award, including the exercise price and vesting;

•	determine the terms of settlement of any Award;

•	prescribe the form of Award agreement;

•	establish, adopt or revise rules for administration of the 2020 Plan;

•	interpret the terms of the 2020 Plan and any Award, and any matters arising under the 2020 Plan; and

•	make all other decisions and determinations as may be necessary or advisable to administer the 2020 Plan.

The Compensation Committee may delegate its authority to grant or amend Awards with respect to participants other than senior executive officers or the officers to whom the authority to grant or amend Awards has been delegated. In addition, the full Board, acting by majority, will conduct the general administration of the 2020 Plan with respect to Awards granted to directors.

PROPOSAL 4 – APPROVAL OF HOST HOTELS & RESORTS 2020 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

The Compensation Committee may also amend the 2020 Plan. Amendments to the 2020 Plan, however, which (i) increase the number of shares available for issuance under the 2020 Plan, (ii) reprice an outstanding option or SAR, (iii) cancel any option or SAR in exchange for cash, another Award or an option or SAR with a price per share that is less than the price per share of the original option or SAR, or (iv) otherwise materially change eligibility requirements for participation in the 2020 Plan require approval of the stockholders of the Company.

The Board may exercise the rights and duties of the Compensation Committee, except with respect to matters which are required to be determined in the sole discretion of the Compensation Committee under Rule 16b-3 of the Exchange Act.

Eligibility

Awards under the 2020 Plan may be granted to individuals who are our employees, employees of the Partnership, or employees of our subsidiaries and our directors. However, options which are intended to qualify as ISOs may only be granted to employees of the Company and not to employees of the Partnership. As of March 1, 2020, there were 176 employees and 11 directors eligible for grants under the 2020 Plan.

Awards

The following briefly describes the principal features of the various Awards that may be granted under the 2020 Plan.

Options. Options provide for the right to purchase common stock at a specified price, and usually will become exercisable in the discretion of the Compensation Committee in one or more installments after the grant date, but generally not earlier than one year from the grant date. The option exercise price may be paid in cash, by check, with shares of common stock which have been held by the option holder for such period of time as may be required by the Compensation Committee to avoid adverse accounting consequences, using other property with value equal to the exercise price, through a broker assisted cash-less exercise, or using such other methods as the Compensation Committee may approve from time to time. The Compensation Committee may provide in the applicable award agreement that the Compensation Committee may substitute SARs for options granted under the 2020 Plan.

Options may be granted for any term specified by the Compensation Committee, but such term shall not exceed ten years. Options may not be granted at an exercise price that is less than the fair market value of our common stock on the date of grant. For purposes of the 2020 Plan, fair market value is defined as the closing price for our common stock on the New York Stock Exchange on the grant date (or if no sale occurred on such date, then on the first immediately preceding date during which a sale occurred), as reported in the Wall Street Journal (or another similar reliable source). Additionally, the Compensation Committee may not, without stockholder approval, reprice any options, including the cancellation of options in exchange for cash, another Award or an option with a lower exercise price than the original option.

Options may take two forms: nonstatutory options (“NSOs”) and ISOs.

ISOs will be designed to comply with the provisions of the Code and will be subject to certain restrictions contained in the Code in order to qualify as ISOs. Among such restrictions, ISOs must:

•

have an exercise price not less than the fair market value of common stock on the date of grant, or if granted to certain individuals who own or are deemed to own at least 10% of the total combined voting power of all of our classes of stock (“10% Stockholders”), then such exercise price may not be less than 110% of the fair market value of common stock on the date of grant;

•	be granted only to employees of the Company and employees of our subsidiary corporations (ISOs cannot be granted to employees of the Partnership);

•	expire within a specified time following the option holder’s termination of employment;

PROPOSAL 4 – APPROVAL OF HOST HOTELS & RESORTS 2020 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

•	be exercised within ten years after the date of grant, or, with respect to 10% Stockholders, no more than five years after the date of grant; and

•	not be first exercisable for more than $100,000 worth of value, determined based on the exercise price.

If an Award purported to be an ISO fails to meet the requirements of Code Section 422, then the Award will instead be considered to be a NSO. No ISO may be granted under the 2020 Plan after March 4, 2030.

Restricted Stock. A restricted stock award is the grant of shares of common stock at a price determined by the Compensation Committee (which price may be zero), is nontransferable and, unless otherwise determined by the Compensation Committee at the time of award, may be forfeited upon termination of employment or service during a restricted period. The Compensation Committee also determines in the Award agreement whether the participant will be entitled to vote the shares of restricted stock and/or receive dividends on such shares. Dividends paid on outstanding shares of restricted stock will not be paid to the holder of such restricted stock unless and until the shares of restricted stock to which such dividends relate vest.

Stock Appreciation Rights. SARs provide for the payment to the holder based upon increases in the price of common stock over a set base price. Payment for SARs may be made in cash, common stock or any combination of the two. Similar to options, SARs may not be granted with a base price less than the fair market value of our common stock on the date of grant. Additionally, the Compensation Committee may not, without stockholder approval, reprice any SARs, including by the cancellation of SARs in exchange for cash, another Award, or SARs with a lower exercise price than the original SARs. SARs may be granted for any term specified by the Compensation Committee, but such term shall not exceed ten years.

Restricted Stock Units. Restricted stock units represent the right to receive shares of common stock at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the award agreement, we shall deliver to the holder of the restricted stock unit, unrestricted shares of common stock (which will be freely transferable) or an amount in cash or other consideration determined by the Compensation Committee to be of equal value as of such date. The Compensation Committee will specify the purchase price, if any, to be paid by the grantee for the common stock.

Dividend Equivalents. Dividend equivalents represent the value of the dividends per share of common stock paid by the Company, calculated with reference to the number of shares covered by an Award (other than a dividend equivalent award) held by the participant. Dividend Equivalents will not be granted on options or SARs. In addition, no dividend equivalent will be paid unless and until the Award on which the dividend equivalent is granted vests.

Performance Awards. Performance awards are payable in cash or shares of common stock (or a combination of both) and are linked to satisfaction of performance criteria established by the Compensation Committee. Performance criteria on which the Award will be based may include, but are not limited to, any one or more of the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, return on invested capital, return on assets (gross or net), return on stockholders’ equity, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share of common stock, market share, earnings as a percentage of average capital, earnings as a multiple of interest expense, business unit economic earnings, total capital invested in assets, funds from operations, or total shareholder return, any of which may be measured either in absolute terms, by comparison to comparable performance in an earlier period or periods, or as compared to results of a peer group, industry index, or other company or companies or business units. No performance award may pay cash in excess of $10,000,000 to any one person for any fiscal year.

Stock Payments. Stock payments are payments of bonuses or other compensation to participants and may be made under the 2020 Plan in the form of common stock or an option or other right to purchase common stock. The number of shares will be determined by the Compensation Committee and may be based upon the satisfaction of performance criteria.

PROPOSAL 4 – APPROVAL OF HOST HOTELS & RESORTS 2020 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

Profits Interest Units. Profits interest units are interests in the Partnership which entitle the participant to any profits earned by the Partnership after the date of grant, and which may be converted into our common stock under the terms of the partnership agreement.

Other Incentive Awards. Other incentive awards may be denominated in cash, common stock, common stock equivalent units, common stock appreciation units, securities or debentures convertible into common stock, or in a combination of the foregoing, and may be paid in cash or in common stock, all as determined by the Compensation Committee.

Adjustments Upon Certain Events

The number and kind of securities subject to an Award, terms and conditions (including performance targets or criteria) and the exercise price or base price of outstanding Awards will be proportionately adjusted as the Compensation Committee deems appropriate, in its discretion, to reflect any stock dividends, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or other similar changes affecting the shares other than an equity restructuring.

In the event of any transaction or event described above or any unusual or nonrecurring transactions or events affecting the Company or the Partnership, the financial statements of the Company or the Partnership, or any changes in applicable law, the Compensation Committee has discretion to take any one or more of the following actions in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be available under the 2020 Plan, to facilitate such transactions or events or to give effect to such changes in law: (i) provide for the termination of an Award for cash or replacement of an Award with other rights or property; (ii) provide that any successor or surviving corporation assume Awards or provide for the substitution of similar awards; (iii) make adjustments in the number and type of shares subject to Awards and/or to the terms and conditions of Awards; (iv) provide that any Award shall vest and, to the extent applicable, be exercisable as to all shares; and (v) provide that the Award cannot vest, be exercised or become payable after such event.

In the event of any other change in the capitalization of the Company, including an equity restructuring, the Compensation Committee will make proportionate and equitable adjustments in the number and class of shares and the per share grant or exercise price for outstanding Awards as the Compensation Committee deems appropriate in its discretion to prevent dilution or enlargement of rights. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares or share price of common stock, including an equity restructuring, the Company may in its sole discretion refuse to permit the exercise of any Award for a period of 30 days prior to the consummation of any such transaction.

Awards Not Transferable

Generally, the Awards may not be pledged, assigned or otherwise transferred other than by will or by laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Compensation Committee. The Compensation Committee may allow Awards other than ISOs to be transferred for estate or tax planning purposes to members of the holder’s family, charitable institutions or trusts for the benefit of family members. Additionally, without approval of the Company’s stockholders, no action of the Compensation Committee may permit the transfer of Awards to a third-party financial institution.

Miscellaneous

As a condition to the issuance or delivery of stock or payment of other compensation pursuant to the exercise or lapse of restrictions on any Award, the Company requires participants to discharge all applicable withholding tax obligations. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations, subject to the discretion of the Compensation Committee to disapprove of such use.

PROPOSAL 4 – APPROVAL OF HOST HOTELS & RESORTS 2020 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

The 2020 Plan will expire on, and no further Awards may be granted after, March 4, 2030.

Certain U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of the 2020 Plan under current income tax law are summarized in the following discussion which deals with the general tax principles applicable to the 2020 Plan, and is intended for general information only. In addition, the tax consequences described below may be subject to the limitations of Code Section 162(m), as discussed in further detail below. Alternative minimum tax and other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

Nonqualified Stock Options. For federal income tax purposes, the recipient of NSOs granted under the 2020 Plan will not have taxable income upon the grant of the option, nor will the Company be entitled to any deduction at that time. Generally, upon exercise of NSOs, the optionee will realize ordinary income, and the Company will be entitled to a tax deduction, in an amount equal to the difference between the option exercise price and the fair market value of the stock received at the date of exercise.

Incentive Stock Options. An optionee generally will not recognize taxable income upon either the grant or exercise of an ISO. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price will be an “item of tax preference” for the optionee. Generally, upon the sale or other taxable disposition of the shares acquired upon exercise of an ISO, the optionee will recognize income taxable as capital gains in an amount equal to the excess, if any, of the amount realized from such disposition over the option exercise price, provided that no disposition of the shares has taken place within either (a) two years from the date of grant of the ISO or (b) one year from the date of exercise. If the shares are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of exercise generally will be taxable as ordinary income; the balance of the amount realized from such disposition, if any, generally will be taxed as capital gain. If the shares are disposed of before the expiration of the one-year and two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the optionee’s ordinary income generally is limited to the excess, if any, of the amount realized in such disposition over the option exercise price. The Company (or other employer corporation) generally will be entitled to a tax deduction only to the extent the optionee has ordinary income upon sale or other disposition of the shares.

Restricted Stock. Generally, a participant will not be taxed upon the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture,” within the meaning of Code Section 83, until such time as the restricted stock is no longer subject to the substantial risk of forfeiture. At that time, the participant will be taxed on the difference between the fair market value of the common stock received and the amount the participant paid, if any, for such common stock.

Stock Appreciation Rights. No taxable income generally is recognized upon the receipt of a SAR. Upon exercise of a SAR, the cash or the fair market value of the shares received generally will be taxable ordinary income in the year of such exercise. The Company generally will be entitled to a tax deduction for the same amount which the recipient recognizes as ordinary income.

Restricted Stock Units. A participant generally will not recognize taxable income upon grant of a restricted stock unit. However, when the common stock is delivered to the participant, the value of such stock at that time will be taxable to the participant as ordinary income. The Company generally will be entitled to a tax deduction for the same amount which the recipient recognizes as ordinary income.

Dividend Equivalents. A participant will recognize taxable ordinary income on dividend equivalents as they are paid and the Company generally will be entitled to a tax deduction for the same amount.

PROPOSAL 4 – APPROVAL OF HOST HOTELS & RESORTS 2020 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

Performance Awards. A participant will recognize taxable ordinary income equal to the fair market value of the shares or the cash paid on performance awards when such Awards are delivered or paid and generally the Company will be entitled to a tax deduction for the same amount.

Stock Payments. A participant will recognize taxable ordinary income equal to the fair market value of the stock delivered as payment of bonuses or other compensation under the 2020 Plan and generally the Company will be entitled to a tax deduction for the same amount.

Profits Interest Units. Generally, a participant will not recognize any taxable income on the grant of a profits interest unit as long as the profits interest units only grant the participant the right to profits of the Partnership generated after the date of grant and they do not provide an interest in Partnership capital. The holder of the profits interest unit will be treated as a partner in the Partnership and will be allocated income and losses each fiscal year.

Code Section 409A. Certain Awards under the 2020 Plan, depending in part on particular Award terms and conditions, may be considered non-qualified deferred compensation subject to the requirements of Code Section 409A. If the terms of such Awards do not meet the requirements of Code Section 409A, then the violation may result in an additional 20% tax obligation, plus penalties and interest, for such participant.

Code Section 162(m). In general, under Code Section 162(m), income tax deductions of publicly-traded companies may be limited to the extent total compensation for certain current or former executive officers exceeds $1 million in any one taxable year. Prior to the TCJ Act, the deduction limit did not apply to certain “performance-based” compensation established by an independent compensation committee which conformed to certain conditions stated under Code Section 162(m) and related regulations. As part of the TCJ Act, the ability to rely on this qualified “performance-based” compensation exception was eliminated.

Although the 2009 Plan was structured with the intent that awards granted thereunder may meet the requirements for “performance-based” compensation under Code Section 162(m), our executives, and all other employees, are employed by the Partnership, and not by Host Hotels & Resorts, Inc. As a result, we believe that none of our employees were subject to the $1 million compensation deduction limit under Code Section 162(m) prior to 2019. However, due to the recent issuance by the IRS of Proposed Regulations under Code Section 162(m), the compensation paid to certain executives of the Partnership may be subject to the $1 million deduction limitation imposed by Code Section 162(m) beginning in 2019. We believe that the deductibility of executive compensation is only one of several important considerations in setting compensation, and the Compensation Committee reserves the right to approve executive compensation arrangements that are not fully tax deductible if it believes that doing so is in the best interests of the Company or our stockholders.

Tax Treatment of Awards Outside the United States

The grant and exercise of options and awards under the 2020 Plan to recipients outside the United States may be taxed on a basis different than that discussed above. To the extent necessary to avoid adverse income tax consequences to employees located outside of the United States or to comply with local law, the Compensation Committee may pay Awards in cash or may adopt rules applicable to employees in such foreign jurisdictions to the extent not inconsistent with the 2020 Plan.

PROPOSAL 4 – APPROVAL OF HOST HOTELS & RESORTS 2020 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

2020 Plan Benefits

Other than with respect to the Conditional Awards that are subject to approval of the 2020 Plan by our stockholders at the annual meeting, the benefits or amounts that may be received or allocated to participants under the 2020 Plan are subject to the discretion of the Compensation Committee and are not currently determinable. The following table sets forth, with respect to the individuals and groups identified therein, the benefits and amounts that will be received with respect to the Conditional Awards if the 2020 Plan is approved by the stockholders.

New Plan Benefits

Host Hotels & Resorts 2020 Comprehensive Stock and Cash Incentive Plan

		Number of Units
Name and Position	Dollar Value ($)	Number of Time-Based Units	Number of Performance- Based Units (6)	Number of Fully Vested Units

Named Executive Officers:

James F. Risoleo, President and Chief Executive Officer	6,500,000(1)	139,715	209,572	—

Michael D. Bluhm, Former Executive Vice President and Chief Financial Officer	—	—	—	—

Nathan S. Tyrrell, Executive Vice President, Chief Investment Officer	1,880,000(1)	40,410	60,614	—

Elizabeth A. Abdoo, Former Executive Vice President, General Counsel	—	—	—	—

Joanne G. Hamilton, Executive Vice President, Human Resources	875,000(1)	18,808	28,212	—

Michael Lentz, Executive Vice President, Design & Construction	650,000(1)	13,972	20,958	—

All Current Executive Officers as a Group (7 persons)	11,645,500(1)	250,316	375,474	—

	399,984(2)	26,720	—	—

All Current Non-Executive Directors as a Group (9 persons)	1,120,000(3)	—	—	57,911
	766,943(4)	—	—	51,232

All Current Non-Executive Officer Employees as a group (67 persons)	3,127,065(5) 383,112(2)	104,607 25,592	57,082 —	— —

(1)

Amounts shown represent the value of 2020 annual restricted stock unit awards for our executive officers. The actual number of restricted stock units to be granted to our executive officers in respect of their 2020 annual restricted stock unit awards will be determined by dividing the dollar value shown by the average of the closing prices of the Company’s common stock on the New York Stock Exchange for the 60 calendar days preceding the May 15, 2020 annual meeting date. The number of restricted stock units shown in the table for these awards are estimated amounts and were calculated by dividing the dollar value shown by the average of the closing prices of the Company’s common stock on the New York Stock Exchange for the 60 calendar days preceding the May 16, 2019 annual meeting date, which was $18.61. Mr. Bluhm and Ms. Abdoo ended employment with the Company in February and March 2020, respectively, and did not receive a 2020 annual restricted stock unit award.

(2)

Amounts shown represent the value of restricted stock units resulting from the conversion of outstanding cash-settled restricted stock units based on the closing price of our common stock on the New York Stock Exchange on March 2, 2020 of $14.97 per share. The number of restricted stock units shown in the table for these awards are actual amounts resulting from the one-for-one conversion of cash-settled restricted stock units to stock-settled restricted stock units.

(3)

Amounts shown represent the value of 2020 annual stock awards for our non-executive directors. Unless otherwise determined by the board, annual stock awards for our non-executive directors are granted under our Non-Employee Directors’ Deferred Stock Compensation Plan effective after election at the annual meeting. The actual number of stock units to be granted to our non-executive directors in respect of their 2020 annual stock awards will be determined by dividing the dollar value shown by the closing price of the Company’s common stock on the New York Stock Exchange on the May 15, 2020 annual meeting date. The number of stock units shown in the table for these awards are estimated amounts and were calculated by dividing the dollar value shown by the closing price of the Company’s common stock on the New York Stock Exchange on the May 16, 2019 annual meeting date, which was $19.34. For additional information regarding annual stock awards for our non-executive directors see “Director Compensation—2019 Director Compensation Program” below.

(4)

Amounts shown represent the value of stock units resulting from the conversion of outstanding phantom stock awards held by our non-executive directors based on the closing price of our common stock on the New York Stock Exchange on March 2, 2020 of

PROPOSAL 4 – APPROVAL OF HOST HOTELS & RESORTS 2020 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

$14.97 per share. The number of stock units shown in the table for these awards are actual amounts resulting from the one-for-one conversion of phantom stock awards to stock units. For additional information regarding the conversion of the phantom stock awards see “Director Compensation - 2019 Director Compensation Program” below.

(5)

Amounts shown represent the value of 2020 annual restricted stock unit awards for our non-executive officer employees. The actual number of restricted stock units to be granted to our non-executive officer employees in respect of their 2020 awards will be determined by dividing the dollar value shown by the closing price of the Company’s common stock on the New York Stock Exchange on the May 15, 2020 annual meeting date. The number of restricted stock units shown in the table for these awards are estimated amounts and were calculated by dividing the dollar value shown by the closing price of the Company’s common stock on the New York Stock Exchange on the May 16, 2019 annual meeting date, which was $19.34.

(6)

Performance-based restricted stock units are shown based on the target level of performance. The maximum number of performance-based restricted stock units that may vest is equal to 200% of the target level.

Additional Prior Award Information

The following table sets forth, with respect to the individuals and groups identified therein, the number of shares subject to stock options and restricted stock units that have been granted to such individuals and groups under the 2009 Plan through March 1, 2020:

Name and Position	Shares Subject to Stock Options (Vested and Unvested) (#)(1)	Shares Subject to Vested Stock Units (#)(1)	Shares Subject to Time-Based Restricted Stock Units (Vested and Unvested) (#)(1)	Shares Subject to Performance -Based Restricted Stock Units (Vested) (#)(1)(2)	Shares Subject to Performance -Based Restricted Stock Units (Unvested) (#)(1)(3)
Named Executive Officers:
James F. Risoleo, President and Chief Executive Officer	74,052	—	113,948	—	175,438
Michael D. Bluhm, Executive Vice President and Chief Financial Officer	—	—	—	—	—
Nathan S. Tyrrell, Executive Vice President, Chief Investment Officer	6,886	—	35,312	—	53,796
Elizabeth A. Abdoo, Former Executive Vice President, General Counsel	39,778	—	31,607	—	51,832
Joanne G. Hamilton, Executive Vice President, Human Resources	13,800	—	15,754	—	25,072
Michael Lentz, Executive Vice President, Design & Construction	13,980	—	10,446	—	15,805
All Current Executive Officers as a Group (7 persons)	160,688	—	217,861	—	338,365
Non-Executive Officer Current Directors/Director Nominees:
Mary L. Baglivo		13,489
Sheila C. Bair		50,328
Mary Hogan Preusse		14,940
Sandeep L. Mathrani		23,541
Ann McLaughlin Korologos		148,322
John B. Morse, Jr.		98,307
Walter C. Rakowich		—
Gordon H. Smith		67,551
A. William Stein		13,945
All employees, including all current officers who are not executive officers, as a group (67 persons)	170,582	—	64,870	—	51,821

(1)

Share numbers shown do not take into account shares subject to awards that have been cancelled, forfeited or expired unexercised. The closing price per share of our common stock on the New York Stock Exchange on March 2, 2020 was $14.97.

PROPOSAL 4 – APPROVAL OF HOST HOTELS & RESORTS 2020 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

(2)	Vested performance-based restricted stock units are shown based on the actual number of shares issued upon settlement of such awards.

(3)

Unvested performance-based restricted stock units are shown based on the target level of performance. The maximum number of performance-based restricted stock units that may vest is equal to 200% of the target level.

Interest of Certain Persons in the 2020 Plan

Stockholders should understand that our executive officers and non-employee directors may be considered to have an interest in the approval of the 2020 Plan because they may in the future receive awards under the 2020 Plan. Nevertheless, the Board believes that it is important to provide incentives and rewards for superior performance and the retention of experienced directors and officers by adopting the 2020 Plan.

The Board of Directors unanimously recommends a vote FOR approval of the Host Hotels & Resorts 2020 Comprehensive Stock and Cash Incentive Plan.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides you with information on the Company’s executive compensation program and practices, and the decisions that the Compensation Policy Committee of the Board of Directors (the “Compensation Committee”) has made under the program. The CD&A focuses on our named executive officers for 2019, who were:

James F. Risoleo	President and Chief Executive Officer
Michael D. Bluhm	Executive Vice President, Chief Financial Officer (through December 31, 2019)
Nathan S. Tyrrell	Executive Vice President, Chief Investment Officer
Elizabeth A. Abdoo	Executive Vice President, General Counsel & Secretary (through November 13, 2019)
Joanne G. Hamilton	Executive Vice President, Human Resources & Corporate Responsibility
Michael E. Lentz	Executive Vice President, Development, Design and Construction

CD&A Table of Contents

2019 Company Performance Highlights

2019 was a year of strong operational performance for the Company. We also accomplished a number of strategic initiatives in 2019 to better position the Company for long-term, sustainable growth. Some of the highlights for 2019 include:

•

Capital Returns: We returned $1.1 billion to stockholders in the form of dividends and stock repurchases. The $0.85 per share in dividends authorized to stockholders in 2019 represents an annualized dividend yield of 5.7% based on the Company’s closing stock price of $14.97 as of March 2, 2020.

•

Acquisitions & Divestitures: We acquired the iconic 1 Hotel South Beach for $610 million in February 2019, which ranks among the top three hotels in the Company’s portfolio in terms of RevPAR, Total RevPAR and

COMPENSATION DISCUSSION AND ANALYSIS

profitability per key. We also executed strategic asset sales of $1.3 billion by capitalizing on a favorable transaction market to sell 14 properties with relatively lower Total RevPAR and higher capital expenditure needs.

•

Prudent Balance Sheet Management: We maintained our investment grade rating on our senior long-term unsecured notes, achieving the strongest balance sheet (in terms of leverage and interest coverage) in the Company’s history. We also refinanced $650 million of existing senior notes and expanded the borrowing capacity under the Company’s revolving credit facility to $1.5 billion. The Company has no significant debt maturities until 2023 and a weighted average interest rate of 3.8% as of December 31, 2019.

•

Capital Improvements: We invested $558 million in capital improvements to our properties and are well underway on our multi-year transformational capital program with Marriott International to renovate 17 properties. Marriott has provided additional priority returns on this investment as well as certain operating profit guarantees to help offset the expected business disruption while the renovations are in process.

•

Sustainability Leadership: We continued to be recognized as a global industry leader in sustainability, receiving the NAREIT 2019 Lodging/Resorts Leader in Light award—the highest achievement for all Lodging/Resorts REITs. We also achieved top recognition from the Dow Jones Sustainability World Index for the first time and were included on CDP’s A List and named Overall Global Hotels Sector Leader by GRESB. Additionally, we once again achieved GRESB’s Green Star status and continued to maintain our 5 Star Rating. We also exceeded our science-based greenhouse gas target by 25%, after becoming the first hospitality company to meet a verified Science Based Target. The Company is on track to meet all its 2020 targets and has established new targets for 2025 for GHG emissions, energy usage, renewable energy, water usage and waste diversion. We were also named one of America’s Most Responsible Companies by Newsweek.

For more complete information about our 2019 performance, please review the Company’s Annual Report on Form 10-K included in our mailing to stockholders. For more information on our corporate sustainability program please refer to our 2019 Corporate Responsibility Report which is available on our website at www.hosthotels.com.

Results of 2019 Advisory Vote & Stockholder Engagement

Each year, the Compensation Committee considers the outcome of the stockholder advisory vote on executive compensation when making decisions relating to the compensation of the named executive officers and our executive compensation program design, structure and policies.

In 2019, stockholders continued their significant support for our executive compensation program with approximately 96% of the votes cast for approval of the “say on pay” proposal at the 2019 Annual Meeting of Stockholders. The Compensation Committee believes that last year’s voting results conveyed our stockholders’ strong support for the design changes made to our compensation programs in recent years and that last year’s voting results, together with the 92% or better approval received since the inception of the advisory vote, conveyed our stockholders’ continued strong support of the philosophy, design and structure of our executive compensation program.

In addition to the outcome of the stockholder advisory vote, the Committee also considers the results of our stockholder engagement in considering the design of the Company’s compensation program. A discussion of how the Company conducts stockholder outreach and a summary of the results of this program for 2019 is summarized in “Corporate Governance and Board Matters—Stockholder Outreach and Engagement” in this proxy statement. As a result of this engagement, greater transparency has been provided with respect to the CEO pay ratio and the Company’s commitment to internal pay equity.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Program & Role of Compensation Committee

The Compensation Committee annually approves the design and structure of our executive compensation programs, which provide for flexibility in light of changing times and stockholder involvement. Our long-standing compensation philosophy, which has supported our business and talent needs over the past decade and the various economic cycles we have experienced, consists of the following principles:

Foster a strong relationship between stockholder interests and executive compensation	Provide annual and long-term incentives that emphasize performance-based compensation	Provide overall levels of compensation that attract, retain and motivate talented executives

Role of Compensation Committee

The Compensation Committee reviews compensation levels, trends and practices every year and has retained an independent compensation consultant, Pay Governance, to assist in its review. See “Corporate Governance and Board Matters—Role of the Compensation Consultant” for more information on this engagement and the Committee’s determination of Pay Governance’s independence. Comprehensive executive compensation program reviews are historically conducted by the Committee every two years. This is because pay practices and market pay ranges generally do not change dramatically over a one-year period, and the Committee prefers to take a broad view of the compensation landscape. The Committee undertook detailed reviews in 2016 and 2018.

2016 Compensation Review: Based on a detailed review conducted in 2016 and effective for our 2017 compensation program, the Compensation Committee made several key enhancements to the Company’s compensation programs to adopt best practices in executive compensation and improve the link between executive compensation and the Company’s business and strategy. These enhancements included:

•	discontinuing the use of stock options as long-term incentive awards similar to many of our peers;

•	removing individual performance measures from the long-term incentive program (while retaining individual performance measures for a small portion (20%) of the annual incentive program);

•

replacing the mostly historical performance orientation of our prior long-term incentive programs that assessed total stockholder return performance based on look back periods with a forward-looking performance measurement period for total stockholder return to reflect typical best practices; and

•

re-weighting the long-term equity incentive to 2/3rd of the award opportunity in performance-based equity that is at-risk and 1/3rd in service-based equity that requires continued employment over three years from the grant date.

2018 Compensation Review: A detailed compensation review was next conducted in 2018. The Compensation Committee reviewed program design elements and trends, with the objective of building upon the enhancements made to our executive compensation program design above effective in 2017. The primary goals driving the review were promoting simplicity, providing greater line-of-sight, ensuring alignment with corporate strategy and reflecting competitive pay practices. After analyzing and discussing various alternatives, the Committee adopted the following incremental changes to the program design effective for 2019 compensation:

•

the individual performance portion of the annual cash incentive is assessed based on each executive’s contributions to the execution of the annual business plan, replacing individual performance objectives. The weighting of this portion of the annual cash incentive remained at 20%. The Committee determined that the changes will enhance the emphasis on teamwork and the recognition of each executive’s role in achieving corporate performance objectives;

•

to provide a more direct comparison between the companies in our industry for which we compete for key talent and investment capital, total stockholder return performance for the long-term equity incentive is measured against a single index, the North American Real Estate Investment Trust (“NAREIT”) Lodging & Resorts index, instead of the three-indice approach used in recent years. This index was chosen as the most representative of the peer set against which the Company competes because of the unique nature of

COMPENSATION DISCUSSION AND ANALYSIS

the lodging business, where rooms must be sold on a continual basis as compared to the business of other real estate investment trusts whose tenants are often on multi-year leases; and

•

the long-term equity incentive was re-weighted to 60% of the award opportunity in performance-based equity that is at-risk and 40% in service-based equity; the Committee determined that the changes better align with competitive market practices, while maintaining a focus on stockholder value and continuing to provide that a majority of the award be tied to objective performance goals.

In addition to a review of the plan design, the Committee also reviewed the data sources used for assessing compensation, evaluated the competitiveness of each executive’s total compensation and approved changes to each senior executive’s total target compensation. These aspects of the Committee’s review are discussed below under “Target Compensation for 2019.”

Elements of Program

Our compensation program has three key elements—a base salary, an annual cash incentive, and a long-term incentive. The mix of target total direct compensation for 2019 for our CEO and the average of our other named executives is shown in the charts below. Importantly, our compensation program seeks to maximize the alignment between stockholder results and executive compensation by emphasizing variable pay tied to performance, with the majority of the opportunity based on annual and long-term incentive compensation.

CHIEF EXECUTIVE OFFICER

AVERAGE OF OTHER NAMED

EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

The following table summarizes the key elements of target direct compensation for our 2019 executive compensation program. Our incentives are designed to drive overall corporate performance, achieve strategic goals, and focus individual performance using measures that correlate to stockholder value.

SUMMARY OF 2019 EXECUTIVE COMPENSATION PROGRAM DESIGN

CASH COMPENSATION			EQUITY COMPENSATION
	Base Salary	Annual Cash Incentive Awards	Performance-Based Long-Term Incentive Awards	Time-Based Long- Term Incentive Awards
Key Characteristics	• Fixed compensation component payable in cash.	• At risk compensation component payable annually in cash.	• 60% of the value of equity awards is performance-based.	• 40% of the value of equity awards is time-based.
	• Reviewed annually and adjusted when appropriate.	• Amount payable is based on actual performance against annually established goals.	• One-half of the performance-based equity award is eligible to vest annually based on achievement of pre-determined corporate strategic objectives.	• Equity award that vests in annual installments over three years.
• One-half of the performance-based equity award is eligible to vest at the end of three years based on relative TSR performance.
Why We Pay This Element	• Provide a base level of competitive cash compensation for executive talent.

•  Motivate and reward executives for performance based on the Company’s achievement of key financial measures and individual performance based on each executive’s contribution to achieving the Company’s annual business plan.

			• Motivate and reward executives for performance on key measures.	• Align the interests of executives with long-term stockholder value
	• Only component of compensation that is fixed.		• Align the interests of executives with long-term stockholder value.	• Retain executive talent.
How We Determine Amount	• Experience, job scope, market data, and individual performance.	• Formulaic determination with limited discretion and a limit on the maximum amount payable.	• Target awards are based on job scope, market data, and individual performance.
	• Salaries of the named executive officers and department heads are approved by the Compensation Committee.		• Amount of the awards that ultimately vest is based on performance against corporate strategic objectives and relative TSR performance.

COMPENSATION DISCUSSION AND ANALYSIS

How our Incentive Program is Tied to our Long-Term Company Strategy

As illustrated below, we tie our executive compensation program to our long-term business strategy by keeping our executive officers focused on, and rewarding them for, their achievement of goals and the fulfillment of activities that support both annual and long-term Company performance goals.

COMPENSATION DISCUSSION AND ANALYSIS

Best Practices

Our compensation program for 2019 continues to incorporate our best practices:

What We Do

✓  Compensation Committee comprised solely of independent directors;

✓  An independent compensation consultant retained exclusively by the Committee and which has no ties to the Company;

✓  Annual advisory vote on executive compensation;

✓  Stock ownership and retention requirements for senior management and directors;

✓  Regular reviews of our compensation and relative TSR peer groups and indices;

✓  Regular briefings from the independent consultant regarding key trends in executive compensation and regulatory developments;

✓  An annual review of the performance of the chief executive officer;

✓  Market-aligned severance policy for executives with a double trigger for any change in control payments under the plan;

✓  A policy authorizing recoupment of compensation that results from a misstatement of financial results;

✓  Limited perquisites;

✓  The majority of total compensation is tied to performance; and

✓  Cap on performance-based compensation.

What We Don’t Do

  No employment contracts with executive officers;

  individual change in control agreements;

  No tax gross-up on change in control payments or severance payments;

  No pledging, hedging, derivatives trading or short sales of Company securities by directors, officers or employees;

  No pension plans or supplemental executive retirement plans;

  No dividends paid on unvested restricted stock or restricted stock unit awards unless the awards actually vest;

  No counting of performance vesting restricted stock toward our stock ownership guidelines;

  No grants of stock options since 2016; and

  No option repricing without stockholder approval.

Target Compensation for 2019

The Compensation Committee annually reviews and approves total target direct compensation for senior executives. This consists of a salary, an annual cash incentive based on the “target” level of performance, an award of performance-based restricted stock units valued based on the “target” level of performance and an award of time-based restricted stock units that vest over three years. The Committee’s decisions regarding total target direct compensation are informed by market data provided by its independent consultant, Pay Governance.

Data from three sources were approved by the Committee for use in generally assessing and comparing pay levels at the Company. These were (1) pay data reported in 2017 proxy filings for peer companies, (2) general industry survey data of companies for non-real estate specific functions, size adjusted based on revenues, and (3) NAREIT survey data focused on companies of similar size in terms of total capitalization. The peer group is reviewed on a regular basis and is generally 15-25 companies, which is a sufficient number to provide robust market data and minimize year over year changes to the extent possible. The peer group companies primarily

COMPENSATION DISCUSSION AND ANALYSIS

operate in the real estate and/or hospitality industry and with North American operations or a similar business model to that of the Company. The companies are generally competitors for talent and/or investment capital. They are screened as to size and generally fall within a range of a market capitalization that is 0.5 times to 3 times that of the Company or with revenues in the range of 0.4 times to 2.5 times that of the Company. The Committee determined to use the same peer group as in 2017, except that (1) GGP, Inc. was removed since it was no longer a stand-alone public company after its acquisition by Brookfield, and (2) Wyndham Hotels & Resorts was removed since it had become primarily a franchise and hotel management company following its spinoff from Wyndham Worldwide. In replacement of the two companies removed, the Committee added Park Hotels & Resorts, a leading lodging REIT formed as a spinoff from Hilton Worldwide, and Regency Centers. The compensation peer group consisted of the following 20 companies:

COMPENSATION PEER GROUP

AvalonBay Communities, Inc.

Boston Properties, Inc.

Duke Realty Corporation

Equity Residential

Essex Property Trust, Inc.

Federal Realty Investment Trust

Healthpeak Properties, Inc.   (formerly HCP, Inc.)

Hilton Worldwide Holdings, Inc.

Hyatt Hotels Corporation

Kimco Realty Corporation

Macerich Company

Marriott International, Inc.

Park Hotels & Resorts, Inc.

Prologis, Inc.

Regency Centers

SL Green Realty Corp.

UDR, Inc.

Ventas, Inc.

Vornado Realty Trust

Welltower, Inc. (formerly known as Health Care REIT, Inc.)

The NAREIT survey data provided the Committee with industry specific references for a broad range of companies. It also reflected companies against which the Company competes directly for talent and investment capital. The general industry database presented information from a broader market than the real estate industry and is consistent with the Company’s inclusion in the S&P 500 Index.

The Committee generally compared the compensation of each executive to multiple percentiles of each data source. In addition, the Committee took into consideration the characteristics of each executive’s position, scope of responsibilities, experience, performance and internal equity. The Committee relies on this range of competitive information, rather than a targeted reference point to inform its establishment of compensation levels. Pay for an executive officer who is new to a position tended to be at a lower end of the competitive range, while pay for seasoned executives would tend to be positioned at the higher end of the competitive range.

Based on its review, the Committee approved target total compensation for the named executive officers in February 2019. The chart below shows the elements of total target direct compensation for 2019 and provides a comparison of the total to 2018. It does not include other benefits or perquisites provided. Mr. Risoleo’s compensation for 2019 was recommended by the Committee and approved after review and discussion of CEO performance with the independent directors of the Board. In connection with this review, the Board approved an increase to Mr. Risoleo’s target total compensation from $6,750,000 in 2018 to $8,500,000 in 2019. Among the factors considered in approving this increase were Mr. Risoleo’s growth in the role of CEO, his leadership in implementing strategic and organizational initiatives, and the strong performance of the Company from 2017 through 2019. The increase was also intended to bring his compensation nearer that of the median CEO compensation of the compensation peer group. All of the other named executive officers received modest increases in total target direct compensation for 2019 except Ms. Abdoo. Ms. Abdoo’s total target direct compensation did not change for 2019 as a result of her initial discussions with the Company about stepping down from her position, which the Company announced in April 2019. Ms. Abdoo served as General Counsel until her successor was named in November 2019 and remained as an employee and senior advisor to the Company through March 2020 to assist with the transition. In December 2019, Mr. Bluhm also announced his intention to step down as Chief Financial Officer effective December 31, 2019. Mr. Bluhm remained an employee and senior advisor to the Company through February 2020. Neither Ms. Abdoo nor Mr. Bluhm received any severance payments in connection with their departures. Based on Ms. Abdoo’s many years of service to the Company, the Committee approved on acceleration of vesting of her time-based restricted stock units that would have vested in

COMPENSATION DISCUSSION AND ANALYSIS

2021 and 2022. Both Ms. Abdoo and Mr. Bluhm were eligible to receive an annual cash incentive award and vesting of long-term incentive awards for 2019 when the Committee made its determinations in February 2020 as discussed below in this CD&A.

2019 Target Direct Compensation

	Salary	Annual Cash Incentive	Long-Term Incentives (1)	Total Target Direct Compensation 2019	Total Target Direct Compensation 2018
Mr. Risoleo	$1,000,000	$1,500,000	$6,000,000	$8,500,000	$6,750,000
Mr. Bluhm	576,800	576,800	1,880,000	3,033,600	3,000,000
Mr. Tyrrell	576,800	576,800	1,880,000	3,033,600	2,400,000
Ms. Abdoo	566,500	566,500	1,550,000	2,683,000	2,683,000
Ms. Hamilton	450,000	450,000	800,000	1,700,000	1,550,000
Mr. Lentz	470,000	470,000	560,000	1,500,000	1,224,420

(1)

This column reflects the “target” level value of long-term incentives. These are equity-based awards; 60% of the award value shown is performance-based and the remaining 40% of the award value shown is time-based, vesting ratably over three years. The Compensation Committee determines the dollar value that should be awarded and the number of shares of stock underlying the award is then determined by dividing the value by the average of the closing prices of the Company’s common stock on the New York Stock Exchange for the 60 calendar days preceding December 31, 2018, which was $18.03. The Compensation Committee believes that an average price over a period of time is a better gauge of value as it mitigates volatility of using single day stock prices.

2019 Compensation Results

Realized Pay

The table below, which supplements the Summary Compensation Table that appears on page 66, shows the compensation realized for 2019 by each named executive officer. Our compensation program allows the named executive officers to earn variable compensation at “threshold”, “target” and “high” levels based on performance against:

•	objective financial measures (Adjusted FFO per diluted share and Return on Invested Capital);

•	personal performance;

•	corporate objectives; and

•	relative TSR.

Realized compensation in 2019 was below total target direct compensation (which excludes amounts indicated under the column in the table below entitled “All Other Compensation”) for most executives. Mr. Risoleo’s realized compensation for 2019 was 86% of total target direct compensation for 2019. However, performance was at or above “target” for each of the measures used to assess performance noted above except relative TSR, which was slightly below “target”. As we describe later in this CD&A, key performance results included the following:

•

We achieved strong performance against our annual bonus plan financial metrics, with above “target” achievement against Adjusted FFO per diluted share and performance close to “target” for Return on Invested Capital. This is reflected in the table below under “Non-Equity Incentive Plan Compensation”.

•

We made significant progress against our corporate performance objectives. These included: capitalizing on a favorable transaction market to sell 14 non-core properties with relatively low RevPAR and high capital expenditure needs, while successfully completing the acquisition of the iconic 1 Hotel South Beach; significant progress on the Company’s targeted capital expenditure program with Marriott International,

COMPENSATION DISCUSSION AND ANALYSIS

completing 4 of 17 projects substantially on-time and below budget; strong operational performance with outperformance on margins relative to the industry; and further strengthening of the Company’s balance sheet. These objectives are described in more detail below in the section entitled “2019 Results on Corporate Performance Objectives.”

•

Our relative TSR performance was mixed, depending on the index used for comparison. We were above “target” compared to the Lodging index and above “threshold” compared to the NAREIT and S&P 500 indices, as described below in the section entitled “2019 Results on Relative TSR Measures.”

The primary reason 2019 realized compensation was below total target direct compensation despite overall performance above “target” was due to the difference between the value of the 2019 target long-term performance-based equity incentive award and the amount realized for 2019, which was based on the equity grant made in 2017 for performance years 2017- 2019. In connection with the Company’s transition to forward-looking relative TSR performance periods beginning in 2017, the restricted stock units granted in 2017 that vest based on relative TSR were divided into three separate tranches with one-, two- and three-year performance periods. As a result, only 1/3rd of the 2017 grant relating to relative TSR performance was eligible to vest in 2019 and those vested amounts were below the full value of the 2019 target long-term performance-based equity incentive award. Overall, the Compensation Committee believes that the program functioned as designed with pay tied to performance of the Company on key strategic objectives and aligned with stockholder interests.

2019 Realized Pay Table (1)

Name	Salary	Performance- Based Equity Incentive Awards (2)	All Other Equity Incentive Awards (3)	Non-Equity Incentive Plan Compensation	All Other Compensation	2019 Total Compensation Realized
James F. Risoleo	$1,000,000	$2,909,399	$1,521,247	$1,875,000	$286,443	$7,592,088
Michael D. Bluhm	576,800	1,444,855	878,555	721,000	90,792	3,712,003
Nathan S. Tyrrell	576,800	905,489	463,581	721,000	121,965	2,788,835
Elizabeth A. Abdoo	566,500	786,329	466,406	708,200	148,144	2,675,579
Joanne Hamilton	450,000	407,613	233,262	532,300	190,496	1,813,671
Michael Lentz	470,000	278,488	146,225	612,500	52,880	1,560,093

(1)	Amounts shown for the “Salary”, “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns equal the amounts reported in the Summary Compensation Table.

(2)

Amounts shown represent the value of the restricted stock unit awards that vested following performance year 2019. It excludes the value of awards that were forfeited. The value shown in this column is calculated by multiplying the number of shares vested by the closing price of the Company’s common stock on the vesting date of February 20, 2020, which was $17.18.

(3)

Amounts shown represent time-based restricted stock units that vested on February 10, 2020, February 13, 2020 and, for Michael Bluhm, November 6, 2019. We believe it is appropriate to include these amounts here because the awards each vested primarily because of the executive’s service during 2019. The value is calculated by the number of shares vested by the closing price of the Company’s common stock on the vesting dates, which were $16.69, $16.87 and $17.43, respectively.

The difference between this supplemental table and the Summary Compensation Table primarily relate to the treatment of the long-term equity incentive awards, reflected in the “Stock Awards” column of the Summary Compensation Table and the “Performance Based Equity Incentive Awards” and “All Other Equity Incentive Awards” columns of the Realized Pay Table above. The amount of realized pay for the long-term equity incentive award was lower than the amounts reflected in the Summary Compensation Table because the amounts shown in the Summary Compensation Table for stock awards reflect the grant date fair value of entire stock awards at the time the stock awards were deemed to be granted for accounting purposes, which was February 8, 2019. In contrast, the Realized Pay Table values the actual shares received based on the fair market value of the Company’s common stock on the dates of vesting. The values in the Realized Pay Table therefore exclude forfeitures and units that may vest in future years.

COMPENSATION DISCUSSION AND ANALYSIS

For a description of the grant date fair value of the stock unit awards, please see footnote 3 to the Summary Compensation Table. The Realized Pay Table above is not a substitute for the Summary Compensation Table and is intended to provide additional information that the Company believes is useful in facilitating an understanding of 2019 realized compensation amounts to named executive officers.

Salary

Base salary is set at an annual rate. Salary as a percentage of the named executive officers’ total target direct compensation ranged between 12% and 31% in 2019. Mr. Risoleo received a salary increase of 11% as part of the increase to his total target direct compensation, as discussed above under the section entitled “Target Compensation for 2019.” Salary increases for other executive officers were reflective of changes in the market based on the Committee’s assessment of compensation data and peer group practices discussed above as well as the executive’s continued growth and outperformance in their respective roles.

Name	Salary 2019	Salary 2018	Increase%

Mr. Risoleo	$1,000,000	$900,000	11%

Mr. Bluhm	576,800	560,000	3%

Mr. Tyrrell	576,800	530,000	9%

Ms. Abdoo	566,500	566,500	—

Ms. Hamilton	450,000	425,000	6%

Mr. Lentz	470,000	453,200	4%

Annual Cash Incentive

All employees participate in the annual cash incentive program. Any awards earned are based on (1) the Company’s performance against two annual financial metrics, Adjusted FFO per diluted share (“Adjusted FFO”), and Return on Invested Capital (“ROIC”, defined below) and (2) individual performance based on contributions to achieving the Company’s annual business plan. The annual cash incentive was weighted as follows for the named executive officers:

The financial performance measures of Adjusted FFO and ROIC are key metrics for the Company and the most significant portion of executives’ annual cash bonus is tied to the Company’s financial performance for the year. FFO per diluted share is the predominant measure of operating performance used by real estate investment trusts and the Company uses the measure in accordance with NAREIT guidelines, with certain adjustments, as a supplemental measure of operating performance in its earnings releases and financial presentations and SEC filings. For more information on this measure and a reconciliation to the applicable GAAP measure, see the

COMPENSATION DISCUSSION AND ANALYSIS

Company’s Annual Report on Form 10-K in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Host Inc. Reconciliation of Net Income to NAREIT and Adjusted Funds From Operations per Diluted Share” on page 77. ROIC is a return metric that provides an emphasis on investing capital effectively. In the cyclical real estate / hospitality market, this focus on using capital effectively enhances the opportunity for longer term stability and growth.

Individual performance is assessed based on each executive’s contribution towards predetermined business objectives as set forth in the annual business plan, enhancing the emphasis on teamwork and the recognition of each executive’s role in achieving corporate performance objectives. Individual performance represents the smallest component of the named executive officers’ annual incentive award opportunity (20%), reflecting the Committee’s continued belief that the incentive emphasis for senior executives should be primarily based on Company performance.

In 2019, the target annual cash incentive represented between 18% and 31% of the named executive officers’ total target direct compensation. The total amount that a named executive officer may earn depends on: (1) salary or eligible earnings, because the award is calculated and paid as a percentage of the annual salary or amount earned, and (2) the level of performance achieved on Adjusted FFO and ROIC, and (3) the level of performance achieved on individual performance towards predetermined business objectives. Performance objectives were set early in 2019 at “threshold”, “target” and “high” levels and results are interpolated between these levels. There is no bonus if performance is below “threshold”, and bonuses are capped at the “high” level. The chart below shows the target annual incentive award as a percentage of salary for each named executive officer in 2019.

Target Annual Incentive

Name	Salary	Target as % of Salary	Target Annual Incentive

Mr. Risoleo	$1,000,000	150	$1,500,000

Mr. Bluhm	576,800	100	576,800

Mr. Tyrrell	576,800	100	576,800

Ms. Abdoo	566,500	100	566,500

Ms. Hamilton	450,000	100	450,000

Mr. Lentz	470,000	100	470,000

COMPENSATION DISCUSSION AND ANALYSIS

2019 Results on Financial Measures. The “threshold”, “target” and “high” goals for Adjusted FFO and ROIC were established in February 2019 by the Compensation Committee based on, and subject to review and approval of, the Company’s 2019 business plan and budget by the Board of Directors. The chart below shows these measures and the Company’s actual results for 2019, which were determined by the Compensation Committee in February 2020.

2019 Actual Results on Financial Measures

(1)

ROIC is calculated as comparable property-level EBITDA divided by the invested capital for all comparable consolidated properties. Property-level EBITDA is defined as the earnings before interest, taxes, depreciation and amortization of our comparable, owned hotels after eliminating corporate-level costs and expenses related to our capital structure. Invested capital is defined as the purchase price of a property plus all capital expenditures, excluding the furniture, fixture and equipment reserve contributions, which are typically 5% of gross revenues.

2019 Results on Individual Performance Goals. The Compensation Committee discussed each executive’s performance at its February 2020 meeting after reviewing individual assessments and receiving input from Mr. Risoleo (for executives other than himself). The Committee discussed each of the named executive officer’s performance based on their individual contributions towards predetermined business objectives as set forth in the Company’s annual business plan and the impact of individual performance on the overall successes of the Company. The Committee provided its recommendations to the independent directors of the Board in an executive session. The “Target” and “Actual” percentages in the charts below are percentages of base salary. The target percentage is 20% of base salary for all executives except Mr. Risoleo whose target percentage is 30% of base salary because his total target annual incentive award is 150% of base salary.

Summary of Individual Performance Achievement

Mr. Risoleo	Performance
Target 30% Actual 45%

•  Supported new initiatives to drive incremental revenue and maximize flow through, leading the Company to outperform on margins relative to the industry.

•  Led collaborative negotiations with major management companies on significant operational matters.

•  Aggressively pursued opportunities to create value in the Company’s existing portfolio, including new luxury villas at the Andaz Maui and development of an AC by Marriott hotel using an underutilized parking lot alongside The Westin Kierland Resort & Spa and expansions at the Orlando World Center Marriott.

•  Refined investor presentation and messaging strategy around key strategic capital allocation decisions.

•  Enhanced organizational transparency through all employee meetings and a focus on interactions with contributors throughout the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Mr. Bluhm	Performance
Target 20% Actual 30%

•  Oversaw the further strengthening of the Company’s balance sheet by successfully refinancing $650 million of senior notes through the issuance of the first green bond offering by a hotel company, with the lowest coupon in the Company’s history.

•  Oversaw the completion of a new credit and term loan facility, which expanded the borrowing capacity under the revolver to $1.5 billion. As a result of these efforts the Company has no significant debt maturities until 2023 and a weighted average interest rate of 3.8%.

•  Significant contributor to investor outreach.

Mr. Tyrrell	Performance
Target 20% Actual 30%

•  Oversaw the successful acquisition of the 1 Hotel South Beach and the sale of 14 non-core properties.

•  Negotiated with management companies on operational matters and pursued various ground lease modification and franchise extension opportunities.

•  Led asset management team to set and monitor property level initiatives to drive hotel performance.

•  Helped in development of AH&LA Five Star Promise to address sexual harassment issues for the lodging industry, and which the Company was the first REIT to adopt.

•  Significant contributor to investor outreach efforts.

Ms. Abdoo	Performance
Target 20% Actual 30%

•  Oversaw and provided support and legal analyses of strategic initiatives such as investments and dispositions, including negotiation of the acquisition of 1 Hotel South Beach and continued work on the sale of land at the Phoenician.

•  Oversaw the legal analyses and negotiation of key operational matters with major operators, including for capital expenditure program; oversaw regulatory, labor, claims and litigation matters.

•  Led discussions and negotiations with proponents of various proxy proposals, all of which were withdrawn.

Ms. Hamilton	Performance
Target 20% Actual 30%

•  Successfully launched Excellence, Partnership, Integrity, Community (EPIC) Workplace initiative in conjunction with the Company move to leverage the Company’s existing values while reinforcing Company culture.

•  Oversaw all communications and action plans relating to the Company move.

•  Provided executive leadership of the Company’s industry leading corporate responsibility program. Finalized and published 2025 environmental targets for GHG, energy, water, waste and renewable energy and published enhanced sustainability report.

•  Created multi-disciplined Governance, Risk and Compliance team to monitor cross-system functionality, optimization and risk management.

COMPENSATION DISCUSSION AND ANALYSIS

Mr. Lentz	Performance
Target 20% Actual 30%

•  Managed and oversaw over 1,000 capital expenditure projects across the portfolio, completing 4 of 17 Marriott properties included in the transformational capital program substantially on schedule with less business disruption then forecasted and 2.5% under budget.

•  Managed design and construction of two new development projects and initiated several value creation opportunities within the Company’s hotel portfolio.

•  Participated in investor outreach, demonstrating the Company’s in-house expertise in development, design and construction.

In addition, in light of Mr. Lentz’s significant leadership and oversight of the design and construction of the Company’s new headquarters, the Committee also awarded Mr. Lentz an additional $25,000 bonus which is included in his “Individual Performance” bonus amount in the table below.

Summary of Annual Cash Incentive. Based on the Committee’s review and determinations discussed above, the named executive officers received the following annual cash incentive for 2019:

			Results 2019 Annual Incentive
Name	Target as % of Salary	Target Annual Incentive	FFO Award	ROIC Award	Individual Performance	Total Annual Incentive (1)
Mr. Risoleo	150	$1,500,000	$1,066,154	$358,816	$450,000	$1,875,000
Mr. Bluhm	100	576,800	409,972	137,977	173,040	721,000
Mr. Tyrrell	100	576,800	409,972	137,977	173,040	721,000
Ms. Abdoo	100	566,500	402,651	135,513	169,950	708,200
Ms. Hamilton	100	450,000	302,624	101,848	127,731	532,300
Mr. Lentz	100	470,000	334,062	112,429	166,000	612,500

(1)	Total annual incentives amounts are rounded up to the nearest $100.

Long-Term Incentives

The long-term incentives are equity-based awards and denominated in performance-based and time-based restricted stock units. These awards represent the largest component of the named executive officers’ total target direct compensation, representing between 38% and 70% in 2019. Dividends accrue on unvested awards, but are paid only when, and if, the restrictions on the awards lapse.

The majority of our long-term incentive compensation is performance-based. Performance-based restricted stock units vest upon achievement of relative TSR and corporate performance goals. These measures provide a link to stockholder value, with recognition of the other companies against which Host may be competing against for capital.

Under the 2019 compensation program, awards of restricted stock units are eligible to vest based on the following:

•

Corporate strategic objectives (30% of the long-term incentive opportunity) that are drivers of long-term value. These annual objectives are based on the Company’s budget and strategic plan and are approved by the Compensation Committee at the beginning of the year;

•	Relative TSR (30% of the long-term incentive opportunity) that compare the Company’s three-year performance (2019-2021) to the performance of the NAREIT Lodging & Resorts Index; and

•	Time-based (40% of the long-term incentive opportunity) restricted stock units that vest ratably over a three-year period.

COMPENSATION DISCUSSION AND ANALYSIS

Achievement levels for the corporate objectives and relative TSR measure are set for “threshold” at which 25% of shares may be earned, “target”, at which 50% of the shares may be earned and “high” performance, at which all shares are earned. No shares are earned if performance is below threshold, and results will be interpolated between the levels of threshold, target and high.

The vesting of the restricted stock units is summarized below:

2019 Restricted Stock Unit Vesting

2019 Results on Corporate Performance Objectives. Corporate objectives represent 30% of the target long-term incentive award. These objectives are tied to the annual business plan and strategy of the Company with an emphasis on encouraging the objectives and results that the Company believes will ultimately drive long-term stockholder value creation and preservation. The objectives were reviewed and approved by the Compensation Committee in February 2019. Summarized below is an assessment of our Company’s performance against the corporate level objectives established for 2019, the indicated level of achievement, and the corresponding percentage of target award earned.

Investments & Strategy

Weighting	Target	Achieved	Achievements
25%	7.5%	11.25%

The Company completed the successful acquisition of the 1 Hotel South Beach which is consistent with the Company’s strategy to acquire iconic and irreplaceable hotels. At the same time, the Company opportunistically sold 14 low RevPAR properties with high capital expenditure needs at attractive prices. These acquisitions and sales collectively represented the strong execution of the Company’s capital recycling strategy. The Company also completed its market insight dashboard through the Company’s partnership with IBM Watson, which will be used for future capital allocation decision making.

Capital Expenditures and Asset Management

Weighting	Target	Achieved	Achievements
25%	7.5%	11.25%

Through strong asset management and collaboration with its hotel operators, the Company had a strong year operationally and outperformed the industry on margins. The Company invested approximately $558 million in capital expenditures, including successfully completing renovations at 4 of 17 properties as part of the multi-year Marriott Brand Reinvestment Program, substantially on time and under budget. The Company also pursued other opportunities to create value within its existing hotel portfolio, including new luxury villas at the Andaz Maui and development of an AC by Marriott hotel using an underutilized parking lot alongside The Westin Kierland Resort & Spa (which are expected to open in 2021 and 2020, respectively). The Company also completed other initiatives at its properties that are expected to increase revenues and/or reduce operating costs.

COMPENSATION DISCUSSION AND ANALYSIS

Investor Relations

Weighting	Target	Achieved	Achievements
25%	7.5%	11.25%

The Company hired a new head of Investor Relations, expanded its investor outreach program, met with over 200 investors and reached almost 75% of the Company’s actively managed shares (i.e., excluding holdings of passive investors such as index funds). The Company’ continued its success with its industry leading corporate responsibility program (see inside front cover of this Proxy Statement for a list of recognitions) and finalized and published 2025 environmental targets for GHG, energy, water, waste and renewable energy and published an enhanced sustainability report.

Organizational

Weighting	Target	Achieved	Achievements
25%	7.5%	11.25%

The Company completed its new office construction and move-in with virtually no disruption. This project required extensive planning, design, communication, workforce involvement and technology upgrades. The Company also successfully launched its EPIC Workplace initiative in conjunction with the office move to include enhanced technology, wellness options and a telecommute program, leveraging the Company’s existing values while reinforcing Company culture. The Company also successfully implemented a new cloud-based accounting system on time and within budget.

Totals for All Corporate Objectives

Weighting	Target	Achieved	Equity as a Percentage of Target
100%	30%	45%	150%

The chart below shows, for each named executive officer, the total number of restricted stock units that were eligible to be earned based on corporate objectives for 2019, the “target” level of such restricted stock units, the actual number of such restricted stock units earned and the number of such restricted stock units forfeited by each named executive officer.

	Corporate Performance Restricted Stock Units
	Restricted Stock Units Granted (High)	Restricted Stock Units (Target)	Restricted Stock Units Earned	Restricted Stock Units Forfeited
Mr. Risoleo	199,682	99,841	149,762	49,920
Mr. Bluhm	62,567	31,284	46,925	15,642
Mr. Tyrrell	62,567	31,284	46,925	15,642
Ms. Abdoo	51,585	25,793	38,688	12,897
Ms. Hamilton	26,624	13,312	19,968	6,656
Mr. Lentz	18,637	9,319	13,978	4,659

2019 Results on Relative TSR Measures. The equity awards granted in 2019 will vest based on the Company’s relative TSR performance over the three-year period of 2019 – 2021 and therefore none of the awards were eligible to vest in 2019. The restricted stock units eligible to vest for 2019 reflect performance-based restricted stock unit awards that were granted in 2017 and which were eligible to vest based on the Company’s relative TSR (measured as a percentile) compared to three market indices for the period January 1, 2017 through December 31, 2019. As noted earlier, while relative TSR equity awards granted in 2019 are eligible to vest based on Company performance relative solely to the performance of the NAREIT Lodging & Resorts Index, the restricted stock units

COMPENSATION DISCUSSION AND ANALYSIS

granted in 2017 were eligible to vest based on Company performance against the three indices set forth below. No restricted stock units are earned if performance is below “threshold”.

2017 – 2019 Actual TSR Results (1)

(1)

TSR is the increase in the price of the Company’s common stock at year-end December 2019 over the price at year-end December 2016, plus dividends paid on the Company’s common stock during each year. The stock price will be calculated, in each case, as the average of the closing price of the Company’s common stock on the NYSE on the last 60 calendar days of the year.

(2)

The Lodging Index is comprised of the following companies: Diamondrock Hospitality Co., Pebblebrook Hotel Trust, RLJ Lodging Trust, Sunstone Hotel Investors, Inc. Ryman Hospitality Properties, Inc., and Hyatt Hotels Corporation.

The chart below shows for each named executive officer, the actual number of restricted stock units that were eligible to vest based on the Company’s relative TSR over the three-year period of 2017 to 2019 and the number of restricted stock units earned and forfeited. More restricted units were forfeited then vested for each of the named executive officers based on the Company’s overall slightly below “target” performance on relative TSR.

	2017 – 2019 TSR-Based Restricted Stock Units
	Restricted Stock Units Granted (High)	Restricted Stock Units Granted (Target)	NAREIT Index Units Earned	Lodging Index Units Earned	S&P Index Units Earned	Total
						Restricted Stock Units Earned	Restricted Stock Units Forfeited

Mr. Risoleo	42,689	21,345	5,343	10,174	4,069	19,586	23,103
Mr. Bluhm	81,036	40,518	10,141	19,312	7,723	37,176	43,860
Mr. Tyrrell	12,602	6,301	1,577	3,003	1,201	5,781	6,821
Ms. Abdoo	15,438	7,719	1,932	3,679	1,471	7,082	8,356
Ms. Hamilton	8,193	4,097	1,025	1,952	781	3,758	4,435
Mr. Lentz	4,866	2,433	609	1,159	464	2,232	2,634

COMPENSATION DISCUSSION AND ANALYSIS

Summary of Performance-Based Restricted Stock Units Results. The chart below summarizes the number of performance-based restricted stock units that were eligible to vest for 2019 and the number of performance-based restricted stock units earned and forfeited by the named executive officers for 2019. The total number of performance-based restricted stock units earned was slightly above “target” due to the Company’s results on corporate performance objectives (above “target”) and relative TSR measures for 2019 (slightly below “target”). A substantial portion of the award was nevertheless forfeited because performance was not at “high” for either of the corporate performance objectives or relative TSR measures following 2019 performance.

	Total Restricted Stock Units Eligible to Vest For 2019	Total Restricted Stock Units Earned For 2019	Total Restricted Stock Units Forfeited For 2019

Mr. Risoleo	242,371	169,348	73,023

Mr. Bluhm	143,603	84,101	59,502

Mr. Tyrrell	75,169	52,706	22,463

Ms. Abdoo	67,023	45,770	21,253

Ms. Hamilton	34,817	23,726	11,091

Mr. Lentz	23,503	16,210	7,293

Risk Considerations

Prior to adopting the annual compensation program in 2019 and making its determinations on results and payments under the program, the Compensation Committee considered whether the design and structure created incentives for senior management to engage in unnecessary or excessive risk taking. The executive compensation program is designed to compensate the named executive officers and other members of senior management for reaching or exceeding financial, personal and corporate goals approved by the Compensation Committee. The Committee considered the following factors:

•	the pay mix is weighted toward long-term incentives that align senior management interests with stockholders;

•	total pay is capped—including annual cash incentives and long-term incentives;

•	both annual incentives and long-term incentives have a formulaic framework with pre-established targets and pre-set formulas and limits for pay-outs;

•

“tally sheets” for the named executive officers, prepared by Pay Governance, are reviewed and address all elements of compensation and potential outcomes under a range of scenarios from low to high performance;

•	stock ownership and retention guidelines ensure that senior management will retain an ownership stake and prohibit sales that would allow executives to fall below the ownership requirements;

•	internal policies prohibit use of margin accounts, hedging or pledging of stock;

•	a recoupment policy is in effect (as described in more detail below);

•	performance metrics are tied to key measures of short-term business success (such as Adjusted FFO and ROIC) and long-term success (total stockholder return);

•	financial performance is reviewed with the Audit Committee; and

•	the financial measures of Adjusted FFO and ROIC are tied to the annual budget and business plan which the Board reviews, discusses and approves.

The Compensation Committee has full responsibility for approving the goals and the resulting payouts and retains the discretion to reduce awards as appropriate. Based on these factors, the Company believes that the program appropriately focuses on executive performance and does not create an incentive for management to engage in unnecessary and excessive risk taking.

COMPENSATION DISCUSSION AND ANALYSIS

Additional Policies and Benefits

While the key elements of the executive compensation program and compensation actions are described above, the named executive officers are also eligible to participate in the Company’s health and welfare programs, our tax-qualified Retirement and Savings Plan (401(k)), and other programs on the same basis as all other employees. There are also additional benefits and policies that apply only to the named executive officers and other senior executives, which are described here.

Stock Ownership and Retention Policy

All members of senior management must comply with the Company’s equity ownership and retention policy, which ensures that senior executives have a meaningful economic stake in the Company, while allowing for appropriate portfolio diversification. The policy, which was amended effective May 16, 2018, provides that members of senior management should own and retain stock equal to the following respective multiple of their annual salary rate:

Members of senior management are expected to satisfy the minimum stock ownership levels required by the policy and, once achieved, remain at, or above, their required ownership level as long as they remain employed by the Company. In order to progress toward the stock ownership requirement, employees must retain 75% of “Covered Shares” until the equity ownership level is attained. For the purposes of the policy, “Covered Shares” are the net after-tax shares received upon the vesting of each stock award under any Company equity compensation plan or other written compensation arrangement. Only certain types of equity are counted when determining compliance with the policy, which include: (a) stock owned directly; (b) stock purchased through the Company’s stock purchase or deferred stock plans; and (c) stock acquired as a result of vesting of stock under the Company’s equity compensation program. Vested and unvested stock options or stock options exercised and held are not included in the calculation.

Senior management is prohibited from selling more than 25% of Covered Shares if they are not in compliance with the applicable minimum ownership levels or if the sale would result in holdings below the guidelines. None of senior management has a plan in place by which they sell Company stock on a periodic basis (referred to as a 10b5-1 plan). The Compensation Committee reviews compliance with the policy, and all named executive officers complied with the policy and met the required stock ownership levels in 2019.

Recoupment Policy

The Company adopted a policy, effective January 1, 2012, that requires the reimbursement of excess incentive compensation payments in the event that the Company is required to make a material restatement of its financial statements. The policy applies to all members of senior management and ensures that any fraud,

COMPENSATION DISCUSSION AND ANALYSIS

intentional misconduct or illegal behavior leading to a restatement of the Company’s financial result would be properly addressed. Under the policy, the Board would review all incentive plan compensation that was paid on the basis of having met or exceeded specific performance targets for performance periods in question. If the cash incentive awards or stock compensation received under the program would have been lower had they been calculated based on such restated results, it is the general policy of our Board to seek to recoup, for the benefit of the Company, the portion of the excess compensation that was received by any individual who engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated. The Board will, in its reasonable business judgment, decide whether to pursue such recoupment from an individual based on those factors that our Board believes to be reasonable. The policy will be revised under the Dodd-Frank Act once regulations implementing the recoupment policy requirements of that law are finalized.

Insider Trading Controls, Hedging, Short Sales and Pledging

Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving our stock, the Company’s Insider Trading Policy Statement, which was adopted in 2001, provides that directors, officers and employees, and family members sharing the same household, abide by the following policies with respect to Company securities:

•	No “in and out” trading in Company securities; Company securities purchased in the open market must be held for a minimum of six months and ideally longer;

•	No short sales; these sales, including “selling against the box” transactions, are prohibited;

•

No buying or selling puts or calls; the Company prohibits trading in options or other derivatives on Company stock or entering into hedging transactions on Company securities (i.e., financial instruments that hedge or offset, or are designed to hedge or offset, any decrease in the value of the Company’s common stock), whether relating to Company common stock acquired as part of compensation, or common stock otherwise held, directly or indirectly, by such person; and

•

No Margin Accounts or Stock Pledges; the Company prohibits employees, officers and directors from purchasing Company securities on margin or holding Company securities in a margin account or otherwise pledging Company securities as collateral for loans.

Executives and directors annually certify that they have complied with the policy, and no Company securities are currently pledged by executives or directors, nor will executives and directors be permitted to pledge them in the future.

Perquisites and Other Personal Benefits

We provide executive officers with perquisites that we believe to be fair, reasonable and primarily based on our business. They consist of (1) dining, complimentary rooms and other hotel services when on personal travel at hotels that we own or that are managed by our major operators, (2) financial planning and tax services, and (3) reimbursement for taxes associated with these benefits. We are in the lodging industry and we believe that it is appropriate to encourage our executives to continually enhance their understanding of our properties and the operations of our key managers at our properties and other hotels in the same class as our portfolio. This assists in portfolio development and improvements. In addition, we believe that offering financial planning and tax services represents a minimal cost while ensuring that executives are in compliance with tax requirements. Since we encourage our executives to use these perquisites and the Company gains benefits from their knowledge and feedback on our managers and properties, we feel that it is appropriate to reimburse them for the taxes incurred upon such benefits.

Executive Deferred Compensation Plan

Our Executive Deferred Compensation Plan allows participants to save for retirement in excess of the limits applicable under our Retirement and Savings Plan. It is not a tax qualified plan. Eligible employees, including the

COMPENSATION DISCUSSION AND ANALYSIS

named executive officers, may defer up to 100% of their cash compensation (that is, salary and bonus) in excess of the amounts first deferred into the Retirement and Savings Plan. We provide a match of $.50 for each $1.00 deferred under the plan, up to a maximum of 8% of the participant’s compensation less the amount credited to the Retirement and Savings Plan. In addition, we may make a discretionary matching contribution of up to $.50 on each $1.00 up to 8% of the participant’s compensation. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

Severance Plan

The Company has a severance plan that has been in effect since 2003 and applies to employees at the level of senior vice president and above. The Compensation Committee believes that a severance plan allows the Company to provide properly designed severance benefits on a consistent basis, which promotes stability and continuity of senior management. The Committee annually reviews the terms of the severance plan. The provision of severance upon a change in control aligns the Company’s interests with its stockholders by eliminating distractions that arise with the uncertainty of these transactions and avoiding the loss of key members of management during a critical period. The severance plan requires a “double trigger” for payment in the context of a change in control, that is, there must be both a change in control and a termination by the Company without “cause” or by the executive for “good reason” in the period beginning 30 days prior to the change in control and ending one year after the change in control. The severance plan does not provide for tax gross-ups on any payments made in connection with a termination or a change in control. The cost of any excise tax that a member of senior management might incur related to a payment under the plan would be borne by the individual. The Company believes the severance plan is appropriate, and the Compensation Committee reviews annually trends in severance practices for executives. In addition, prior to its annual compensation determinations, the Compensation Committee reviews the level of severance pay and benefits that the named executive officers would receive under the plan and under equity award agreements. Under the restricted stock unit agreements a change in control coupled with a triggering event would result in the acceleration and vesting of all long-term incentive awards.

For additional information regarding the severance plan, including an estimate of payments the named executive officers would have been entitled to receive on December 31, 2019 upon various termination events, see “Executive Officer Compensation—Severance and Change in Control Payments.”

Tax and Accounting

Section 162(m) of the Internal Revenue Code (“Code Section 162(m)”) provides that a publicly held corporation may not claim a deduction for compensation in excess of $1 million paid to its principal executive officer, its principal financial officer and its three other highest paid officers. Effective for tax years beginning after December 31, 2017, there generally is no longer an exception from this rule for performance-based compensation. Our executives, and all other employees, are employed by Host Hotels & Resorts, L.P., the operating partnership through which we conduct all operations, and its subsidiaries, and not directly by the Company. As a result, we believe that none of our employees were subject to the $1 million compensation deduction limit under Code Section 162(m) prior to 2019. However, due to the recent issuance of proposed regulations by the IRS under Code Section 162(m), the compensation paid to certain executives of Host Hotels & Resorts, L.P. may be subject to the $1 million deduction limitation imposed by Code Section 162(m) beginning in 2019.

In the event that some portion of employee compensation is subject to Code Section 162(m) and is not deductible, our taxable income would increase to the extent of the disallowed deduction and we could be required to make additional dividend distributions to our stockholders, or to pay tax on the undistributed income provided that we have distributed at least 90% of our taxable income excluding capital gain. The Compensation Committee may consider the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. However, the deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond the Committee’s control that also may affect deductibility of compensation. Accordingly, the Committee believes that

COMPENSATION DISCUSSION AND ANALYSIS

the deductibility of executive compensation is only one of several important considerations in setting compensation and may determine that it is appropriate to structure compensation packages in a manner such that a portion of the compensation paid may not be deductible under Code Section 162(m).

All restricted stock unit awards to senior executives have been classified as equity awards for accounting purposes and the Company recognizes compensation expense based on the fair value of the award as of the grant date. The Committee makes its assessments on the appropriate dollar value of the restricted stock unit awards for target compensation based on the fair market value of the common stock using a 60 day calendar average of the closing stock prices of the Company’s common stock on the New York Stock Exchange and also considers the closing price of the stock on the date of grant. The Committee believes that an average price over a period of time is a better gauge of value as it mitigates volatility.

The grant date fair value of the awards is calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, which is the methodology the Company uses to expense the awards for accounting purposes on its financial statements and is also the methodology used for valuing the awards on the Summary Compensation Table that follows. These values are based, in part, on the grant date stock price. Because the Compensation Committee typically uses a 60-day average in determining the fair market value of the restricted stock unit award, and did so in 2019, differences between the grant date stock price value and the 60-day average price will result in differing valuations. For that reason, the values reflected in the 2019 Target Compensation Table may be higher or lower than the grant date fair value of the award for accounting purposes and as reflected on the Summary Compensation Table.

EXECUTIVE OFFICER COMPENSATION

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table for Fiscal Year 2019

Name	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total

Richard E. Marriott (*) Chairman of the Board

	2019	$396,777	$—	$—	$342,300	$66,598	$805,675

	2018	396,777	—	—	435,700	70,527	903,004

	2017	396,777	—	—	381,800	93,918	872,495

James F. Risoleo President and Chief Executive Officer

	2019	1,000,000	—	6,273,022	1,875,000	286,443	9,434,465

	2018	900,000	—	4,706,825	2,179,000	195,350	7,981,174

	2017	850,000	—	3,831,102	1,427,000	116,163	6,224,265

Michael D. Bluhm Former Executive Vice President, Chief Financial Officer

	2019	576,800	—	1,965,545	721,000	90,792	3,354,138

	2018	560,000	225,000	1,966,392	901,100	40,331	3,692,823

	2017	107,397	225,000	3,635,586	—	—	3,967,983

Nathan S. Tyrrell Executive Vice President, Chief Investment Officer

	2019	576,800	—	1,965,545	721,000	121,965	3,385,311

	2018	530,000	—	1,401,609	860,800	135,584	2,927,993

	2017	509,205	—	1,130,949	686,500	65,801	2,392,455

Elizabeth A. Abdoo Former Executive Vice President, General Counsel

	2019	566,500	—	1,620,552	708,200	148,144	3,043,396

	2018	566,500	—	1,621,214	903,100	106,876	3,197,690

	2017	550,000	—	1,385,413	757,900	62,650	2,755,963

Joanne Hamilton Executive Vice President, Human Resources

	2019	450,000	—	836,405	532,300	190,496	2,009,201

	2018	425,000	—	732,189	657,700	80,059	1,894,947

	2017	400,000	—	735,113	559,200	109,444	1,803,757

Michael Lentz Executive Vice President, Development, Design & Construction

	2019	470,000	—	585,496	612,500	52,880	1,720,876

*	Mr. Marriott is not a named executive officer under the SEC rules, but summary compensation information is provided in the interest of full disclosure.

EXECUTIVE OFFICER COMPENSATION

Salary (1)

Salary is established at an annual rate, determined on the basis of a 52-week year, and is paid bi-weekly. The amount listed in the salary column includes amounts deferred at the election of the named executive officer under our Executive Deferred Compensation Plan in any such year. Mr. Bluhm’s 2017 salary amount reflects his prorated annual salary of $560,000 from his date of hire, October 23, 2017. Mr. Tyrrell’s 2017 salary amount reflects his prorated salary increase to $530,000 effective September 11, 2017 in connection with his promotion to Executive Vice President, Chief Investment Officer.

Bonus (2)

The only amounts in this column are a sign-on bonus paid to Mr. Bluhm in two equal installments.

Stock Awards (3)

The amounts in this column reflect the aggregate grant date fair value of restricted stock unit awards calculated in accordance with FASB ASC Topic 718, based upon the probable outcome of the performance conditions as of the grant date for performance-based awards, excluding the effect of estimated forfeitures, which is the methodology that the Company uses to expense the awards for accounting purposes. These amounts do not reflect the number or value of the common shares that were actually earned. For a chart of 2019 realized pay for each of the named executive officers, see page 52 of the Compensation Discussion & Analysis (“CD&A”).

The CD&A explains the conditions for vesting of the restricted stock units, which for 2019 are: (i) the satisfaction of corporate performance objectives (“Performance-based Awards”) following a one-year performance period, (ii) the results of the Company’s total stockholder return (“Market-based Awards”) compared against the NAREIT Lodging & Resorts Index over a three year performance, and (iii) time based, with restricted stock units vesting over a three-year period in substantially equal installments.

Assuming the highest level of performance is achieved and all restricted stock units vest, the fair value of the 2019 restricted stock unit awards based on the grant date stock price would be as follows: Mr. Risoleo $8,067,165; Mr. Bluhm $2,527,701; Mr. Tyrrell $2,527,701; Ms. Abdoo $2,084,034; Ms. Hamilton $1,075,622; and Mr. Lentz $752,941.

For information on the assumptions and methodology used in calculating the grant date fair values based on the probability of achievement at “target” as reflected in the table, see “Note 9—Employee Stock Plans—Senior Executive Plan” in the Notes to Condensed Consolidated Financial Statements in our 2019 Annual Report on Form 10-K.

Non-Equity Incentive Plan Compensation (4)

These amounts reflect the annual cash incentive awards paid to each named executive officer or deferred under the Executive Deferred Compensation Plan.

All Other Compensation (5)

All Other Compensation consists of: Company contributions to the Retirement and Savings Plan (“401(k) Plan”), which is available to all employees, and the Executive Deferred Compensation Plan; perquisites and other personal benefits; and tax reimbursements. The amounts are as follows:

•	Matching contributions of $9,500 made under the 401(k) Plan to each of Mr. Marriott, Mr. Risoleo, Mr. Bluhm, Mr. Tyrrell, Ms. Abdoo, Ms. Hamilton and Mr. Lentz.

•	Discretionary matching contributions of $9,500 made under the 401(k) Plan to each of Mr. Marriott, Mr. Risoleo, Mr. Bluhm, Mr. Tyrrell, Ms. Abdoo, Ms. Hamilton and Mr. Lentz.

•	Matching contributions made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $23,799; Mr. Risoleo, $117,568; Mr. Tyrrell, $35,971; Ms. Abdoo, $51,819 and Ms. Hamilton $33,816.

•	Discretionary match made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $23,799; Mr. Risoleo, $117,568; Mr. Tyrrell, $35,971; Ms. Abdoo, $51,819 and Ms. Hamilton $33,816.

•

Total cost of perquisites that executive officers are eligible to receive. These perquisites consisted of financial planning and tax services, dining, complimentary rooms and other hotel services when on personal travel at hotels owned by us or managed by our major operators. The cost of each of these benefits is as follows:

	Mr. Marriott	Mr. Risoleo	Mr. Bluhm	Mr. Tyrrell	Ms. Abdoo	Ms. Hamilton	Mr. Lentz

Financial and Tax Planning	$—	$2,000	$—	$—	$975	$—	$5,995

Dining, rooms & hotel services	—	15,947	37,117	16,039	13,467	53,698	11,521

•

Tax reimbursements to each of the named executive officers associated with the perquisites: Mr. Risoleo, $14,361; Mr. Bluhm, $34,676; Mr. Tyrrell, $14,985; Ms. Abdoo, $11,063; Ms. Hamilton $50,167; and Mr. Lentz, $16,364.

EXECUTIVE OFFICER COMPENSATION

Grants of Plan-Based Awards in Fiscal Year 2019

The following table provides information about the possible payments under our annual cash incentive award in 2019 and the awards of restricted stock units in 2019.

		Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payments Under Equity Incentive Plan Awards (2)			All Other Stock Awards (3) #	Full Grant Date Fair Value (4)
Name	Grant Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #

Richard E. Marriott	8-Feb-19	148,791	297,583	595,166

James F. Risoleo	8-Feb-19	750,000	1,500,000	3,000,000

	8-Feb-19				99,841	199,682	399,364		$3,880,820

	8-Feb-19							133,122	$2,392,202

Michael D. Bluhm	8-Feb-19	288,400	576,800	1,153,600

	8-Feb-19				31,284	62,567	125,134		$1,215,999

	8-Feb-19							41,711	$749,547

Nathan S. Tyrrell	8-Feb-19	288,400	576,800	1,153,600

	8-Feb-19				31,284	62,567	125,134		$1,215,999

	8-Feb-19							41,711	$749,547

Elizabeth A. Abdoo	8-Feb-19	283,250	566,500	1,133,000

	8-Feb-19				25,793	51,585	103,170		$1,002,563

	8-Feb-19							34,390	$617,988

Joanne Hamilton	8-Feb-19	225,000	450,000	900,000

	8-Feb-19				13,312	26,624	53,248		$517,437

	8-Feb-19							17,750	$318,968

Michael Lentz	8-Feb-19	235,000	470,000	940,000

	8-Feb-19				9,319	18,637	37,274		$362,219

	8-Feb-19							12,425	$223,277

(1)

As described under “Annual Cash Incentive” in the CD&A, these are amounts that may be earned based on the financial performance of the Company, which is measured by Adjusted FFO and ROIC, and on the personal performance by each executive towards achieving the Company’s annual business plan as approved by the Compensation Policy Committee. The Chief Executive Officer has an incentive target of 150% of base salary earned in the calendar year and the other named executive officers have an incentive target of 100% of base salary earned in the calendar year. The actual amounts earned by the named executive officers in 2019 are reflected in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and are described in the CD&A under “2019 Compensation Results—Annual Cash Incentive.”

(2)

Under our 2019 compensation program, senior management received a restricted stock unit award on February 8, 2019, which was eligible to vest subject to performance conditions. The performance conditions are the satisfaction of corporate performance objectives following a one-year performance period and the results of the Company’s annual total stockholder return compared against the NAREIT Lodging & Resorts Index over a forward looking three-year performance period. Dividends accrue on the restricted stock units but are not paid unless the restricted stock units vest.

(3)

Under our 2019 compensation program, senior management received a time-based restricted stock unit award on February 8, 2019, with restricted stock units vesting annually over a three-year period in substantially equal installments provided the executive remains employed by the Company at the time of vesting. The full number of restricted stock units that could vest during the three-year period is shown, even though the executive will not fully vest in these units until the third anniversary of the grant date.

(4)

The amounts reflect the grant date fair value of restricted stock unit awards calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See “Note 9 – Employee Stock Plans & Senior Executive Plan” in the Notes to Condensed Consolidated Financial Statements in our 2019 Annual Report on Form 10-K for information on the assumptions and methodology used in calculating the grant date fair values.

EXECUTIVE OFFICER COMPENSATION

Outstanding Equity Awards at 2019 Fiscal Year End

The following table summarizes all the equity awards made to the named executive officers that were outstanding as of December 31, 2019.

		Option Awards (1)				Stock Awards
Name	Grant Date	Number of Shares Underlying Unexercised Options Exercisable #	Number of Shares Underlying Unexercised Options Unexercisable #	Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (2) #	Market Value of Shares or Units of Stock that have not Vested (2) $	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (3) #	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (4) $
James F. Risoleo	20-Jan-12	7,110	—	$16.23	20-Jan-22	—	—	—	—
	5-Feb-13	12,467	—	16.55	05-Feb-23	—	—	—	—
	22-Jan-14	11,668	—	19.57	22-Jan-24	—	—	—	—
	15-Jan-15	10,543	—	23.76	15-Jan-25	—	—	—	—
	15-Apr-15	4,128	—	19.93	15-Apr-25	—	—	—	—
	4-Feb-16	28,136	—	14.20	4-Feb-26	—	—	—	—
	13-Feb-17					21,344	$395,931	42,689	$791,881
	8-Feb-18					50,399	934,901	151,194	2,804,649
	8-Feb-19					133,122	2,469,413	399,364	7,408,202
Michael D. Bluhm	6-Nov-17					27,011	501,054	81,036	1,503,218
	8-Feb-18					21,056	390,589	63,165	1,171,711
	8-Feb-19					41,711	773,739	125,134	2,321,236
Nathan S. Tyrrell	15-Jan-15	6,069	—	23.76	15-Jan-25	—	—	—	—
	15-Apr-15	817	—	19.93	15-Apr-25	—	—	—	—
	13-Feb-17					6,301	116,884	12,602	233,767
	8-Feb-18					15,008	278,398	45,024	835,195
	8-Feb-19					41,711	773,739	125,134	2,321,236
Elizabeth A. Abdoo	22-Jan-14	20,896	—	19.57	22-Jan-24	—	—	—	—
	15-Jan-15	18,882	—	23.76	15-Jan-25	—	—	—	—
	13-Feb-17					7,719	143,187	15,438	286,375
	8-Feb-18					17,360	322,028	52,077	966,028
	8-Feb-19					34,390	637,935	103,170	1,913,804
Joanne Hamilton	22-Jan-14	7,249	—	19.57	22-Jan-24	—	—	—	—
	15-Jan-15	6,551	—	23.76	15-Jan-25	—	—	—	—
	13-Feb-17					4,096	75,981	8,193	151,980
	8-Feb-18					7,840	145,432	23,520	436,296
	8-Feb-19					17,750	329,263	53,248	987,750
Michael Lentz	14-Mar-16	13,980	—	16.87	14-Mar-26	—	—	—	—
	13-Feb-17					2,432	45,114	4,866	90,264
	8-Feb-18					4,324	80,210	12,969	240,575
	8-Feb-19					12,425	230,484	37,274	691,433

(1)	All option awards are fully vested and have a 10-year life from the date of grant. The Company discontinued granting options after 2016.

(2)

These columns reflect the number and value of time-based restricted stock units awarded under our 2017, 2018 and 2019 compensation programs. The restricted stock units vest annually over a three-year period in substantially equal installments provided the executive remains employed by the Company at the time of vesting. For the 2019 award, the full three-year number of restricted stock units is shown, even though the executive will not fully vest in these restricted stock units until the third anniversary of the grant date. For the 2018 award, the remaining two-thirds of the unvested award is shown. For the 2017 award, the remaining one-third of the unvested award is shown. The value is based on the closing price of our stock on December 31, 2019 of $18.55 multiplied by the number of restricted stock units.

(3)

The number of shares under this column includes restricted stock units awarded under our 2017, 2018 and 2019 compensation programs which are eligible to vest subject to the attainment of performance conditions. The performance conditions are the

EXECUTIVE OFFICER COMPENSATION

satisfaction of corporate performance objectives following a one-year performance period and the results of the Company’s total stockholder return. For the 2017 and 2018 awards, the Company’s total stockholder return performance is compared against three indices, the NAREIT Equity Index, the Lodging Index, and the S&P Index over a three-year performance period. For the 2019 awards, the Company’s total stockholder return performance is compared against the NAREIT Lodging & Resorts Index over a three-year performance period. For the portions of the awards eligible to vest for 2019, the determination of whether and to what extent those measures were satisfied was made by the Compensation Policy Committee in February 2020. The number of shares shown assumes “maximum” performance and includes shares that were later forfeited under the program or were not eligible to vest (i.e., the portion of the restricted stock units granted on February 8, 2019 subject to the total stockholder return performance condition are not eligible to vest until February 2022).

(4)

The value is calculated based on the closing price of our stock on December 31, 2019 of $18.55 multiplied by all Performance-based Awards and Market-based Awards assuming “maximum” performance. Because a significant number of shares were later forfeited or were not eligible to vest for 2019, the amount does not reflect what was actually earned. For a chart of 2019 realized pay for each of the named executive officers, see page 52.

Option Exercises and Stock Vested in Fiscal Year 2019

The chart below shows stock awards that vested in 2019. The restricted stock units shown vested in February 2019 based on performance for 2018. Restricted stock units which vested based on performance for 2019 did not vest until February 2020 when the Compensation Policy Committee met and made its determinations on performance measures and are not included in the table below. No stock options were exercised by the named executive officers during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise #	Value Realized on Exercise	Number of Shares Acquired on Vesting (1) #	Value Realized on Vesting (2)
James F. Risoleo	—	—	206,751	$3,723,640
Michael D. Bluhm	—	—	134,092	2,395,047
Nathan S. Tyrrell	—	—	61,458	1,106,858
Elizabeth A. Abdoo	—	—	71,923	1,295,466
Joanne Hamilton	—	—	33,663	606,521
Michael Lentz	—	—	18,898	340,546

(1)

These are (i) Performance-based Awards and Market-based Awards that vested on February 8, 2019, the date that the Compensation Policy Committee determined the results on performance measures for 2018 and (ii) time-based restricted stock units that vested on February 8, 2019, February 13, 2019 or, for Michael Bluhm, November 6, 2019.

(2)

The value realized on vesting is determined by multiplying the shares vested by $18.36, $17.97 and $17.43, the closing prices of the Company’s common stock on the dates of vesting, which were February 8, 2019, February 13, 2019 and November 6, 2019, respectively.

Nonqualified Deferred Compensation

The Company has an Executive Deferred Compensation Plan in which the named officers participate. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

EXECUTIVE OFFICER COMPENSATION

The following table summarizes the named executive officers’ compensation under the Executive Deferred Compensation Plan as of December 31, 2019. The aggregate balance shown includes amounts earned through December 31, 2019 and voluntarily deferred.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Company Discretionary Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (1)
James F. Risoleo	$254,136	$117,568	$117,568	$1,138,425	—	$6,270,418
Michael D. Bluhm	—	—	—	—	—	—
Nathan S. Tyrrell	86,191	35,971	35,971	138,645	—	839,877
Elizabeth A. Abdoo	122,639	51,819	51,819	393,982	—	2,323,532
Joanne Hamilton	86,632	33,816	33,816	182,221	—	936,971
Michael Lentz	—	—	—	—	—	—

(1)	Amounts reflect vested values as of December 31, 2019.

Under the Executive Deferred Compensation Plan, participants may defer any portion of their base salary or any amounts awarded under the annual cash incentive award program. Participants direct their deferrals into investment funds, which are substantially the same funds available for investment under the 401(k) Plan. Participants’ accounts may or may not appreciate, and may depreciate, depending on the performance of their investment choices. The Company does not guarantee any returns and none of the investment choices provide interest at above-market rates. The Company matches $0.50 of each $1.00 deferred, up to a maximum of 8% of the participant’s compensation less the amount credited to the 401(k) Plan. The Company may provide an annual discretionary matching contribution of up to $0.50 on each $1.00 deferred up to 8% of the participant’s compensation.

Participants fully vest in Company contributions after four years of continued employment. The vesting schedule is 25% vesting after one year; 50% vesting after two years; 75% vesting after three years and 100% vesting after four years or more. All named executive officers who have contributed to the plan are fully vested. Company contributions are fully vested (100%) for distributions related to normal retirement, death, disability and change of control.

The Executive Deferred Compensation Plan offers automatic lump sum distributions upon death or disability. The participant may elect to receive lump sum or installment distributions upon separation from service, or with respect to his or her deferrals only (no Company contributions) on such other dates certain that a participant may elect. Such elections are made at the time the participant elects to defer compensation for a year. However, “key employee” distributions payable upon separation from service will be delayed for six months. Participants may also elect to receive a lump sum distribution of their account in the event of change in control. Plan assets are held in a rabbi trust.

Severance and Change in Control Payments

Severance

The Company has a severance plan that applies to its senior executives, which was adopted in 2003 and amended and restated effective as of December 31, 2015. The plan provides for benefits in the event of a senior executive’s death or disability, or where a senior executive leaves the Company under the following circumstances:

•

As a result of a termination without “cause”. “Cause” is defined broadly to include failure to perform assigned duties in a reasonable manner, or as a result of incompetence or neglect; violating a material policy of the Company; engaging in any act of dishonesty or bad faith with respect to the Company or its affairs; committing any act that reflects unfavorably on the executive or the Company; or engaging in any other conduct that in the reasonable judgment of the Board justifies termination.

EXECUTIVE OFFICER COMPENSATION

•

As a result of a voluntary termination by the executive for “good reason”. “Good reason” means that there has been a material diminution in such executive’s authority, duties or responsibilities; a material diminution in an executive’s overall compensation opportunity; or a material change in the geographic location at which an executive is required to perform his or her duties for the Company. “Good reason” does not include a change that is solely a diminution in title or a change in reporting relationships.

An executive or member of senior management who is terminated for cause or who voluntarily leaves without good reason is not entitled to any benefits under the Severance Plan.

The key benefits under the Severance Plan for a termination without “cause” or a voluntary departure for “good reason”, which are contingent on the execution of a release and a one-year non-competition agreement with the Company, are:

•	An executive would receive a payment equal to a multiple of his or her current annual base salary and the average cash incentive bonus that was paid over the prior three-years. For example:

•

The president and chief executive officer would be entitled to receive a payment equal to 2x his or her current base salary and 2x his or her average annual cash incentive award over the prior three years.

•	All other executives would be entitled to receive a payment equal to 1x his or her current base salary and 1x his or her average annual cash incentive award over the prior three years.

•	We would pay for the continuation of the executive’s health and welfare benefits for up to 18 months or until the executive is re-employed, whichever period is shorter.

The Company does not “gross up” or pay any excise tax associated with these payments. In addition, under the terms of the restricted stock unit agreements, the executives’ restricted stock unit award would accelerate and vest as follows:

•

The executive would vest in (i) the unvested portion of the time-based award that would have otherwise vested during the twelve months following the date of termination and (ii) the unvested portion of the corporate performance objective award based on the “target” level of performance; and

•

If such termination occurs in the final year of the performance period, the executive would remain eligible to vest in the portion of the relative total stockholder return award which had been scheduled to vest in the year in which the termination date occurs based on the Company’s actual performance during the performance period as determined by the Compensation Policy Committee.

The table below quantifies the compensation that would become payable to a senior executive assuming employment ended on December 31, 2019. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s Retirement and Savings Plan and accrued vacation pay. Mr. Bluhm and Ms. Abdoo ended employment with the Company in February and March 2020, respectively, and did not receive any severance payments in connection with their departures.

Potential Severance Payments

	Mr. Risoleo	Mr. Bluhm	Mr. Tyrrell	Ms. Abdoo	Ms. Hamilton	Mr. Lentz

Termination payment (1)	$5,654,000	$1,387,850	$1,332,900	$1,356,233	$1,033,067	$1,052,633

Restricted Stock (2)	3,901,881	2,224,182	1,201,539	1,126,671	575,106	376,324

Cost of benefit continuation (3)	43,111	42,709	43,111	27,453	43,111	43,111

Deferred compensation balance (4)	6,270,418	—	839,877	2,323,532	936,971	—

Total	$15,869,410	$3,654,741	$3,417,427	$4,833,890	$2,588,254	$1,472,068

(1)

Amounts reflected are a multiple of base salary and average annual incentive award. The president and chief executive officer would receive two times his or her base salary and two times the average of his or her annual incentive award for 2017, 2018 and 2019. All other executives would receive one times his or her base salary and one times the average of his or her annual incentive award for 2017, 2018 and 2019.

EXECUTIVE OFFICER COMPENSATION

(2)	Amounts are based on the closing price of our stock on December 31, 2019 of $18.55 and vesting as described above.

(3)	Amounts reflect the costs associated with continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(4)	The named executive officers are fully vested in their deferred compensation accounts.

Change-In-Control

The Severance Plan also provides for certain payments in the event that there is a “double trigger”, that is a change in control of the Company and the occurrence of any of the following events during the period beginning 30 days prior to the change in control and ending one year after a change in control:

•	A termination of the executive without “cause”, as previously explained above;

•	A voluntary termination by the executive for “good reason”, as previously explained above.

If a double trigger occurs, the key benefits under the Severance Plan, which are contingent on the execution of a release and a one-year noncompetition agreement with the Company, are:

•	An executive would receive a payment equal to a multiple of his or her current annual base salary and the average cash incentive bonus that was paid over the prior three-years. For example:

•

The president and chief executive officer would be entitled to receive a payment equal to 3x his or her current base salary and 3x his or her average annual cash incentive award over the prior three years.

•	All other executives would be entitled to receive a payment equal to 2x his or her current base salary and 2x his or her average annual cash incentive award over the prior three years.

•	An executive would be entitled to receive a pro-rata portion of his or her annual cash incentive award for the year based on a “target” level of performance on all measures.

•	We would pay for the continuation of the executive’s health and welfare benefits for up to 18 months or until the executive is re-employed, whichever period is shorter.

The Company does not provide any consideration for excise taxes that the named executive officers might incur as a result of these payments. The cost of any tax would be borne by the executive. In addition, under the terms of the restricted stock unit agreements, the executives’ restricted stock unit award would accelerate and all then unvested restricted stock units would vest if the executive is terminated without cause or resigns for good reason following a change in control.

The table below quantifies the compensation that would become payable to a senior executive under these circumstances assuming that both triggering events occurred on December 31, 2019. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s 401(k) Plan and accrued vacation pay.

Potential Change in Control Payments

	Mr. Risoleo	Mr. Bluhm	Mr. Tyrrell	Ms. Abdoo	Ms. Hamilton	Mr. Lentz

Termination payment (1)	$8,481,000	$2,775,700	$2,665,800	$2,712,467	$2,066,133	$2,105,267

Target Annual Cash Incentive (2)	1,500,000	576,800	576,800	566,500	450,000	470,000

Restricted Stock (3)	14,804,978	6,661,546	4,559,219	4,269,357	2,126,702	1,378,080

Cost of benefit continuation (4)	43,111	42,709	43,111	27,453	43,111	43,111

Deferred compensation balance (5)	6,270,418	—	839,877	2,323,532	936,971	—

Total	$31,099,506	$10,056,755	$8,684,807	$9,899,308	$5,622,917	$3,996,457

(1)

The termination payment is a multiple of base salary and average annual cash incentive award. The president and chief executive officer would receive three times his or her base salary and three times the average of his or her annual cash incentive award for 2017, 2018 and 2019. All other executives would receive two times his or her base salary and two times the average of his or her annual incentive award for 2017, 2018 and 2019.

EXECUTIVE OFFICER COMPENSATION

(2)

Under the severance plan, the named executive officers would receive a pro-rata portion of the annual incentive award at the “target” level of performance. The amount reflected here is for a full-year since the table is done as of December 31, 2019. This annual cash incentive would not otherwise be earned until the Compensation Policy Committee met and determined the results on the performance measures, which generally occurs in the February following the year of performance.

(3)

Under the restricted stock unit agreements, all unvested restricted stock units would accelerate and vest in the event of a change in control and termination of employment without cause or termination by the executive for good reason. The value is determined by multiplying the shares by $18.55, the closing price of our stock on December 31, 2019.

(4)	Amounts reflect costs associated with the continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(5)	The named executive officers are fully vested in their deferred compensation accounts.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information as of December 31, 2019 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)

Equity compensation plans approved by stockholders (1)	333,736	$19.03	—

Equity compensation plans not approved by stockholders	—	—	—

TOTAL	333,736	$19.03	—

(1)

Shares indicated are the aggregate of those issuable under the Company’s 1997 and 2009 Comprehensive Stock and Cash Incentive Plans, whereby we may award to officers and key employees: (i) options to purchase our common stock, (ii) deferred shares of our common stock, and (iii) restricted shares of our common stock. No shares remain available for future grants under either plan.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information regarding the relationship between the annual total compensation of our employees and the annual total compensation of Mr. Risoleo, our Chief Executive Officer. We consider the pay ratio specified herein to be a reasonable estimate, calculated in a manner intended to be consistent with Item 402(u) of Regulation S-K.

48:1 CEO PAY RATIO

We believe executive pay must be internally consistent and equitable to motivate our employees to create stockholder value. We are committed to internal pay equity, and the Compensation Policy Committee monitors the relationship between the pay our executive officers receive and the pay our employees receive. We recognize that our continued success is highly dependent upon the retention of experienced, motivated and loyal employees at all levels of our organization. We continually review our compensation practices to ensure that the compensation of every employee reflects the level of his or her position and responsibilities and is reviewed so as to be competitive to similar positions in the applicable labor market, while maintaining an appropriate balance between executive compensation and our overall compensation levels. By doing so, we maintain a highly qualified, stable workforce, which is reflected in the fact that the average tenure with the Company is 12 years. The compensation program for all employees is aligned with the structure of executive officer compensation. The primary components of compensation for both employees and executive officers are: base salary, annual cash incentive bonus, and long-term incentive equity-based compensation (which is granted to all employees at or above upper middle management). The same metrics (Adjusted FFO per share and ROIC) are the primary components for determining the annual cash incentive bonus for both employees and executive officers. There are, however, some differences

EXECUTIVE OFFICER COMPENSATION

in the design of the long-term incentive equity-based compensation. While the long-term equity incentive grants for both executive officers and upper middle management include a total stockholder return component, the grants for upper middle management are also based in part on performance on individual performance objectives. In contrast, starting with the 2017 compensation program, the equity incentive grants for executive officers do not include individual performance objectives. Our compensation and benefit programs are designed to encourage and reward all employees who contribute to our success. For more information on the Company’s compensation philosophy, see “Our Compensation Program & Role of Compensation Committee” within the CD&A.

Mr. Risoleo had 2019 annual total compensation of $9,434,465 as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2019 was $197,781, as determined in the same manner as the total compensation for Mr. Risoleo. Based on this information, for 2019, the estimated ratio of the median of the annual total compensation of all of our employees (other than our CEO) to the annual compensation of our CEO was 1 to 48.

The Company’s CEO pay ratio ranks within the lowest 10% among S&P 500 companies and is over 3.5x lower than the median ratio for S&P 500 companies (173:1), based on a study of last year’s disclosures conducted by a third-party compensation consultant.

To identify the median employee from our employee population, we determined the annual total compensation of each of our employees as of December 31, 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We considered all Company employees, including those working less than 40 hours per week, and included base salary, annual incentive bonus, and stock compensation for purposes of determining the median employee. Using this methodology, we determined that our median employee was a full-time employee with the title of Senior Professional.

Workplace Demographics

To assist investors in their assessment of the Company’s CEO pay ratio, the Company is providing supplemental information on its workforce. As of March 1, 2020, the Company had 176 employees, all of which work in the United States. The vast majority work in the Company’s headquarters in Bethesda, Maryland, while others work in the Company’s regional offices in Miami and San Diego. The employees at the Company’s properties are the employees of the Company’s third-party hotel managers, who are responsible for hiring and maintaining employees and setting their compensation. The Company does not use temporary or seasonal workers. As of February 2020, all Company employees were full time employees, though on occasion the Company has, and may in the future, hire employees on a part time basis. The workforce is professional, experienced and motivated, with the average tenure of 12 years as noted above. The majority of the Company’s employees have college degrees and many have advanced degrees as well. The Company was recognized by Fortune Magazine as one of the World’s Most Admired Companies in 2019, ranking #2 in the real estate industry.

REPORT OF THE COMPENSATION POLICY COMMITTEE ON EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION POLICY COMMITTEE

ON EXECUTIVE COMPENSATION

To Our Stockholders:

The Compensation Policy Committee has reviewed and discussed with management the Compensation Discussion and Analysis of the Company. Based on its review and discussions, the Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ending December 31, 2019 and this Proxy Statement.

The Compensation Policy Committee

Mary L. Baglivo, Chair

Ann McLaughlin Korologos

Sandeep L. Mathrani

A. William Stein

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

2019 Director Fees

Directors who are employees receive no fees for their service as a director. Mr. Marriott, Chairman of the Board, and Mr. Risoleo, President and CEO, were employees of the Company during 2019 and received no director fees. In 2019, we provided the following annual compensation to the Company’s independent directors. Directors are compensated in cash and stock to align their interests with those of our stockholders.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Mary L. Baglivo	$235,520	$—	$68,866	$304,386
Sheila C. Bair	100,000	131,005	63,352	294,357
Mary Hogan Preusse	100,000	131,005	47,366	278,371
Ann McLaughlin Korologos	88,000	131,005	55,633	274,638
Sandeep L. Mathrani	100,000	131,005	59,751	290,756
John B. Morse, Jr.	92,000	131,005	53,650	276,655
Walter C. Rakowich	239,520	—	56,243	295,763
Gordon H. Smith	133,000	131,005	31,033	295,038
A. William Stein	100,000	131,005	40,512	271,517

(1)

Amount reflects an annual retainer for Board service, committee membership fees and retainers for committee chairs and Lead Director, as described below. In addition, for Ms. Baglivo and Mr. Rakowich the amount also reflects the cash award they received in lieu of the annual stock award. See “Stock Compensation – Annual Stock Award” below for more information.

(2)

Amount reflects the grant date fair value of phantom stock awards made pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan. The phantom stock awards are fully vested upon grant. See “Stock Compensation – Annual Stock Award” below for a description of these awards.

(3)	Amount reflects:

•

Complimentary rooms, food and beverage and other hotel services for directors when they stay at properties owned by us or managed by our major operators as follows: Ms. Baglivo, $32,473; Ms. Bair, $32,753; Ms. Hogan Preusse, $24,171; Ms. Korologos, $28,762; Mr. Mathrani, $36,239; Mr. Morse, $32,539; Mr. Rakowich, $31,507; Mr. Smith, $16,044; and Mr. Stein, $24,571.

•

Reimbursement for taxes associated with the value of the above benefit as follows: Ms. Baglivo, $36,393; Ms. Bair, $30,599; Ms. Hogan Preusse, $23,195; Ms. Korologos, $26,871; Mr. Mathrani, $23,512; Mr. Morse, $21,111; Mr. Rakowich, $24,736; Mr. Smith, $14,989; and Mr. Stein, $15,941.

2019 Director Compensation Program

The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board of Directors on compensation and benefits for the non-employee directors. The Committee generally reviews the compensatory arrangements of the independent directors biennially. The compensatory arrangements for both 2018 and 2019 were based on a review conducted in the fall of 2017 by the Committee with the assistance of Pay Governance LLC. Pay Governance conducted an assessment of the competitiveness of the non-employee directors’ total compensation using several market data sources, which included director compensation practices for companies comprising the S&P 500 Index (of which we are a constituent) as well as the proxy peer group used to assess executive compensation. Upon the recommendation of the Committee, the Board approved the following compensatory arrangements for the non-employee directors, which became applicable in January 2018. Except as discussed below with respect to the annual stock awards, there were no changes to these compensatory arrangements in 2019 and set forth below are the complete components of director compensation for 2019. The results of the Committee’s review for 2020 are included after the discussion of 2019 compensation.

DIRECTOR COMPENSATION

Cash Compensation

Non-employee directors receive the following cash compensation in addition to reimbursement of customary and usual travel expenses:

•	retainer of $80,000 per year;

•	$8,000 per year for membership on the Compensation Policy Committee or Nominating and Corporate Governance Committee;

•	$12,000 per year for membership on the Audit Committee;

•	$15,000 per year to the committee chair of the Nominating and Corporate Governance Committee (Mr. Smith);

•	$25,000 per year to the committee chair of the Compensation Policy Committee (Ms. Baglivo);

•	$25,000 per year to the committee chair of the Audit Committee (Mr. Rakowich); and

•	$30,000 per year to the Lead Director (Mr. Smith).

There are no fees paid for attendance at up to five regular Board meetings, however, non-employee directors receive $1,500 for attendance at any special meeting, of which there was one in 2019. Similarly, there are no fees paid for attendance at up to five meetings of the Nominating and Corporate Governance Committee and Compensation Policy Committee and up to seven meetings of the Audit Committee; however, non-employee directors receive $1,500 for attendance at any special committee meetings in excess of those amounts, of which there were none in 2019.

Stock Compensation—Annual Stock Award

Non-employee directors receive an annual director stock award under the Non-Employee Directors’ Deferred Stock Compensation Plan effective after election at the annual meeting. Under the plan, directors receive the annual stock award in fully-vested common stock, unless a director makes an election to defer the award into stock units. Directors also elect when the stock units would be payable, which may be (i) on the 90th day following separation from service from the Board, in a lump sum or in annual installments up to 10 years, (ii) on the 90th day following the fifth anniversary of the director’s separation from service from the Board, in a lump sum or in annual installments up to 5 years, or (iii) in a lump sum payable on the 90th day following the earlier of (A) separation from service or (B) 3 or 5 years from the date of grant.

We are requesting stockholder approval of the Company’s 2020 Comprehensive Stock and Cash Incentive Plan at the annual meeting. Future annual director stock awards will be issued using common stock reserved under this plan assuming stockholder approval. The 2009 Comprehensive Stock and Cash Incentive Plan expired in March 2019, and for that reason no common stock was available for issuance to directors after the 2019 annual meeting as would typically occur.

In 2019, the intended annual director stock award amount was $140,000 and each director would have received 7,239 shares if the award had been granted on May 16, 2019, the date of the 2019 annual meeting, based on the closing stock price of $19.34 on that date. Ms. Baglivo and Mr. Rakowich did not defer their annual stock awards for 2019 and received cash in lieu of a stock award of 7,239 shares, which cash amount was based on the closing stock price on the day prior to payment. All other non-employee directors elected to defer their annual stock awards for 2019 and were granted 7,239 shares of phantom stock, including related dividend equivalent rights. The value of the phantom stock is intended to correspond to the value of an equivalent number of shares of common stock, but is payable solely in cash. If the Company’s 2020 Comprehensive Stock and Cash Incentive Plan is approved by stockholders at the annual meeting, these phantom stock awards will be converted into stock units and paid in accordance with the deferral election of each director. The fair market value of these phantom stock awards on the grant date is reflected in the Stock Awards column of the 2019 Director Fees table on the preceding page. The award amounts do not equal $140,000 due to the change in the Company’s common stock price between May 16, 2019 and the date the phantom stock awards were actually awarded to the directors on July 17, 2019.

DIRECTOR COMPENSATION

Stock Ownership Policy

Non-employee directors must own common stock of the Company (which includes stock units held under the Non-Employee Directors’ Deferred Stock Compensation Plan) equal in value to five times the annual cash retainer paid to directors. Compliance with this policy is measured on the first trading day of each calendar year, using the annual cash retainer then in effect and the closing price of our common stock on that day. Any subsequent change in the value of the common stock will not affect the amount of stock that directors are required to hold during that year. In the event that the annual cash retainer increases, a non-employee director will have five years from the time of such increase to acquire any additional shares needed to meet this requirement. There will be a transition period of five years for non-employee directors to achieve the ownership requirement. Mr. Marriott and Mr. Risoleo, as employees, are subject to separate stock ownership requirements applicable to corporate officers. All directors have met the stock ownership requirement with the exception of Mr. Stein, who joined the Board in 2017 and still has 2 years to attain the ownership requirement under the policy.

Perquisites

To encourage our directors to visit and personally evaluate and provide feedback on our properties and the managers of our properties, directors receive complimentary rooms, food and beverage and other hotel services when they stay at properties owned by us or managed by our major operators, subject to an annual limit of $30,000 measured over a rolling three year period (i.e., $90,000 over three years). In addition, directors are reimbursed for taxes associated with the value of this benefit.

Non-Employee Directors’ Deferred Stock Compensation Plan

In addition to the annual stock award, the Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to defer receipt of all or part of their annual cash retainer, committee fees, and committee chair fees until after their service on the Board has ended. Under this plan, the Company has established a stock unit account for each non-employee director and all deferred fees are credited to this account as of the date the fee would have been paid. Deferred fees are converted into stock units based on the fair market value of the Company’s common stock on the date the fee otherwise would have been paid. Dividends are “reinvested” in additional stock units and credited to the account in stock units based on the market price of the stock on the date dividends are paid.

Upon termination of service from the Board, a director’s stock unit account is settled by delivering an amount of our shares of common stock equal to the number of stock units, and, with respect to any deferred cash fees, the Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to elect to receive such shares commencing (i) on the 90th day following the director’s separation from service, in a lump sum or in substantially equal annual installments over a period not to exceed 10 years or (ii) on the 90th day following the fifth anniversary of the director’s separation from service from the Board, in a lump sum or in annual installments up to 5 years. With respect to annual stock awards, directors may also elect to defer payment of the award as set forth above.

2020 Director Compensation Program

Under its charter, the Nominating and Corporate Governance Committee is authorized to engage consultants or advisors in connection with its review and analysis of non-employee director compensation and benefits, and the Committee retained Pay Governance LLC in 2019 to assist in its review. At the request of the Committee, Pay Governance conducted an assessment of the competitiveness of the non-employee directors’ total compensation using market data from 2018, including director compensation practices for companies comprising the S&P 500 Index (of which we are a constituent) as well as the same peer group companies used for executive compensation analyses. The companies comprising this peer group are shown in “Compensation Discussion & Analysis.” Upon review and consideration, the Committee recommended no changes to non-employee director compensation. As a result, the compensatory arrangements described above for 2019 will be effective for 2020 compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock and of the partnership units of Host Hotels & Resorts, L.P. (our operating partnership) that were beneficially owned as of February 28, 2020 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

Information about the ownership of operating partnership units is included because the operating partnership units are redeemable by holders for cash or, at our election, for shares of the Company’s common stock. As of February 28, 2020, the Company owns approximately 99% of the operating partnership units.

Name	Number of Shares of Common Stock	% of Shares of Common Stock (1)	Number of Operating Partnership Units	% of Common Stock and Operating Partnership Units (2)
Directors:
Mary L. Baglivo (3)	40,678	*		*
Sheila C. Bair (3)	57,646	*		*
Mary Hogan Preusse (3)	22,258	*		*
Ann McLaughlin Korologos (3)	156,752	*		*
Richard E. Marriott (4)	6,218,923	0.9%	140,296	0.9%
Sandeep L. Mathrani (3)	30,859	*		*
John B. Morse, Jr. (3)	108,625	*		*
Walter C. Rakowich (3)	37,847	*		*
James F. Risoleo (5)	674,316	*		*
Gordon H. Smith (3)	79,242	*		*
A. William Stein (3)	21,263	*		*
Non-Director Named Executive Officers:
Elizabeth A. Abdoo (5)	282,965	*		*
Michael D. Bluhm (5)	207,856	*		*
Joanne Hamilton (5)	109,856	*		*
Michael Lentz (5)	62,410	*		*
Nathan S. Tyrrell (5)	176,603	*		*
All Directors and Executive Officers as a group:
(18 persons, including the foregoing) (3)(4)(5)	8,282,792	1.2%	140,296	1.2%
Certain Beneficial Owners:
BlackRock, Inc. (6)	82,955,526	11.7%		11.7%
State Street Corporation (7)	48,308,418	6.8%		6.8%
The Vanguard Group, Inc. (8)	120,403,626	17.0%		17.0%

*	Reflects ownership of less than 1/10th of 1%.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(1)

Any descriptions of ownership or aggregations of ownership of the Company’s common stock within this proxy statement are based upon the disclosure requirements of federal securities laws. They do not indicate ownership of common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in our Charter.

(2)

This column assumes that all operating partnership units held by the named person or group of persons are redeemed for shares of common stock, but that none of the operating partnership units held by others are redeemed for shares of common stock.

(3)

The number of shares of common stock listed here includes common stock equivalents: (1) awarded annually to non-employee directors under our Non-Employee Directors’ Deferred Stock Compensation Plan; (2) resulting from non-employee directors’ election to receive part of their annual retainer, committee chair fees and attendance fees in stock pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan; (3) for Ann McLaughlin Korologos, 11,957 common stock equivalents from a one-time special stock award made in 1997 to all non-employee directors; and (4) common stock equivalents for dividends relating to common stock equivalents held by each director.

(4)	The number of shares of our common stock listed here for Richard E. Marriott includes:

•	756,159 shares held in trust for which Richard E. Marriott is a co-trustee;

•	76,957 shares held by the wife of Richard E. Marriott;

•	270,427 shares held in trust for which the wife of Richard E. Marriott is a trustee;

•	279,875 shares held by the Richard E. and Nancy P. Marriott Foundation of which Richard E. Marriott is a co-trustee; and

•	1,330,610 shares held by a limited partnership, the sole general partner of which is a corporation for which Richard E. Marriott is the controlling stockholder of the voting shares.

It does not include shares held by the adult children of Richard E. Marriott, as to which Mr. Marriott disclaims beneficial ownership.

(5)

The number of shares of our common stock listed here includes restricted stock units granted under the 2009 Comprehensive Stock and Cash Incentive Plan which are subject to forfeiture if the vesting criteria are not satisfied. Also included are shares of common stock that may be acquired within 60 days of February 28, 2020 pursuant to the exercise of stock options granted under our 2009 Comprehensive Stock and Cash Incentive Plan. Such shares, however, are not deemed outstanding for the purpose of computing the ownership percentage of any other person. The following are the amounts of vested exercisable options for each named executive officer:

• Elizabeth A. Abdoo • Joanne Hamilton • Michael Lentz • James F. Risoleo • Nathan S. Tyrrell	39,778 vested options 13,800 vested options 13,980 vested options 74,052 vested options 6,886 vested options

(6)

BlackRock, Inc. filed an amended Schedule 13G with the SEC on February 4, 2020 to report beneficial ownership of 82,955,526 shares of our common stock. BlackRock reports that it has the sole power to dispose of all such shares and has sole voting power with respect to 74,285,295 shares. The single largest subsidiary by holding percentage, BlackRock Institutional Trust Company, N.A., held approximately 7.4% of the Company’s issued and outstanding stock. There are no beneficial owners greater than 9%. BlackRock’s business address is 55 East 52nd Street, New York, New York 10055.

(7)

State Street Corporation filed a Schedule 13G with the SEC on February 13, 2020 to report beneficial ownership of 48,308,418 shares of our common stock. State Street Corporation reports that it has the shared power to dispose of 48,258,502 shares and the shared power to vote 43,905,468 shares. State Street Corporation’s business address is State Street Financial Center, One Lincoln Street, Boston Massachusetts 02111.

(8)

The Vanguard Group, Inc. filed an amended Schedule 13G with the SEC on February 11, 2020 to report beneficial ownership of 120,403,626 shares of our common stock. Vanguard reports that it has the sole power to dispose of 118,518,553 shares, has shared power to dispose of 1,885,073 shares, has the sole power to vote with respect to 1,799,937 shares and has shared power to vote with respect to 893,161 shares. The single largest fund by holding percentage, Vanguard Real Estate Index Fund, held approximately 5.2% of the Company’s issued and outstanding stock. There are no beneficial owners greater than 9%. Vanguard’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

CERTAIN RELATIONSHIPS AND

RELATED PERSON TRANSACTIONS

Policy on Transactions and Arrangements with Related Persons

In 2007 the Nominating and Corporate Governance Committee recommended, and the Board of Directors adopted, a written policy with respect to related person transactions which has been updated from time to time. The policy applies to any transaction, or series of transactions in which the Company, its subsidiaries or affiliates is or will be a participant, the amount involved exceeds $120,000, and in which any related person has or will have a direct or indirect material interest. A related person for purposes of the policy includes:

•	any Company officer, senior manager, or director;

•	an owner of 5% or more of Company stock;

•	any immediate family member of any person listed above; or

•	any firm in which any of the foregoing persons is employed or is a principal in which such person has a 5% or greater interest.

Under the policy, the legal department will determine whether a transaction meets the requirements of a related person transaction. If so, the transaction will be reviewed by the Board of Directors, if it is part of a transaction which itself would require Board approval, or in all other circumstances the Audit Committee will review the transaction at its next meeting. In those instances in which the legal department, in consultation with the Chief Executive Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, then the transaction will be reviewed by the Chair of the Audit Committee. Based on its consideration of all the relevant facts and circumstances, each of the Board, Audit Committee or Chair will decide whether to approve the transaction.

As adopted, the policy has standing pre-approvals for transactions that meet specific criteria or are not considered related person transactions by the SEC. Pre-approved transactions include:

•

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, which has been approved pursuant to the Company’s Charitable Contribution Policy if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that charitable organization’s total annual receipts;

•	any transaction involving a related person where the rates or charges involved are determined by competitive bids involving third parties who are not related persons;

•	indemnification and advancement of expenses to any related person made pursuant to the Company’s Charter or Bylaws or pursuant to any agreement; and

•

management, operating, licensing and franchise agreements entered into with Marriott International, Inc. and certain of its subsidiaries to manage hotels owned or leased by the Company or its subsidiaries, including modifications and amendments to existing agreements, if such agreements, amendments or modifications are on terms and conditions substantially consistent with the Company’s then current agreements with Marriott International or other third-party operators.

Related Person Transactions

Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between Host Marriott Corporation (renamed Host Hotels & Resorts, Inc. in 2006) and Marriott International.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our stockholders.

As of January 31, 2020, Richard E. Marriott, the Chairman of our Board, beneficially owned approximately 7.3% of the outstanding shares of common stock of Marriott International. Mr. Marriott’s brother, J.W. Marriott, Jr., serves as Executive Chairman and Chairman of the Board of Marriott International and formerly served as Chief Executive Officer. By reason of Richard E. Marriott’s ownership of such shares, and his brother’s position at Marriott International, transactions between Marriott International and our Company are considered related person transactions within the meaning of our policy described above. A summary of our ongoing relationships with Marriott International is provided below.

Leases

We currently sublease approximately 3,576 square feet of office space from Marriott International. The sublease was provided on market terms and conditions. In 2019, we paid Marriott International approximately $143,040 in rental fees for this office space.

Lodging Management and Franchise Agreements

Marriott International and certain of its subsidiaries have entered into management and license agreements with us and certain of our subsidiaries to manage branded full-service hotels owned or leased by us and our subsidiaries. Marriott International has also entered into franchise agreements with us and our subsidiaries that allow us to use Marriott brands, associated trademarks, reservation systems and other related items for Marriott hotels for which we have entered into operating agreements with hotel management companies other than Marriott International. In 2019, we and our subsidiaries paid $197 million in the aggregate in management and franchise fees to Marriott International. The initial term of our management agreements with Marriott International is generally 15 to 25 years with one or more renewal terms at the option of the manager. The majority of these management agreements condition the manager’s right to exercise renewal options upon the satisfaction of specified economic performance criteria. Under each management agreement, Marriott International provides comprehensive management services for the hotels. These agreements typically include the terms described below.

•

Fees for operational services. Marriott International has sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels it manages, including establishing room rates, securing and processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by its technical and operational experts and promoting and publicizing the hotels. Marriott International provides all managerial and other employees for the hotels, reviews the operation and maintenance of the hotels, prepares reports, budgets and projections, and provides other administrative and accounting support services to the hotels. These support services include planning and policy services, divisional financial services, product planning and development, employee staffing and training, corporate executive management and certain in-house legal services. Marriott International typically receives compensation in the form of a base management fee, which is calculated as a percentage (generally 3%) of annual gross revenues, and an incentive management fee, which typically is calculated as a percentage (generally 20%) of operating profit after we have received a priority return on our investment in the hotel. In the case of our hotels operating under the W®, Westin®, Sheraton®, Luxury Collection® and St. Regis® brands and managed by Marriott following its acquisition of Starwood Hotels & Resorts Worldwide, Inc. on September 23, 2016 (collectively, the “Starwood-Branded Hotels”), the base management fee is only 1% of annual gross revenues, but that amount is supplemented by license fees payable to Marriott under a separate license agreement (as described below).

•

License services. In the case of the Starwood-Branded Hotels, operations are governed by separate license agreements addressing matters pertaining to the designated brand, including rights to use trademarks, service marks and logos, matters relating to compliance with certain brand standards and policies, and the provision of certain system programs and centralized services. Although the term of these license agreements with Marriott generally is coterminous with the corresponding operating agreements,

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

the license agreements contemplate the potential for continued brand affiliation even in the event of a termination of the operating agreement (for instance, in the event the hotel is operated by an independent operator). The Marriott licensors receive compensation in the form of license fees (generally 5% of gross revenues attributable to room sales and 2% of gross revenues attributable to food and beverage sales), which amounts supplement the lower base management fee of 1% of gross revenues received by Marriott under the operating agreements, as noted above.

•

Chain or system programs and services. Marriott International provides chain or system programs and services generally that are furnished on a centralized basis. Such services include the development and operation of certain computer systems and reservation services, regional or other centralized management and administrative services, marketing and sales programs and services, training and other personnel services, and other centralized or regional services as may be determined to be more efficiently performed on a centralized, regional or group basis rather than on an individual hotel basis. Costs and expenses incurred in providing these chain or system programs and services generally are allocated on a cost reimbursement basis among all hotels managed by Marriott International or its affiliates or that otherwise benefit from these services.

•

Working capital and fixed asset supplies. We are required to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We also are responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from working capital are insufficient to meet the financial requirements of the hotels.

•

Furniture, fixtures and equipment replacements. We are required to provide Marriott with all furniture, fixtures and equipment (“FF&E”) necessary for the operation of the hotels (including funding any required FF&E replacements). On an annual basis, Marriott prepares budgets for FF&E to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the necessary funds, which budgets are subject to our review and approval. For purposes of funding such expenditures, a specified percentage (typically 5%) of the gross revenues of each hotel is deposited by the manager into an escrow or reserve account in our name, to which the manager has access. For certain hotels, we have negotiated flexibility with Marriott that reduces the funding commitment required as follows:

•

For certain hotels managed by Marriott, we have entered into an agreement with Marriott to allow for such expenditures to be funded from one pooled reserve account, rather than periodic reserve fund contributions being deposited into separate reserve accounts at each hotel, with the minimum required balance maintained on an ongoing basis in that pooled reserve account being significantly lower than the amount that would have been maintained otherwise in such separate hotel reserve accounts. Upon sale, a hotel-level reserve account would be funded (by either the purchaser or by the Company, as the seller) in the full amount of the reserve balance associated with the hotel.

•

For certain of the Starwood-Branded Hotels, periodic reserve fund contributions, which otherwise would be deposited into reserve accounts maintained by managers at each hotel, are distributed to us and we are responsible for providing funding of expenditures which otherwise would be funded from reserve accounts for each of the hotels. Upon sale, a hotel-level reserve account would be funded in the amount of the subject hotel’s pro rata share, if any, of the consolidated pooled reserve balance.

•

Building alterations, improvements and renewals. Marriott is required to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and elevators of each hotel, along with alterations and improvements to the hotel as are required, in Marriott’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition that is consistent with brand standards. We generally have approval rights as to such budgets and expenditures, which we review and approve based on Marriott’s recommendations and on our judgment. Expenditures for these major repairs and improvements affecting the hotel building typically are funded directly by us, although our agreements with Marriott in respect of the Starwood-Branded Hotels contemplate that certain such expenditures may be funded from the FF&E reserve account.

STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

Proxy Statement Proposals

If you wish to submit a proposal to be included in the proxy statement for our 2021 annual meeting, we must receive it no later than December 4, 2020. The proposal must comply with the SEC’s proxy rules and should be sent to the attention of the Secretary at Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, MD 20814.

Director Nominations for Inclusion in Proxy Materials

(Proxy Access)

Our proxy access bylaw permits a stockholder (or group of up to 20 stockholders) owning 3% or more of the Company’s outstanding common stock continuously for at least 3 years to nominate and include in the Company’s proxy materials director candidates constituting the greater of two individuals or 20% of the Board, if the nominating stockholder(s) and the nominee(s) satisfy the eligibility, procedural and disclosure requirements in the Bylaws. Stockholders who do not meet the requirements may always provide written suggestions for director nominees directly to the Nominating and Corporate Governance Committee. The Committee will evaluate director candidates suggested by stockholders in the same manner as those suggested by other sources. For the 2021 annual meeting, notice of a proxy access nomination must be delivered to our Secretary at the address provided above no earlier than November 4, 2020 and no later than 5:00 p.m., Eastern time, on December 4, 2020.

Other Proposals and Nominations

Our Bylaws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at the 2021 annual meeting of stockholders, but which is not intended to be included in the Company’s proxy statement for that meeting. Under our Bylaws, nominations for directors or other business proposals to be addressed at the next annual meeting may be made by a stockholder entitled to vote who has delivered written notice to the Secretary (at the above address), no earlier than November 4, 2020 and no later than 5:00 p.m., Eastern time, on December 4, 2020. Also, in the event that the number of directors to be elected is increased and public announcement occurs after November 24, 2020, then stockholders will have an additional 10 days from the date of the announcement to nominate candidates for director, but only with respect to any new positions created by the increase. All notices must contain all of the information required under our Bylaws, a copy of which is available, at no charge, from the Secretary, and is also available on our website (www.hosthotels.com).

Important Dates for 2021 Annual Meeting

Earliest Date to Submit Director Nominations for Inclusion in Our Proxy Statement (Proxy Access)	November 4, 2020

Last Date to Submit Director Nominations for Inclusion in Our Proxy Statement (Proxy Access)	December 4, 2020

Last Date to Submit Stockholder Proposals for Inclusion in Our Proxy Statement	December 4, 2020

Earliest Date to Submit Director Nominations or Other Business to Be Presented at Our Annual Meeting	November 4, 2020
Last Date to Submit Director Nominations or Other Business to Be Presented at Our Annual Meeting	December 4, 2020

ATTENDANCE AND VOTING MATTERS

ATTENDANCE AND VOTING MATTERS

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. This proxy is being solicited by the Board of Directors, and we have designated Brian G. Macnamara and Julie P. Aslaksen as proxies for this annual meeting. When you properly sign your proxy card or vote via telephone or the Internet, you are giving the persons named on the card your direction to vote your shares of common stock at the annual meeting as you designate.

What does it mean if I get more than one notice or proxy card?

You should vote by following the instructions on each notice you receive or by completing and signing each proxy card you receive. You will receive separate instructions for all of the shares you hold in different ways, such as jointly with another person, or in trust, or in different brokerage accounts.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., or Computershare, you are considered the stockholder of record with respect to those shares, and the Notice of Availability of Proxy Materials was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Availability of Proxy Materials was forwarded to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Why did I receive a Notice of Internet Availability in the mail instead of printed proxy materials?

In accordance with SEC rules, instead of mailing a printed copy of our proxy materials to all of our stockholders, we have elected to furnish such materials to selected stockholders by providing access to these documents over the Internet. Accordingly, on or about April 3, 2020, we sent a Notice of Internet Availability to our stockholders. These stockholders have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials by calling the toll-free number found on the Notice of Internet Availability. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help save natural resources and reduce the cost to print and distribute the proxy materials.

Who is entitled to vote?

Any owner of common stock of the Company at the close of business on March 19, 2020, the record date, can vote at the annual meeting, and any postponements or adjournments of the meeting, and is entitled to one vote for each share of common stock owned.

How do I vote?

Voting in Person at the Meeting. If you are a stockholder of record as of the close of business on March 19, 2020 and attend the annual meeting, you may vote in person at the meeting by presenting some form of government-issued photo identification. If your shares are held by a broker, bank or other nominee (i.e., in “street name”) and you wish to vote in person at the meeting, you will need to obtain a proxy form from the broker, bank or other nominee that holds your shares of record and present some form of government-issued photo identification.

ATTENDANCE AND VOTING MATTERS

Voting by Authorizing a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may authorize a proxy to vote your shares as follows:

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Vote by Telephone. You may vote by telephone by calling the toll-free number listed on the proxy card, which may be requested by following the instructions on the Notice of Internet Availability you received. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Thursday, May 14, 2020. When you call, have your proxy card in hand and you will receive a series of voice instructions, which will allow you to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

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Vote by Internet. You also have the option to vote via the Internet. The website for Internet voting is on the Notice of Internet Availability and is also printed on your proxy card that you may request. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Thursday, May 14, 2020. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

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Vote by Mail. If you would like to vote by mail, mark your proxy card, sign and date it, and return it to Computershare in the postage-paid envelope provided. The proxy card may be requested by following the instructions on the Notice of Internet Availability you received.

Voting by Proxy for Shares Registered in Street Name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee, which you must follow in order to have your shares of common stock voted.

Who is acting as my proxy and how will they vote my shares?

The individuals named on the enclosed proxy card are your proxies. They will vote your shares as you indicate. If you sign and return your proxy card but do not indicate how you wish to vote and you hold your shares in your own name as a holder of record, all of your shares will be voted as recommended by the Board of Directors.

However, if you hold your shares in street name, it is critical that you cast your vote in order for your vote to count. In the past, if you held your shares in street name and you did not indicate how you wanted to vote those shares, your bank or broker was allowed to vote those shares on your behalf in the election of directors and other routine matters as they deemed appropriate. Now, due to regulatory changes, your bank or broker is no longer able to vote your shares on a discretionary basis in most matters. If you hold your shares in street name and do not instruct your bank or broker how to vote, then no votes will be cast on your behalf.

Where will the annual meeting be held?

The meeting will be held at the Grand Hyatt Washington, 1000 H Street, N.W., Washington, D.C. 20001. Due to the emerging public health impact of the global coronavirus (COVID-19) outbreak, we are planning for the possibility that the Company’s annual stockholder meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by the Company and available at www.hosthotels.com.

May I revoke my proxy or change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the annual meeting by voting again via the Internet or by telephone, by completing, signing, dating and returning a new proxy card or voting instruction form with a later date, or by attending the annual meeting and voting in person. Only your latest dated proxy we receive at or prior to the annual meeting will be counted. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote again.

ATTENDANCE AND VOTING MATTERS

How can I manage the number of Annual Reports and Proxy Statements I receive?

If you share an address with any of our other stockholders, your household might receive only one copy of these documents. We will promptly deliver, upon oral or written request, individual copies of these documents to any stockholders at a shared address who received only one copy. To request individual copies for each stockholder in your household for this year and/or future years, please contact our Investor Relations department at 240-744-1000, by e-mail to ir@hosthotels.com, or by mail to Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, MD 20814, Attn: Investor Relations. To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, Computershare at 866-367-6351 toll-free within the United States and Canada; outside the United States and Canada at 781-575-4320, or by mail at P.O. Box 505000, Louisville, KY 40233.

What vote is required to approve each proposal?

In the election of directors (proposal 1), each nominee must receive more “for” votes than “against” votes in order to be elected as a director. The affirmative vote of a majority of votes cast at the meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for 2020 (proposal 2), to approve the advisory resolution on executive compensation (proposal 3) and to approve the Company’s 2020 Comprehensive Stock and Cash Incentive Plan (proposal 4).

What constitutes a “quorum”?

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. We must have a quorum to conduct the annual meeting. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of the adjournment.

How are abstentions and broker non-votes treated?

Shares of our common stock represented by proxies that are marked “abstain” will be counted as present at the meeting for the purpose of determining a quorum. Abstentions will have no effect on the results of the vote for the election of directors, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants and the advisory vote on executive compensation. However, under New York Stock Exchange Rules, abstentions will have the same effect as a vote against the proposal to approve the Company’s 2020 Comprehensive Stock and Cash Incentive Plan.

Under New York Stock Exchange Rules, the proposal to approve the ratification of the appointment of independent auditors is considered a ‘‘discretionary’’ item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. In contrast, the election of directors, the advisory vote on executive compensation and the vote to approve the Company’s 2020 Comprehensive Stock and Cash Incentive Plan are ‘‘non-discretionary’’ items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called ‘‘broker non-votes’’ will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for the election of directors, the advisory vote on executive compensation or the vote to approve the Company’s 2020 Comprehensive Stock and Cash Incentive Plan.

ATTENDANCE AND VOTING MATTERS

How can I obtain copies of documents referenced in this proxy statement?

Copies of the Company’s Corporate Governance Guidelines, code of conduct and other documents referenced in this proxy statement can be accessed in the “Governance” section of the Company’s website at www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request by writing to:

Host Hotels & Resorts, Inc.

4747 Bethesda Avenue, Suite 1300

Bethesda, Maryland 20814

Attention: Investor Relations

How will voting on any other business be conducted?

Although we do not know of any other business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting your signed proxy card gives authority to Brian G. Macnamara and Julie P. Aslaksen, or either of them, to vote on such matters in their discretion. Unless otherwise required by our Charter or Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast.

Who will count the votes?

Computershare Trust Company, N.A., our transfer agent, will act as the inspectors of election and will tabulate the votes.

Will there be a sign language interpreter at the meeting?

If you would like to have a sign language interpreter at the annual meeting, please send your request in writing to the Secretary, Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, MD 20814. We must receive your request no later than May 5, 2020.

Who pays the cost of this proxy solicitation?

We bear all expenses incurred in connection with the solicitation of proxies. We have hired the firm of MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $15,000, plus expenses. We will reimburse brokers, fiduciaries and custodians for their reasonable expenses related to forwarding our proxy materials to those beneficial owners.

Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy solicitation materials, our officers and employees may solicit proxies by further mailings or personal conversations, or by telephone, facsimile or other electronic means.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be disclosed on a Current Report on Form 8-K filed with the SEC within four business days of the date of the annual meeting, which will be available on the Company’s website at www.hosthotels.com.

OTHER MATTERS

OTHER MATTERS

Other Business at the Annual Meeting

Our Board is not aware of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting or any adjournment or postponement thereof, proxies received will be voted in accordance with the recommendation of our Board. Discretionary authority with respect to such other matters is granted by execution of the proxy.

Delinquent Section 16(a) Reports

Federal securities laws require directors, executive officers, and owners of more than ten percent of our common stock to file reports with the SEC and with the New York Stock Exchange. These reports relate to the number of shares of our common stock that each of those persons beneficially owns, and any changes in their ownership. Based solely on our review of the copies of these reports and written representations we received from our directors and executive officers, we believe that all filings required to be made by the reporting persons during 2019 were made on a timely basis except for: on May 10, 2019, late filings of Forms 4 for each of Ms. Abdoo, Mr. Bluhm, Ms. Hamilton, Mr. Lentz, Mr. Macnamara, Mr. Risoleo, and Mr. Tyrrell, to report the disposition of common stock to satisfy tax withholding obligations incident to the vesting of time-based restricted stock on February 8, 2019 and on February 13, 2019; and on June 14, 2019, a late filing of a Form 4 to report the purchase of common stock related to a dividend reinvestment by Mr. Lentz on April 15, 2019.

Hotel Information

A special stockholder annual meeting rate is offered at the Grand Hyatt Washington where the annual meeting is being held for Thursday, May 14, 2020. A limited number of rooms are available at this special rate of $409, plus taxes and gratuities. To receive this special rate, please call at 1-800-233-1234 and reference Host Hotels & Resorts Shareholder Meeting. You may also book online at https://www.hyatt.com/en-US/group-booking/WASGH/G-HHNR. All reservations should be received by the hotel no later than May 1, 2020. This discount may not be used in conjunction with any other discount, coupon or group rate. Any cancellations should be made three days prior to May 14, 2020 to avoid a one-night room and tax penalty.

Online Annual Report to Stockholders

We have filed an Annual Report on Form 10-K for the year ended December 31, 2019 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the 2019 Annual Report on Form 10-K (excluding exhibits) by writing to the Secretary, Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, Maryland 20814. We will charge an amount equal to the reproduction cost if the exhibits are requested. Our Annual Report on Form 10-K may also be accessed electronically on our website (www.hosthotels.com).

By Order of the Board of Directors

Julie P. Aslaksen

Secretary

Dated: April 3, 2020

APPENDIX A

HOST HOTELS & RESORTS

2020 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

ARTICLE 1.

PURPOSE

The purpose of the Host Hotels & Resorts 2020 Comprehensive Stock and Cash Incentive Plan (the “Plan”) is to promote the success and enhance the value of Host Hotels & Resorts, Inc., a Maryland corporation (the “Company”), and Host Hotels & Resorts, L.P., a Delaware limited partnership (the “Partnership”), by linking the personal interests of the Eligible Individuals to those of Company stockholders and by providing such Eligible Individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Eligible Individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

The Plan is an amendment and restatement of the 2009 Comprehensive Stock and Cash Incentive Plan as approved by the Board on March 12, 2009 and approved by the Company’s stockholders on May 14, 2009 (the “2009 Plan”). In the event that the Company’s stockholders do not approve this Plan, Awards granted under the 2009 Plan will continue to be subject to the terms and conditions of the 2009 Plan as in effect immediately prior to the date this Plan is approved by the Board.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1        “Amendment Date” shall mean the date on which this Plan, as amended and restated, is approved by the Board, subject to approval of this Plan by the Company’s stockholders.

2.2        “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standard or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.3        “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Stock Payment award, Stock Appreciation Rights, a Profits Interest Unit award or Other Incentive Awards which may be awarded or granted under the Plan (collectively, “Awards”).

2.4        “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic media, which shall contain such terms and conditions with respect to an Award as the Committee shall determine consistent with the Plan.

2.5        “Award Limit” shall mean with respect to Awards that shall be payable in shares of Common Stock or in cash, as the case may be, the respective limits set forth in Section 3.3 and Section 3.4.

2.6        “Board” shall mean the Board of Directors of the Company.

2.7        “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.8          “Committee” shall mean the Compensation Policy Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 11.1.

APPENDIX A

2.9          “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

2.10        “Company” means Host Hotels & Resorts, Inc.

2.11        “Company Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or of any Company Subsidiary.

2.12        “Company Subsidiary” means (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company or by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries, (ii) any partnership or limited liability company of which 50% or more of the capital and profits interests is owned, directly or indirectly, by the Company or by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company or by one or more other Company Subsidiaries or by the Company and one or more Company Subsidiaries; provided, however, that “Company Subsidiary” shall not include the Partnership or any Partnership Subsidiary.

2.13        “Director” shall mean a member of the Board, as constituted from time to time.

2.14        “Disability” or “Disabled” shall mean that the Holder either: (a) has been determined to be entitled to benefits under a disability insurance program that complies with the requirements of Treas. Reg. §1.409A-3(i)(4), or (b) if he is not a participant in such long-term disability insurance program, has been determined to be totally disabled by the Social Security Administration.

2.15        “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of cash dividends paid on Common Stock, awarded under Section 8.3.

2.16        “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.17        “Eligible Individual” shall mean any person who is an Employee or a Director, as determined by the Committee.

2.18        “Employee” shall mean any Company Employee or Partnership Employee.

2.19        “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.20        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.21        “Fair Market Value” shall mean, as of any given date, the value of a share of Common Stock determined as follows:

(a)           If the Common Stock is listed on any established stock exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market) or national market system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

APPENDIX A

(b)           If the Common Stock is not listed on an established stock exchange or national market system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)           If the Common Stock is neither listed on an established stock exchange or a national market system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Committee in good faith.

2.22        “Full Value Award” means any Award other than an Option, Stock Appreciation Right, or other Award for which the Holder pays the intrinsic value existing as of the date of grant (whether directly or by foregoing a right to receive a payment from the Company or any Subsidiary).

2.23        “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.24        “Holder” shall mean an Eligible Individual who has been granted an Award.

2.25        “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.26        “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.27        “Option” shall mean a right to purchase shares of Common Stock at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Directors shall be Non-Qualified Stock Options.

2.28        “Other Incentive Awards” shall mean Other Incentive Awards as described in Article 8.

2.29        “Partnership” shall mean Host Hotels & Resorts, L.P., a Delaware limited partnership.

2.30        “Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Host Hotels & Resorts, L.P., as the same may be amended, modified or restated from time to time.

2.31        “Partnership Employee” means any employee (as defined in accordance with Section 3401(c) of the Code) of the Partnership or any entity which is then a Partnership Subsidiary.

2.32        “Partnership Subsidiary” means (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Partnership or by one or more Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries, (ii) any partnership or limited liability company of which 50% or more of the capital and profits interests is owned, directly or indirectly, by the Partnership or by one or more Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Partnership or by one or more other Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries.

2.33        “Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Section 8.1.

APPENDIX A

2.34        “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a)           The Performance Criteria that shall be used to establish Performance Goals may include, but are not limited to, the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, return on invested capital, return on assets (gross or net), return on stockholders’ equity, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, associate or customer satisfaction, working capital, earnings per share, price per share of Common Stock, market share, earnings as a percentage of average capital, earnings as a multiple of interest expense, business unit economic earnings, total capital invested in assets, funds from operations, total shareholder return, any of which may be measured either in absolute terms, by comparison to comparable performance in an earlier period or periods, or as compared to results of a peer group, industry index, or other company or companies or business units.

(b)           The Committee may, in its sole discretion, provide that one or more adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

2.35        “Performance Goals” shall mean, for a Performance Period, one or more goals established by the Committee for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The achievement of each Performance Goal may be determined in accordance with Applicable Accounting Standards.

2.36        “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, a Performance Award.

2.37        “Plan” shall mean this Host Hotels & Resorts 2020 Comprehensive Stock and Cash Incentive Plan, as it may be amended or restated from time to time.

2.38        “Profits Interest Unit” means to the extent authorized by the Partnership Agreement, a unit of the Partnership that is intended to constitute a “profits interest” within the meaning of the Code, Treasury Regulations promulgated thereunder, and any published guidance by the Internal Revenue Service with respect thereto.

2.39        “REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

2.40        “Restricted Stock” shall mean Common Stock awarded under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.41        “Restricted Stock Unit” means an Award granted pursuant to Section 8.4 hereof.

2.42        “Securities Act” shall mean the Securities Act of 1933, as amended.

APPENDIX A

2.43        “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 9 hereof to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

2.44        “Stock Payment” shall mean (a) a payment in the form of shares of Common Stock, or (b) an option or other right to purchase shares of Common Stock, as part of a bonus, deferred compensation or other arrangement, awarded under Section 8.2.

2.45        “Subsidiary” means any Company Subsidiary or Partnership Subsidiary.

2.46        “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.47        “Termination of Service” shall mean:

(a)           As to a Director, the time when a Holder who is a Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company, the Partnership, or any Subsidiary.

(b)           As to an Employee, the time when the employee-employer relationship between a Holder and the Company, the Partnership, or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company, the Partnership, or any Subsidiary.

The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Committee otherwise provides in the terms of the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship shall be deemed to be terminated in the event that the Subsidiary employing such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

Notwithstanding the foregoing, with respect to any Award subject to the requirements of Code Section 409A, Termination of Service shall mean the termination of the Holder’s services determined in accordance with Treas. Reg. §1.409A-1(h). A transfer of employment within and among the Company, the Partnership and any member of a controlled group, as provided in Code Section 409A(d)(6), shall not be deemed a Termination of Service.

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1          Number of Shares.

(a)           Subject to Section 12.2 and Section 3.1(b) the aggregate number of shares of Common Stock which may be issued or transferred pursuant to Awards under the Plan is 25,537,350, which is inclusive of the number of shares of Common Stock issued or transferred pursuant to Awards under the 2009 Plan prior to the Amendment Date.

APPENDIX A

(b)           To the extent that an Award terminates, expires, or lapses for any reason, or an Award is settled in cash without the delivery of shares to the Holder, then any shares of Common Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any shares of Common Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall be counted against the number of shares available under Section 3.1(a). Any shares of Common Stock repurchased by the Company under Section 7.4 at the same price paid by the Holder so that such shares are returned to the Company will again be available for Awards. To the extent permitted by applicable law or any exchange rule, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Common Stock available for grant pursuant to the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. For purposes of determining the number of shares available under Section 3.1(a), shares of Common Stock subject to Stock Appreciation Rights shall be counted as one share for each Stock Appreciation Right awarded. Notwithstanding the provisions of this Section 3.1(b), no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

3.2          Stock Distributed. Any Common Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

3.3          Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 12.2, the maximum aggregate number of shares of Common Stock with respect to one or more Awards that may be granted to any one person during any fiscal year shall be 2,500,000 and the maximum aggregate amount of cash that may be paid to any one person during any fiscal year with respect to one or more Awards shall be $10,000,000, determined based on the value at the time of grant.

3.4          Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Committee may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Committee will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000. The Committee may make exceptions to this limit for individual non-employee Directors in extraordinary circumstances, as the Committee may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.

ARTICLE 4.

GRANTING OF AWARDS

4.1          Participation. The Committee may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

Notwithstanding any other provision of the Plan to the contrary, an Eligible Individual shall not be eligible to participate in the Plan and shall cease to be a participant in the Plan to the extent that the participation of such Eligible Individual would violate the ownership limits set forth in Article VIII of the Host Hotels & Resorts, Inc. Charter.

APPENDIX A

4.2          Award Agreement. Unless otherwise determined by the Committee, each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3          Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4          At-Will Employment. Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

4.5          Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Employees or Directors, or in order to comply with the requirements of any foreign stock exchange, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign stock exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3.1, Section 3.3 or Section 3.4; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign stock exchange. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act or any other securities law or governing statute or any other applicable law.

4.6          Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.

GRANTING OF OPTIONS

5.1          Granting of Options to Eligible Individuals. The Committee is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan. Each Option grant shall be evidenced by an Award Agreement that shall specify the exercise price for the Option, the term of the Option, the number of shares of Common Stock to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

APPENDIX A

5.2          Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not a Company Employee. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Committee, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any Subsidiary or parent corporation thereof (as defined in Section 424(e) of the Code), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted.

5.3          Option Exercise Price. The exercise price per share of Common Stock subject to each Option shall be set by the Committee, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

5.4          Option Term. The term of each Option shall be set by the Committee in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Committee shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the term of the Option term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Committee may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Option relating to such a Termination of Service.

5.5          Option Vesting.

(a)           The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company, the Partnership or any Subsidiary, any of the Performance Criteria, or any other criteria selected by the Committee. At any time after grant of an Option, the Committee may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

(b)           No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the Award Agreement or by action of the Committee following the grant of the Option.

5.6          Substitute Awards. Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

APPENDIX A

5.7          Substitution of Stock Appreciation Rights. The Committee may provide in the Award Agreement that the Committee, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, that such Stock Appreciation Right shall be exercisable with respect to the same number of shares of Common Stock for which such substituted Option would have been exercisable.

ARTICLE 6.

EXERCISE OF OPTIONS

6.1          Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Committee may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

6.2          Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Committee, or his, her or its office, as applicable:

(a)           A written or electronic notice complying with the applicable rules established by the Committee stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b)           Such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c)           In the event that the Option shall be exercised pursuant to Section 9.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option; and

(d)           Full payment of the exercise price and applicable withholding taxes to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 10.1 and 10.2.

6.3           Notification Regarding Disposition. The Holder shall give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

ARTICLE 7.

AWARD OF RESTRICTED STOCK

7.1          Award of Restricted Stock.

(a)           The Committee is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate. Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the periods of restriction, the number of shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

APPENDIX A

(b)          The Committee shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

7.2          Rights as Stockholders. Subject to Section 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Committee, all the rights of a stockholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including full voting rights with respect to the shares and the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Committee, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 7.3. Dividends paid on outstanding shares of Restricted Stock shall not be paid to the Holder of such Restricted Stock unless and until the shares of Restricted Stock to which such dividends relate vest.

7.3          Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions and vesting requirements as the Committee shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Committee, including, without limitation, criteria based on the Holder’s duration of employment or directorship with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Committee. By action taken after the Restricted Stock is issued, the Committee may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

7.4          Repurchase or Forfeiture of Restricted Stock. If no price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Award Agreement. The Committee in its sole discretion may provide that in the event of certain events, including the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

7.5          Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

ARTICLE 8.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS, RESTRICTED STOCK UNITS, PROFITS INTEREST UNITS AND OTHER INCENTIVE AWARDS

8.1           Performance Awards.

(a)           The Committee is authorized to grant Performance Awards to any Eligible Individual. The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined

APPENDIX A

by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular Eligible Individual. Performance Awards may be paid in cash, shares of Common Stock, or both, as determined by the Committee.

(b)           Without limiting Section 8.1(a), the Committee may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of Performance Goals, or such other criteria, whether or not objective, which are established by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee.

8.2          Stock Payments. The Committee is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Committee and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company, the Partnership or any Subsidiary, determined by the Committee. Stock Payments may but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

8.3          Dividend Equivalents.

(a)          Dividend Equivalents may be granted by the Committee based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. No Dividend Equivalent will be paid to a Holder unless and until the Award to which such Dividend Equivalent relates vests.

(b)          Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

8.4          Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Committee. The Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company, the Partnership or any Subsidiary, in each case on a specified date or dates or over any period or periods, as the Committee determines. The Committee shall specify the conditions and dates upon which the shares of Common Stock underlying the Restricted Stock Units shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code. On the distribution dates, the Company shall issue to the Holder one unrestricted, fully transferable share of Common Stock, or an amount in cash or other consideration determined by the Committee to be of equal value as of such distribution date, for each vested and nonforfeitable Restricted Stock Unit.

8.5          Profits Interest Units. Any Eligible Individual selected by the Committee may be granted an award of Profits Interest Units in such amount and subject to such terms and conditions as may be determined by the Committee; provided, however, that Profits Interest Units may only be issued to an Eligible Individual for the performance of services to or for the benefit of the Partnership (a) in the Eligible Individual’s capacity as a partner of the Partnership, (b) in anticipation of the Eligible Individual becoming a partner of the Partnership, or (c) as otherwise determined by the Committee, provided that the Profits Interest Units would constitute “profits interests” within the meaning of the Code, Treasury Regulations promulgated thereunder and any published guidance by the Internal Revenue Service with respect thereto. At the time of grant, the Committee shall specify the date or dates on which the Profits Interest Units shall vest and become nonforfeitable, and may specify such conditions to vesting as it deems appropriate. Profits Interest Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. The Committee shall specify the purchase price, if any, to be paid by the grantee to the Partnership for the Profits Interest Units.

APPENDIX A

8.6          Other Incentive Awards. The Committee may grant Other Incentive Awards to Eligible Individuals in such number, and upon such terms, and at any time and from time to time, as shall be determined by the Committee. Other Incentive Awards shall contain such terms and conditions as the Committee may from time to time specify and may be denominated in cash, in Common Stock, in Common Stock equivalent units, in Common Stock appreciation units, in securities or debentures convertible into Common Stock or in a combination of the foregoing and may be paid in cash or in Common Stock, all as determined by the Committee. Other Incentive Awards may be issued alone or in tandem with other Awards granted to a Holder. Each Other Incentive Award shall be evidenced by an Award Agreement that shall specify such terms and conditions as the Committee may determine.

8.7          Term. To the extent applicable, the term of an Award described in this Article 8 shall be set by the Committee in its sole discretion.

8.8          Exercise or Purchase Price. The Committee may establish the exercise or purchase price of an Award described in this Article 8; provided, however, that value of the consideration shall not be less than the par value of a share of Common Stock, unless otherwise permitted by applicable law.

8.9          Exercise upon Termination of Service. An Award described in this Article 8 shall only vest or be exercisable or distributable while the Holder is an Employee or member of the Board, as applicable. The Committee, however, in its sole discretion may provide that an Award described in this Article 8 may vest, be exercised or distributed subsequent to a Termination of Service in certain events, including the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 9.

AWARD OF STOCK APPRECIATION RIGHTS

9.1          Grant of Stock Appreciation Rights.

(a)           The Committee is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan; provided, however, that the term of any Stock Appreciation Right shall not be more than ten (10) years from the date of grant.

(b)           A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Committee may impose. Except as described in (c) below, the exercise price per share of Common Stock subject to each Stock Appreciation Right shall be set by the Committee, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c)           Notwithstanding the foregoing provisions of Section 9.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

APPENDIX A

9.2          Stock Appreciation Right Vesting.

(a)           The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Committee and the Committee may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company, the Partnership or any Subsidiary, or any other criteria selected by the Committee. At any time after grant of a Stock Appreciation Right, the Committee may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(b)           No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the Award Agreement or by action of the Committee following the grant of the Stock Appreciation Right.

9.3          Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Committee, or his, her or its office, as applicable:

(a)           A written or electronic notice complying with the applicable rules established by the Committee stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b)           Such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

(c)           In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 9.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.

9.4          Payment. Payment of the amounts determined under Section 9.1(b) shall be in cash, shares of Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Committee.

ARTICLE 10.

ADDITIONAL TERMS OF AWARDS

10.1        Payment. The Committee shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) shares of Common Stock (including, in the case of payment of the exercise price of an Award, shares of Common Stock issuable pursuant to the exercise of the Award) or shares of Common Stock held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required, provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Committee; provided, however, that no Holder shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company. The Committee shall also determine the methods by which shares of Common Stock shall be delivered or deemed to be delivered to Holders.

APPENDIX A

10.2        Tax Withholding. The Company, the Partnership or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Committee may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold shares of Common Stock otherwise issuable under an Award (or allow the surrender of shares of Common Stock). The number of shares of Common Stock which may be so withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the maximum statutory withholding rates (or such other rate as may be determined by the Company or, with respect to any person who is subject to the reporting requirements of Section 16(a) of the Exchange Act, the Committee, after considering any accounting consequences or costs) for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Committee shall determine the fair market value of the Common Stock, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

10.3        Transferability of Awards.

(a)           Except as otherwise provided in Section 10.3(b):

(i)        No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii)        No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii)        During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

(b)           Notwithstanding Section 10.3(a), the Committee, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Committee, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. For purposes of this Section 10.3(b), “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act, or any other transferee specifically approved by the Committee after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards. However, without approval of the Company’s stockholders, no action of the Committee may permit the transfer of Awards to a third-party financial institution.

APPENDIX A

(c)           Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Holder, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Holder is married and resides in a community property state, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time provided the change or revocation is filed with the Committee prior to the Holder’s death.

10.4        Conditions to Issuance of Shares and Profits Interests.

(a)           Notwithstanding anything herein to the contrary, the Company and the Partnership shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock or Profits Interest Units, as applicable, pursuant to the exercise or vesting of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance of such shares of Common Stock or Profits Interest Units is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Common Stock or Partnership interests are listed or traded, and the shares of Common Stock and Profits Interest Units, as applicable, are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)           All Common Stock certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Common Stock is listed, quoted, or traded. The Committee may place legends on any Common Stock certificate or book entry to reference restrictions applicable to the Common Stock.

(c)           The Committee shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Committee.

(d)           No fractional shares of Common Stock shall be issued and the Committee shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

(e)           Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Holder certificates evidencing shares of Common Stock issued in connection with any Award and instead such shares of Common Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan Committee).

10.5        Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Committee shall have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written or electronic instrument, that: (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Common Stock or Profits Interest Units underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award

APPENDIX A

(whether or not vested) shall be forfeited, if (b)(i) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Committee or (iii) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Committee, or as set forth in a written agreement between the Company and the Holder).

10.6        Prohibition on Repricing. Subject to Section 12.2, the Committee shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation in exchange for cash, another Award, or an Option or Stock Appreciation Right with a price per share that is less than the price per share of the original Option or Stock Appreciation Right. Subject to the preceding sentence of this Section 10.6 and Section 12.2, the Committee shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

10.7        Transfer of Shares to a Partnership Employee. As soon as practicable after the Company issues shares of Common Stock with respect to an Award (which was issued to and is held by a Partnership Employee in such capacity), then, with respect to each such Award:

(a)           The Company shall sell to the Partnership the number of shares equal to the number of shares deliverable with respect to such Award. The price to be paid by the Partnership to the Company for such shares shall be an amount equal to the product of (x) the number of shares multiplied by (y) the Fair Market Value of a share of Common Stock at the time of exercise or delivery less the amount paid by the Holder for such shares, if anything, pursuant to Section 10.1; and

(b)           The Company shall contribute to the Partnership an amount of cash equal to the sum of the amount paid by the Holder, if any, for such shares of Common Stock, and the amount paid by the Partnership under Section 10.7(a) and the Partnership shall issue an additional interest in the Partnership on the terms set forth in the Partnership Agreement.

10.8        Allocation of Payment. Notwithstanding the foregoing, to the extent that a Holder provides services to more than one of the Company, the Partnership, or any Subsidiary, the Company may, in its discretion, allocate the payment or issuance of shares of Common Stock with respect to any Awards exercised by or otherwise delivered to such Holder (and the services performed by the Holder) among such entities for purposes of the provisions of Section 10.7 in order to ensure that the relationship between the Company and the Partnership or such Subsidiary remains at arms-length.

ARTICLE 11.

ADMINISTRATION

11.1        Committee. The Compensation Policy Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and shall consist solely of two or more Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an “independent director” under the rules of the New York Stock Exchange (or other principal securities market on which shares of Common Stock are traded); provided, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or otherwise provided in any charter of the Committee. Except as may otherwise be provided in the Company’s Bylaws or any charter adopted establishing the Committee: (i) appointment of Committee members shall be effective upon acceptance of appointment; (ii) Committee members may resign at any time by delivering

APPENDIX A

written or electronic notice to the Board; and (iii) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.

11.2        Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and any Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement, provided that the rights or obligations of the holder of the Award that is the subject of any such Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 12.12. Any such grant or award under the Plan need not be the same with respect to each holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule are required to be determined in the sole discretion of the Committee.

11.3        Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.4        Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and sole discretion to:

(a)           Designate Eligible Individuals to receive Awards;

(b)           Determine the type or types of Awards to be granted to each Eligible Individual;

(c)           Determine the number of Awards to be granted and the number of shares of Common Stock or Profits Interest Units to which an Award will relate;

(d)           Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e)           Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Common Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)            Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)           Decide all other matters that must be determined in connection with an Award;

(h)           Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

APPENDIX A

(i)            Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j)            Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

11.5        Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

11.6        Delegation of Authority. To the extent permitted by applicable law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards; provided, however, that in no event shall an officer be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 12.

MISCELLANEOUS PROVISIONS

12.1        Term; Amendment, Suspension or Termination of the Plan.

(a)           The Plan, as amended and restated, shall become effective as of the Amendment Date. In the event that the Company’s stockholder’s do not approve this Plan, Awards granted under the 2009 Plan will continue to be subject to the terms and conditions of the 2009 Plan as in effect immediately prior to the date this Plan is approved by the Board.

(b)           Except as otherwise provided in this Section 12.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Committee, no action of the Committee may, except as provided in Section 12.2, (i) increase the limits imposed in Section 3.1 on the maximum number of shares which may be issued under the Plan, (ii) reduce the exercise price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, (iii) cancel any Option or Stock Appreciation Right in exchange for cash, another Award or an Option or Stock Appreciation Right with a price per share that is less than the price per share of the original Option or Stock Appreciation Right, or (iv) materially modify the requirements as to eligibility for participation in the Plan. Except as provided in Section 12.12, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides; provided, that in the event of a transaction described in Section 12.2, the authority of the Committee (or, if another legal entity assumes the obligations of the Company hereunder, of the board of directors, compensation committee or similar body of such other legal entity, as applicable) in taking the actions permitted or required by Section 12.2 hereof shall not be eliminated or diminished in any way by this sentence. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the Amendment Date.

12.2        Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)           In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any

APPENDIX A

other change affecting the Common Stock or other securities of the Company, or the share price of the Common Stock or other securities of the Company, other than an Equity Restructuring, the Committee shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, adjustments of the Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.

(b)           In the event of any transaction or event described in Section 12.2(a) or any unusual or nonrecurring transactions or events affecting the Company, the Partnership any affiliate of the Company, or the financial statements of the Company, the Partnership or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles.

(i)        To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii)        To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)        To make adjustments in the number and type of shares of the Company’s stock (or other securities or property, including Partnership interests) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)        To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v)        To provide that the Award cannot vest, be exercised or become payable after such event.

(c)           In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b):

(i)        The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted. The adjustments provided under this Section 12.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(ii)        The Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number

APPENDIX A

and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, adjustments of the Award Limit and adjustments of the manner in which shares subject to Full Value Awards will be counted).

(d)           The Committee may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(e)           No adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan or an Award to violate Section 422(b)(1) of the Code or other applicable law. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Committee determines that the Award is not to comply with such exemptive conditions.

(f)           The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(g)           No action shall be taken under this Section 12.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

(h)           In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock, including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

12.3        Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date this Plan, as amended and restated, is approved by the Board.

12.4        No Stockholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Award until the Holder becomes the record owner of such shares of Common Stock.

12.5        Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

12.6        Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, the Partnership or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, the Partnership or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees or Directors, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

APPENDIX A

12.7        Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock or Partnership interests and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

12.8        Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

12.9        Section 83(b) Election Prohibited. No Holder may make an election under Section 83(b) of the Code with respect to any Award under the Plan without the consent of the Company or the Partnership, which the Company or the Partnership may grant or withhold in its sole discretion.

12.10     Restrictions on Awards. This Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to an Award already granted under the Plan, such Award shall not be exercisable or payable:

(a)           To the extent that the grant, exercise or payment of such Award could cause the Holder to be in violation of the ownership limits set forth in Article VIII of the Host Hotels & Resorts, Inc. Charter; or

(b)           If, in the discretion of the Committee, the grant or exercise of such Award could impair the Company’s status as a REIT.

12.11      Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof.

12.12      Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance, the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

12.13      Claw-back Provisions. All Awards (including any proceeds, gains or other economic benefit the Holder actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any shares of Common Stock underlying the Award) will be subject to any Company claw-back policy, including any claw-back policy adopted to comply with applicable laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such claw-back policy or the Award Agreement.

APPENDIX A

12.14      No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

12.15      Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

12.16      Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Charter or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.17      Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12.18      Expenses. The expenses of administering the Plan shall be borne by the Company, the Partnership and its Subsidiaries.

* * * * *

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2020 Annual Meeting Proxy Card
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.
1. Election of Directors:
For Against Abstain For Against Abstain For Against Abstain
01 - Mary L. Baglivo 02 - Sheila C. Bair 03 - Richard E. Marriott
04 - Sandeep L. Mathrani 05 - John B. Morse, Jr. 06 - Mary Hogan Preusse
07 - Walter C. Rakowich 08 - James F. Risoleo 09 - Gordon H. Smith
10 - A. William Stein
For Against Abstain For Against Abstain
2. Ratify appointment of KPMG LLP as independent registered 3. Advisory resolution to approve executive compensation.
public accountants for 2020.
4. Approval of the 2020 Comprehensive Stock and Cash
Incentive Plan.
B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or in another representative capacity, please give full title as such.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

ADMISSION TICKET
HOST HOTELS & RESORTS, INC.
ANNUAL MEETING OF STOCKHOLDERS
FRIDAY, MAY 15, 2020, 11:00 A.M.
The Grand Hyatt Washington*
1000 H Street, N.W.
Washington, DC 20001
AGENDA
1. ELECTION OF DIRECTORS
2. RATIFY APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2020
3. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION
4. APPROVAL OF THE 2020 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN
TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING
* Due to the emerging public health impact of the global coronavirus (COVID-19) outbreak, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication.
If we take this step, we will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by the Company and available at www.hosthotels.com.
It is important that your shares be represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to submit your proxy instructions by telephone, via the Internet, or by completing and mailing the proxy card below. If you plan on attending the Annual Meeting, please mark the appropriate box on the proxy card below. Present this Admission Ticket to the Host Hotels & Resorts representative at the entrance.
Receive Future Proxy Materials Electronically
Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will send future proxy voting materials to you by email. To register for electronic delivery of future proxy materials, go to www.computershare.com/investor and sign up for electronic delivery.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The material is available at: www.proxydocs.com/HST
Small steps make an impact.
Help the environment by consenting to receive electronic
delivery, sign up at www.investorvote.com/HST
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — HOST HOTELS & RESORTS, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FRIDAY, MAY 15, 2020, 11:00 A.M.
The undersigned appoints Julie P. Aslaksen and Brian G. Macnamara, or either of them, as proxies. Each shall have the power to appoint his or her substitute. They are authorized to vote, as designated on the reverse side, all shares of Host Hotels & Resorts, Inc. common stock held of record by the undersigned on March 19, 2020 at the Annual Meeting of Stockholders to be held on May 15, 2020, or any adjournment or postponement thereof, and to otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.
This proxy when properly executed will be voted in the manner directed herein. If this proxy is executed but no instruction is made, this proxy will be voted FOR the election of each director and FOR proposals 2, 3 and 4. In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.
Your vote is important. Please vote immediately.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
(Items to be voted appear on reverse side)
C Non-Voting Items
Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance
Mark box to the right if
you plan to attend the
Annual Meeting.